Exhibit 99.1

PROVINCE OF MANITOBA ANNUAL REPORT

AND PUBLIC ACCOUNTS

MARCH 31, 2025

Available in alternate formats upon request.

Her Honour the Honourable Anita R. Neville, P.C., O.M.

Lieutenant-Governor of the Province of Manitoba

May It Please Your Honour:

I have the privilege of presenting, for the information of Your Honour, the Annual Report of the Province of Manitoba for the year ended March 31, 2025. This document completes the government’s accountability reporting for the year. The Report includes a review of the year’s results relative to the government’s budget. It also contains statistics and indicators of the financial health of the Province.

Included in this Annual Report are the year-end review, management’s financial statement discussion and analysis, the summary financial statements and the statutory reporting required in the Public Accounts.

Original Signed by

Honourable Adrien Sala
Minister of Finance

Office of the Minister of Finance

September 2025

TABLE OF CONTENTS

6

Where Does My Money Go?

Revenue and Expenses at a Glance

7

Introduction to the Annual Report

15

Budget Outcomes and Strategic

Infrastructure Investments

16

Budget Outcomes

23

Strategic Infrastructure Investments

25

Public Accounts of Manitoba

27

Introduction to the Public Accounts of Manitoba

28

Financial Statement Discussion and Analysis

36

Variance Analysis and Assessment of Significant Trends

51

Summary Financial Statements

121

Information Provided Under Statutory Requirement

166

Glossary of Key Terms

WHERE DOES MY MONEY GO?

REVENUE AND EXPENSES AT A GLANCE

The Manitoba government balances over $24 billion of revenue, including own-source revenue and federal transfers that flow to departments and other reporting entities.

As illustrated below, provincial revenue flows from 13 different sources to departments, their agencies and entities funded by government. This year, expenses exceed revenue by over $1 billion. Health care accounts for approximately 36 per cent (or $9 billion) of the total expenses.

The provincial net debt, which is a measure of total liabilities less financial assets, is $35.3 billion in 2024/25. The annual debt servicing costs are $2.3 billion.

Manitoba Revenue and Expenses, 2024/25

Millions of Dollars

Total Revenue: 24,344
Total Expenses: 25,493
Income Taxes: 5,558
Retail Sales Tax: 2,824
Other Taxes: 1,244
Education Property Taxes: 833
Tuition Fees: 509
Fees and Other Revenue: 2,273
Tobacco Settlement: 846
Net Income of GBEs: 687
Recovery from GBEs and Other Investment Earnings: 1,465
Equalization: 4,352
Canada Health Transfers: 1,885
Canada Social Transfers: 612
Other Transfers: 1,256
Own-Source Revenue: 16,239
Federal Transfers: 8,105
Health: 9,049
Education: 5,815
Social Services: 3,622
Debt Servicing: 2,316
Community Safety: 912
Roads, Infrastructure and Flood Protection: 585
Farm and Food Industries: 505
Communities: 642
Sport, Culture, Heritage and Tourism: 116
Procurement and Capital Assets: 445
Parks and Protected Spaces: 273
Economy: 361
Emergencies: 30
Running Government: 397
Tobacco Settlement: 425
Source: Manitoba Finance

6        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

INTRODUCTION TO THE ANNUAL REPORT

Manitoba’s Annual Report and Public Accounts, for the fiscal year ending March 31, 2025, reflects the net financial result of the year’s operations for the Manitoba government. The government reporting entity includes government departments, other reporting entities, government business enterprises and partnerships.

2024/25 Financial Results Explained:

Fiscal Position

The government’s summary financial position, as at March 31, 2025, is a deficit of $1,149 million, which reflects an $822 million or 42 per cent year-over-year improvement in comparison to the previous year’s deficit of $1,971 million. The deficit increased by $353 million relative to Budget 2024/25.

The financial results for the year ending March 31, 2025, were influenced by a combination of factors that placed significant upward pressure on expenses which was only partially offset by a net increase in revenue, resulting in an overall increase to the deficit compared to budget.

Total summary revenue is $1,007 million higher than budget. The increase in revenue compared to budget predominately reflects the recognition of $846 million of revenue in 2024/25 related to a settlement agreement in Canada under the Companies’ Creditors Arrangement Act arising from litigation against three major tobacco companies for health care-related costs.

Total summary expense is $1,360 million higher than budget. The increase in expenses compared to budget predominately reflects one-time year-end adjustments for items such as environmental liabilities, increased costs in Health, Seniors and Long-Term Care and recognition of an additional $425 million of expenses in relation to the tobacco settlement. The tobacco settlement expense includes an allowance for doubtful accounts in the amount of $396 million that was established in recognition of the significant uncertainty over the amount and timing of the future payments related to the tobacco settlement and $29 million of legal fees that were expensed in 2024/25. The net impact of the tobacco settlement on the 2024/25 consolidated statement of operations is $421 million.

If the adjustment related to the tobacco settlement and other year-end adjustments to expenses had not materialized after the 2024/25 third quarter forecast, the actual 2024/25 deficit would have further improved.

Government net debt, the difference between total liabilities and financial assets, is an important measure of fiscal sustainability. Changes in net debt are driven by changes in the deficit and changes in the level of capital spending including asset retirement obligations. Net debt is $160 million lower than budget. Manitoba’s net debt as a per cent of the economy (GDP) is 36.9 per cent, which is a decrease of 1.6 percentage points from the budget estimate of 38.5 per cent.

Debt servicing is $52 million higher than budget, at $2,316 million.

INTRODUCTION TO THE ANNUAL REPORT        7

At a Glance: Financial Results

	2025		2024	Change from

	Budget Restated	Actual	Restated	Budget	2024

	(Millions of Dollars)

Revenue	23,337	24,344	21,792	1,007	2,552

Expenses	21,869	23,177	21,607	1,308	1,570

Debt Servicing	2,264	2,316	2,156	52	160

Operating Surplus (Deficit)	(796)	(1,149)	(1,971)	(353)	822

Net Debt	35,421	35,261	32,316	(160)	2,945

Net Debt to GDP	38.5%	36.9%	35.2%	(1.6)	1.7

2024/25 Financial Results Explained:

Economic Factors

The Manitoba economy displayed moderate growth performance through the 2024/25 fiscal year, though at the slowest pace since the COVID-19 pandemic. Loosening monetary policy and strong population growth helped to spur economic activity beyond what was expected in Budget 2024, but uncertainty surrounding U.S. tariffs has dampened business investment, and introduced significant downside risks to Manitoba’s growth trajectory.

After adjusting for inflation, Manitoba’s real gross domestic product (GDP) at basic prices expanded by 1.1 per cent in 2024, below Canada’s average of 1.6 per cent, according to preliminary estimates from Statistics Canada released on May 1, 2025. Real GDP growth in 2024 was above the expectation of 0.6 per cent forecasted in Budget 2024.

Annual Growth in Real Gross Domestic Product at Basic Prices, 2024

Although goods-producing industries showed only weak growth in 2024 following a contraction in 2023, the expansion of service-producing industries kept Manitoba’s overall growth positive. Other services had the highest growth among individual industries in 2024, up 3.8 per cent from 2023, followed by Arts, entertainment and recreation (+3.5 per cent). Arts, entertainment, and recreation continues to show strong growth following a two-year contraction during the pandemic, albeit at a lower rate of growth. Utilities experienced the largest decline among industries for the second year in a row, down 5.1 per cent. This decline is likely due to Manitoba Hydro, the body responsible for the province’s most significant utility, posting a net loss of $63 million in 2024/25. Manitoba Hydro’s financial position was attributable in part to low water conditions, which reduced the amount of excess energy that could be sold in wholesale markets, and increased the demand for power imports. Agriculture, forestry, fishing and hunting also saw a decline (-1.3 per cent), likely due to a drop in the price of canola and wheat in 2024.

8        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

Annual Growth in Real Gross Domestic Product at Basic Prices by Industry, Manitoba, 2024

Employment in Manitoba increased by 2.5 per cent in 2024, following the trend of strong but moderating growth post-pandemic, well above the 1.2 per cent growth forecasted in Budget 2024. As displayed in the chart below, employment levels are beginning to flatten slightly following strong growth over the past year. Manitoba’s average unemployment rate was 5.4 per cent for 2024, tied for second lowest among Canadian provinces, lower than the 5.7 per cent forecasted in Budget 2024, and lower than Canada’s average of 6.3 per cent. Possibly a result of escalating trade tensions, the unemployment rate has crept up slightly in 2025, and sat at 6.0 per cent in March, at the end of the fiscal year. Still, this was the third lowest rate among provinces and below the Canadian average of 6.7 per cent. Reflecting a strengthening labour market, compensation of employees has continued to grow. Manitoba’s average weekly earnings increased by 3.6 per cent in 2024, after rising by 4.5 per cent in 2023. From January 2025 to March 2025, the average hourly wage rate was up by 2.5 per cent from the same period in 2024.

Manitoba Employment, Seasonally Adjusted & Trend-Cycle, March 2024 to March 2025

INTRODUCTION TO THE ANNUAL REPORT        9

Consumer Price Index, All-Items, Manitoba & Canada, March 2024 to March 2025

Consumer inflation, as measured by Statistics Canada’s all-items consumer price index (CPI), rose by 1.1 per cent on average in 2024, much lower than the 2.5 per cent forecasted in Budget 2024, lowest among the provinces, and below the Canadian average of 2.4 per cent. Following a period of persistently high inflation, the Bank of Canada (BoC) began to lower its policy interest rate in June 2024, dropping it 225 basis points over the 2024/25 fiscal year. One factor that contributed to Manitoba’s low inflation rate in 2024 was the gas tax holiday, which the Manitoba Bureau of Statistics estimated reduced inflation by 0.4 percentage points. While inflation remained within the BoC’s 1 to 3 per cent target range for all of 2024, the inflation rate has started to increase in the first three months of 2025. At the end of the fiscal year in March 2025, Manitoba’s inflation rate was 3.0 per cent, above the Canadian average of 2.3 per cent. This relatively higher inflation level results from a smaller year-over-year decline in gas prices relative to other provinces. Energy prices in Manitoba declined by 7.0 per cent from July 2024 to July 2025, compared to a larger 16.1 per cent drop nationally. Despite this, Manitoba still has lower fuel prices than the Canadian average. The Bank of Canada has been holding the policy rate steady, as it monitors the impacts of U.S. tariffs on the economy, with future cuts expected if inflation continues to trend downward.

2024/25 Financial Results Explained: Revenue

Overall, revenue was $1,007 million higher than budget. The majority of the increase was driven by the tobacco settlement. There were also net increases in taxation revenue, fees and other revenue and recovery from government business enterprises (GBEs) and other investment earnings that were partially offset by decreases in federal transfers and net income of government business enterprises.

Key Changes to 2024/25 Revenue

(Millions of Dollars)

Summary Budget – Revenue	23,337

Taxation Revenue

Individual Income Tax	(405)

Corporation Income Tax	375

Retail Sales Tax	70

Corporations Taxes	77

Other Taxes	18

Total Changes in Taxation Revenue	135

Fees and Other Revenue excluding	132

Tobacco Settlement

Tobacco Settlement	846

Federal Transfers	(186)

Government Business Enterprises (GBEs)	(131)

Recovery from GBEs and Other	111

Investment Earnings

Contingency	100

Net Increase in Revenue	1,007

2024/25 Revenue	24,344

10        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

Individual Income Tax revenue is $405 million or 8.7 per cent lower than budget due to lower tax assessments from the Canada Revenue Agency (CRA) for the 2024 tax year relative to the estimates used for Budget 2024.

Corporation Income Tax revenue is $375 million or 40.8 per cent higher than budget due to an improvement in CRA 2024 corporate tax assessments relative to estimates used for Budget 2024.

Retail Sales Tax revenue is $70 million or 2.5 per cent higher than budget mainly due to a stronger than estimated increase in household spending on services.

Corporations Taxes is $77 million or 21.0 per cent higher than budget mainly due to stronger performance within the mining industry.

Fees and Other revenue excluding tobacco settlement is $132 million or 5.0 per cent higher than budget largely due to an increase in pharmaceutical rebates and non-insured patient revenue and recoveries in the health sector.

Tobacco settlement revenue of $846 million is based on the net present value of estimated future payments. Additional details on the tobacco settlement are provided in Note 20 of the summary financial statements.

Federal Transfers are $186 million, or 2.2 per cent lower than budget mostly due to a $137 million decrease in the Canada-Manitoba Canada-Wide Early Learning and Child Care Agreement as a result of the annual re-negotiation of the Canada-Manitoba Action Plan. There are corresponding reductions in capital and grant expenses in Education and Early Childhood Learning. Municipal and Northern Relations reported a $102 million decrease in Investing in Canada Infrastructure Program revenue primarily due to delays in project progress caused by weather conditions, supply chain issues, and contractor/labour shortages. This was offset by a corresponding decrease in Municipal and Northern Relations expense.

Net Income of Government Business Enterprises is $131 million or 16.0 per cent lower than budget reflecting a decline in net income from Manitoba Hydro. Manitoba Hydro’s net loss is primarily driven by lower domestic revenues and lower extraprovincial revenues. Domestic electric revenues were below budget largely due to lower heating load requirements. Extraprovincial revenues were down due to low water conditions which resulted in reduced opportunity for net export revenue. Manitoba Liquor and Lotteries Corporation is reporting a $15 million increase compared to budget, due to higher net income from cannabis and casino operations as well as lower operating expenses. The following table summarizes the results of the GBEs:

Net Income of Government Business Enterprises (GBEs)	2024/25 Budget	2024/25 Actual	2023/24 Actual

	(Millions of Dollars)

Manitoba Liquor and Lotteries Corporation	715	730	732

Deposit Guarantee Corporation of Manitoba	39	39	33

Manitoba Hydro-Electric Board	88	(63)	(172)

Manitoba Public Insurance Corporation	(24)	(19)	(129)

Total Net Income from GBEs	818	687	464

Recovery from GBEs and Other Investment Earnings are $111 million over budget due to higher than anticipated investment balances and favourable interest rates.

INTRODUCTION TO THE ANNUAL REPORT        11

2024/25 Financial Results Explained: Expenses

Expenses were $1,360 million higher than budget. The increase in expenses was largely attributable to provisions for other one-time year-end adjustments, over expenditures in the health care sector, and the costs associated with the tobacco settlement.

To accommodate the increased expenses in the health sector, a special warrant was issued in February. The special warrant provided $390 million in additional operating expenditure authority for Manitoba Health, Seniors and Long-Term Care and $15 million in loan authority for the Manitoba Student Aid lending program in Advanced Education and Training.

Additional Expenditure Authority	$ Millions

Health, Seniors and Long-Term Care – Part A	390

Advanced Education and Training – Part C	15

Total additional expenditure authority	405

Key Changes to 2024/25 Expenses

(Millions of Dollars)

Summary Budget – Expenses	24,133

Expense Variances:

Families	745

Health, Seniors and Long-Term Care	445

Tobacco Settlement	425

Environment and Climate Change	74

Debt Servicing	52

Agriculture	(96)

Municipal and Northern Relations	(103)

Enabling Appropriations	(123)

Other net changes	(59)

Net Increase in Expenses	1,360

2024/25 Expenses	25,493

Families’ variance of $745 million over budget is mainly due to one-time year-end adjustments.

Several factors contributed to the $445 million increase in Health, Seniors and Long-Term Care expenses compared to budget, including over-expenditures in the health authorities, increased fee-for-services costs related to the Physician Service Agreement and price and volume increases in Pharmacare, mainly due to the cancer drug treatment program. Inflation pressures caused supply costs to increase.

The tobacco settlement expense of $425 million includes an allowance for doubtful accounts in the amount of $396 million that was established in recognition of the significant uncertainty over the amount and timing of the future payments related to the tobacco settlement and $29 million of legal fees that were expensed in 2024/25. Additional details on the tobacco settlement are provided in Note 20 of the summary financial statements.

Environment and Climate Change’s variance of $74 million over budget is mainly due to the recognition of one-time year-end adjustments.

Debt Servicing costs are $52 million over budget largely due to increased volume of borrowings and long-term interest rates. Borrowing also occurred earlier in the year than anticipated.

Agriculture’s variance of $96 million under budget reflects a decrease in current year AgriInsurance premiums due to a decrease in program coverage from high excess moisture claims following wet spring conditions which caused a decrease in the number of seeded acres compared to budget.

Municipal and Northern Relations’ variance of $103 million under budget is primarily due to Investing in Canada Infrastructure Program projects that were delayed due to weather conditions, supply chain issues and labour shortages. This is fully offset by a decrease in federal revenue.

12        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

Enabling Appropriations had a 2024/25 restated budget of $795 million, including $755 million in Internal Services Adjustments, Contingencies and Limited-Term Funding and $40 million in the Green and Carbon Reduction Fund. Throughout the year, $638 million of authority for Internal Services Adjustments, Contingencies and Limited-Term Funding was allocated to departments as required. Contingencies funded from this appropriation included $444 million related to 2024/25 salary increases as a result of the settlement of several collective agreements. Other contingencies funded from this appropriation included $40 million for projects approved under the Strategic Economic Initiatives Fund, $19 million for landfill search efforts, and $15 million for various initiatives in Health, Seniors and Long-Term Care.

2024/25 Financial Results Explained:

Accounting Matters

The summary financial statements are prepared in accordance with the Canadian Public Sector Accounting Standards (PSAS).

The government did not implement any new accounting standards in 2024/25.

INTRODUCTION TO THE ANNUAL REPORT        13

Budget Outcomes and Strategic Infrastructure Investments For the year ended March 31, 2025

BUDGET OUTCOMES

This section reports on the Manitoba government’s budget outcomes related to investments included in the Budget 2024 Highlights. It also reports on the outcomes of new initiatives announced during the year.

Affordability Outcomes

•

Families invested $10 million in 2024/25 to support the indexation of Rent Assist benefits for approximately 27,000 households who received income assistance and had shelter costs, as well as 9,300 other low-income households renting in the private market who were not receiving income assistance.

•

Municipal and Northern Relations supported implementation of the Manitoba School Tax Rebate being applied directly to the municipal property tax notices. Residential and farm property owners received a 50 per cent rebate on school taxes for 2024 which was applied directly to their property tax notices. Other property owners received a 10 per cent rebate on school taxes for 2024 applied to their property tax notices.

•

Agriculture, through the Sustainable Canadian Agricultural Partnership, provided $360,000 to support Direct Farm Manitoba’s Manitoba Community Food Currency Program (MCFCP) as part of a three-year, $1.08 million commitment through March 2026. In 2024, the MCFCP provided 842 families in need with at least $28 per week in food currency over 14 weeks to spend at participating farmers’ markets in Manitoba. Participants purchased locally grown and processed food directly from 123 farmers over the season.

•

Government provided a two per cent increase in municipal operating grant funding to all municipalities including Northern Affairs Communities in Manitoba for a total investment of $221 million in unconditional funding in 2024/25.

•	Education and Early Childhood Learning implemented a $30 million universal school nutrition program to ensure that healthy food was available in every public school for every student who needed it.

•

Manitoba opened or committed 11,000 new child care spaces for children ages 0-6 and 4,900 school-age spaces, totalling over 15,900 new child care spaces throughout the province since the start of the Canada-Wide Early Learning and Child Care Agreement in 2021/22. Government successfully negotiated extensions of the Canada-Manitoba Early Learning and Child Care Agreements, for a total commitment of an additional $1.9 billion over five years ending March 31, 2031.

•

Advanced Education and Training added $500,000 to the Manitoba Scholarship and Bursary Initiative for a total of $10.5 million. The additional amount is dedicated to increasing awards for Indigenous students. 4,471 Indigenous students and 21,434 total students received awards from this initiative. Government also changed the matching amount for scholarships and bursaries for Indigenous students. Instead of adding $1 to every $2 donated, government now matches each private dollar with $1.

•

Government provided immediate relief to families by lowering fuel costs. For calendar year 2024, fuel tax was suspended on gasoline, diesel and marked gasoline. On January 1, 2025, the Province of Manitoba introduced a permanent cut of 10% to the fuel tax rate on gasoline, diesel and marked gasoline.

•

Government doubled the maximum annual eligible expense amount for the Fertility Treatment Tax Credit from $20,000 to $40,000 for the 2024 tax year, which in turn doubled the available annual credit from $8,000 to $16,000. This enhancement improves benefits under the program for Manitobans facing higher fertility treatment costs.

•	Government introduced a new Rental Housing Construction Incentive Tax Credit to kickstart construction of rental units and support the addition

16        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

of affordable rental units. The tax credit provides $8,500 for the construction of new market-rate rental units and $13,500 for units classified and maintained as affordable units for at least a period of 10 years.

•	Government introduced Bill 31 to increase competition in the grocery sector, aiming to make food more affordable for Manitobans through property control reforms.

•

Housing, Addictions and Homelessness allocated $23 million to non-profit housing partners that included $6.3 million in federal funding under the National Housing Strategy to create new social and affordable housing units.

•

Government invested $124 million to build and maintain social and affordable housing and launched Your Way Home: Manitoba’s Plan to End Chronic Homelessness which will address the shortage of housing and supports needed to end chronic homelessness.

Health Care Outcomes

•

Health, Seniors and Long-Term Care hired a net total of 1,255 new frontline healthcare workers, exceeding the established target. This figure accounts for attrition and represents a true net increase in staffing levels across the system. The hires spanned all categories of frontline healthcare roles, contributing significantly to the system’s operational readiness and long-term sustainability.

•

Government expanded access to care by opening four new clinics across the province: two Minor Illness and Injury Clinics in Brandon and Winnipeg, and two Extended Hours Primary Care Clinics at Access Winnipeg West and Concordia Health Centre. These clinics offer extended hours, with same- or next-day appointments available online or on a walk-in basis, supporting timely access to primary care for families beyond traditional hours.

•

Health, Seniors and Long-Term Care improved access to gender-affirming care in Manitoba by streamlining referral processes and investing in services for adults at Klinic Community Health Centre and youth at Gender Diversity and Affirming Action for Youth. These changes enable more individuals to receive timely, appropriate care, positively impacting their mental health and well-being. Simplified referral requirements have reduced wait times for trans health programs, supporting more equitable access to essential services for those seeking gender-affirming care across the province.

•

Government supported culturally safe, person-centred sexually transmitted blood-borne infection (STBBI) care for underserved groups. Government invested over $3 million to expand HIV services at Health Sciences Centre and Nine Circles and to develop the Program to Access Treatment for HIV and Support (PATHS) program. Manitoba provided $957,000 to enhance Indigenous-led mobile care through the Aboriginal Health and Wellness Centre. Manitoba continued support for Ka Ni Kanichihk’s Sexual Wellness Lodge and engaged Indigenous and community organizations in STBBI response planning.

•

Health, Seniors and Long-Term Care advanced implementation of the new Manitoba HIV Medication Program and the Manitoba Prescription Birth Control Program. These initiatives provide deductible-free access to HIV treatment and contraceptive medications for eligible Manitobans, helping to reduce financial barriers and improve equitable access to essential care.

•	Government invested $1.3 million to support mobile withdrawal management services in Thompson and surrounding areas.

•

Housing, Addictions and Homelessness continued the development of the Suicide Prevention Strategy with a focus on youth, Indigenous, and 2SLGBTQQIA+ communities, while investing $100,000 to expand Peer Support Services, and $150,000 to support Manitoba First Nations suicide prevention training.

Economic Outcomes

•

Manitoba Agricultural Services Corporation (MASC), insured $4.96 billion in liability through AgriInsurance, covering 9.9 million acres and over 7,300 farm operations, issuing $246.9 million in indemnities to Manitoba producers facing production shortfalls and quality losses. This included $34 million to producers related to excess moisture, as spring rainfall exceeded 100 per cent of normal levels across much of the province. Additionally, $16 million in compensation,

BUDGET OUTCOMES AND STRATEGIC INFRASTRUCTURE INVESTMENTS        17

cost shared with the federal government, was paid for crop and livestock losses caused by wildlife under the Wildlife Damage Compensation Program.

•

Agriculture approved 182 projects in 2024/25, including $1.5 million in provincial and $4.1 million in federal funding, under the Climate Change and Environment Beneficial Management Practices programming through Sustainable Canadian Agricultural Partnership (CAP). In addition, Agriculture approved $4.97 million over three years through the Sustainable CAP supporting 36 research projects, including funding to the Manitoba Crop Alliance, the University of Manitoba, and the Manitoba Pulse and Soybean Growers Association. Projects focus on science-based solutions enhancing resilience, adaptation to climate change, and leveraging digital technologies in agriculture.

•

Business, Mining, Trade and Job Creation invested in high quality skills training to Manitobans in high-demand occupations, including jobs in health care, construction, and transportation sectors. This includes providing over $1.0 million, through the Internationally Educated Nurses Program, to support internationally educated nurses to obtain certification in Manitoba, with 42 program participants successfully obtaining employment in 2024/25. In addition, $492,300 was provided to support 96 participants to pursue careers as early childhood educators, which improves access to affordable childcare in Manitoba.

•

Business, Mining, Trade and Job Creation delivered a range of employment services to 33,449 Manitoba job seekers, both directly and through partnership with community organizations across Manitoba. These services helped to ensure Manitobans had the skills and knowledge needed to secure good jobs. Clients served included 7,944 Indigenous Manitobans, 12,230 young people under 30, 14,477 females, 4,930 persons with disabilities, and 13,063 newcomer job seekers.

•

Manitoba registered 2,730 new apprentices in 2024/25. As at March 31, 2025, Manitoba had 11,628 active apprentices, including 1,427 female apprentices, 1,676 Indigenous apprentices, as well as 866 active apprentices in the High School Apprenticeship Program. This represents a 5 per cent year-over-year increase in the number of women apprentices in non-traditional trades and an increase of 12 per cent in enrolment of Indigenous apprentices compared to 2023/24.

•

Business, Mining, Trade and Job Creation helped 49 Manitoba small businesses raise $25 million during the 2024 tax year through three equity tax credits: the Small Business Venture Capital Tax Credit, the Community Enterprise Development Tax Credit, and the Employee Share Purchase Tax Credit.

•

Government released the Securing Our Critical Mineral Future strategy, which will help us unlock our full mining potential by working closely with Indigenous Nations and industry to deliver the critical minerals the world needs, create more good-paying jobs and bring new investments and opportunities to northern Manitoba communities.

•

To support critical mineral development as outlined in the Critical Minerals Strategy, Government invested $1.5 million in a partnership with the Mining Association of Manitoba to launch a global marketing campaign promoting the province’s critical minerals, aiming to attract international investment and diversify export markets.

•	Government provided $806,700 in funding to Centre culturel franco-manitobain to stimulate local economic activity and provide vital stability to the social fabric of the Francophone community.

•

Government provided $13.7 million to the Manitoba Arts Council, and $3 million was provided to Manitoba Centennial Centre Corporation to support the needs of staff, artists, and audiences. Investments in Manitoba’s arts and culture sector generate $1.75 billion in GDP and support over 21,000 jobs.

•

Sport, Culture, Heritage and Tourism provided $ 4.4 million to the film and music production industries, $4 million of which was distributed through Manitoba Film and Music. This investment helped to attract and build production volume, including local, Canadian, and foreign service productions. Sixty-four film and television projects were produced with 59 per cent of them by Manitoba-owned or co- owned companies.

•	Government invested $167.7 million in critical infrastructure projects in the City of Winnipeg and

18        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

municipalities with the focus on areas like renewal, innovation, and climate resiliency, supporting projects that enhance economic development and improve community well-being. For example, Government provided $30 million to support the City of Winnipeg’s North End Water Pollution Control Centre upgrades.

•

The Governments of Canada and Manitoba jointly announced the remaining approved seven Investing in Canada Infrastructure Program (ICIP) projects which will receive more than $15.7 million of federal funding, as well as a $36.6 million provincial contribution, to support critical water and ventilation infrastructure upgrades in communities across Manitoba. ICIP distributed $131 million in federal funding in 2024/25 and will deliver $1.18 billion in federal funding across five program streams to support Manitoba’s infrastructure priorities through to 2033.

•

Government negotiated and finalized a 10-year agreement under the Canada Housing Infrastructure Fund (CHIF), securing $209.8 million in federal funding, with a matching provincial commitment of more than $166 million to support housing-enabling infrastructure priorities through investments in drinking water, wastewater, storm water and solid waste. These investments will support the construction of more homes and meet the growing demand for affordable housing, critical drinking water and wastewater infrastructure projects across Manitoba, including the City of Winnipeg’s North End Water Pollution Control Centre – Biosolids project.

•	Transportation and Infrastructure implemented the 2024 Multi-year Infrastructure Investment Strategy by investing $540 million in capital projects.

•

Government launched and allocated $4 million to the Indigenous Economic Development Fund to advance Indigenous economic development initiatives. Manitoba also continued annual funding to the First People’s Economic Growth Fund with a grant of $2.7 million to support financing and concierge services and foster business and economic opportunities for First Nations in Manitoba.

•	Natural Resources and Indigenous Futures continued annual funding to the Communities Economic Development Fund (CEDF) with a grant of

$1.8 million to support entrepreneurs, businesses and communities in northern Manitoba. The fund offers business and commercial fishing loans and supports mineral resource development to drive economic growth and good jobs in northern Manitoba. The CEDF approved $6.2 million in business loans and $2.4 million in fisheries loans in 2024/25.

Community Outcomes

•

Government invested $7 million in community agencies to address encampments by enhancing drop-in services, providing flexible funding, developing supportive housing and supporting shelters to operate as 24/7 service hubs in cold weather.

•

Families allocated over $12 million to support community organizations in delivering services for adults with intellectual disabilities transitioning from the Manitoba Development Centre. This funding ensured continuity of care, supported community integration, and aligned with the province’s goal of deinstitutionalization and inclusive living. A total of 55 participants transitioned into community through the 2024/25 fiscal year, for a total cost of $11.2 million.

•

Families provided $2.48 million to Brokenhead Nation, Long Plain First Nation and Waywayseecappo First Nation to stand up new service delivery entities to support Nations on the path to Indigenous jurisdiction over child and family services.

•

Families provided $10.5 million to Indigenous Authorities/Agencies to support the implementation of customary and kinship care agreements. These agreements support children by providing options so they can remain with family and within their communities. This helps ensure familial, community, and cultural ties are maintained. Parents benefit from continued connection and involvement with their child; they also avoid adversarial court processes and continue to have a decision-making role with their child. Children benefit from remaining connected to their family, community and culture.

•

Labour and Immigration invested $7.2 million on the Newcomer Community Integration Support (NCIS) program to ensure the provision of robust settlement and integration services and $500,000 for Ukrainian

BUDGET OUTCOMES AND STRATEGIC INFRASTRUCTURE INVESTMENTS        19

Canadian Congress to continue providing settlement supports and services for Ukrainian newcomers.

•

Municipal and Northern Relations distributed $11.09 million, reflecting an increase of two per cent over prior year, in operational and maintenance funding to support the delivery of Local Government Services Programs across 48 Northern Affairs communities, contributing to improved infrastructure reliability, service continuity, and local capacity building.

•

Sport, Culture, Heritage and Tourism committed $5 million to support the YMCA-YWCA of Winnipeg Inc.’s Downtown Y redevelopment “Heart of the City Campaign” project, with $4 million in funding provided in 2024/25. This initiative aims to revitalize and redevelop the Downtown Y into a new community hub, emphasizing accessibility, community partnerships, expanded childcare spaces, additional classrooms for mental health and newcomer programs, and more areas for community engagement and recreation, including a new indoor splash pad.

•

Government invested $13.7 million in the initial stages of the $48.6 million project to rehabilitate the Louis Riel Bridge in Ste. Agathe to ensure safe and efficient movement of people, goods and services.

•

Government renewed the Canada-Manitoba Agreement on Minority-Language Education and Second Official-Language Instruction 2024/25 to 2027/28. In the 2024/25 fiscal year, the total cost of initiatives supported by the bilateral agreement amounted to $48 million, with Canada contributing $18 million and Manitoba $30 million.

•

Advanced Education and Training partnered with Yellowquill University College to provide degree granting status for its First Nations Bachelor of Education program. This certifies their graduates to teach in every school across the province, leading to more support for children and youth in their K-12 education.

Community Safety Outcomes

•

Justice provided $11.1 million to support the expansion of the Manitoba First Nations Police Service (MFNPS), including expansion of two new First Nations, an increase in frontline staffing, and development of a

Criminal Investigations Unit, a Community Support Unit, and a new Court Records Unit.

•

Justice continued its commitment to enhancing public safety and supporting municipalities by allocating a total of $57.1 million to municipal policing across the province. Through the Urban Policing Grants (UPG) program, $31.4 million was distributed to 45 municipalities, helping to ease the financial burden of local policing responsibilities. Additionally, under the Public Safety Basket (PSB), the department provided $24.2 million to the Winnipeg Police Service and $1.5 million to the Brandon Police Service, contributing to a total of $8.9 million in policing funding for the City of Brandon.

•

Government launched the Security Rebate Program, which offered homeowners, renters, and small businesses up to $300 to offset the cost of security upgrades. This rebate provided financial assistance to thousands of Manitobans, helping them feel safer in their homes, businesses, and communities. Through the Security Rebate Program, 8,769 applications were processed and $1.9 million was distributed to Manitobans for home security upgrades, enhancing safety and community well-being.

•

Justice launched the enhanced Electronic Monitoring Program as part of the Bail Reform Plan in August 2024, providing enhanced supervision supports for offenders with community-based sentences and release orders through real-time, 24/7 GPS location tracking services. The program expanded into rural communities and now includes additional supports for victims of interpersonal violence.

•

Government launched the Mino’Ayaawag Ikwewag “All Women Doing Well” Provincial Strategy. The aim of the strategy is to increase the safety and well-being of Indigenous women, girls and 2Spirit people in Manitoba. Manitoba allocated $20 million to support the development and implementation of this strategy. From this allocation, $15 million was invested into an Endowment Fund held by the Winnipeg Foundation which will go directly towards supporting families and communities impacted by MMIWG2S+, and $5 million went to supporting 24 community initiatives whose efforts will increase the safety and well-being of

20        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

Indigenous women, girls, 2Spirit and gender-diverse people. The initiatives span across the 10 pillars of the strategy to address prevention, healing and empowerment efforts across Manitoba.

•

Municipal and Northern Relations, through the From the Ground Up – Safe, Healthy Communities for All program (FGP), provided grant funding of $12.7 million dedicated to the revitalization of high-need areas throughout Manitoba and on community infrastructure and initiatives to support poverty and crime reduction efforts, including expanding and extending after school and weekend programs for children and youth in selected areas.

•	Transportation and Infrastructure spent $19 million of the announced $65.7 million to support the rehabilitation of the Rivers Dam to increase the dam’s capacity against future major flooding events.

•

Government invested $124.2 million in the construction of five new schools in fiscal year 2024/25, including $4.6 million in federal funding, to support enrolment growth and improve access to education and early learning and child care. This includes the opening of École Discovery Trails, a new Kindergarten to Grade 8 school with an on-site child care centre in Morden, Manitoba, delivered in collaboration with Manitoba Public Service Delivery.

•

Housing, Addictions and Homelessness allocated $4 million towards the hiring of new mental health workers as part of the department’s mandate to hire 100 mental health workers to work alongside law enforcement and in community organizations.

Environmental Outcomes

•

Government entered into its second year of a four- year cost sharing agreement with Natural Resources Canada for wildfire management and suppression under the Fighting and Managing Wildfires in a Changing Climate Program. Natural Resources and Indigenous Futures invested $8.7 million to procure a wide range of urgently needed wildfire equipment, facilities and information technology products.

•	Environment and Climate Change provided $5.4 million through the Manitoba Electric Vehicle Rebate program to support the purchase of 3,223 battery and plug-
in hybrid electric vehicles in 2024/25 resulting in estimated annual emissions reductions of almost 14,000 tonnes of carbon dioxide equivalent per year.

•

Government invested in provincial parks through the implementation of $10.5 million in capital projects in 2024/25, including for campground and washroom upgrades, water and wastewater treatment facility upgrades, new playgrounds, waste management initiatives, and key projects such as upgrades at Kennedy House, Whiteshell Natural History Museum at Nutimik, and the West Hawk Crescent Beach seawall reconstruction.

•

Environment and Climate Change dedicated $26.2 million to further accelerate the remediation of orphaned and abandoned mine sites and contaminated sites across Manitoba. This important work protects the environment by mitigating the public and environmental health and safety risks associated with these sites.

•

Environment and Climate Change provided $8.6 million to municipalities and organizations through the Waste Reduction and Recycling Support program to support strategic efforts in waste diversion, recycling, and composting. These initiatives divert more than 130,000 tonnes of material from landfills annually, reduce greenhouse gas emissions, and create business and job opportunities within the circular economy framework.

•

Government committed over $500,000 in the Circuit Rider Training Program, now in its third phase. Twelve operators were registered for training across seven communities to advance water and wastewater operator training and certification initiatives and address long-term boil water advisories. Additionally, Government invested $3.8 million in capital upgrades to water, wastewater, and solid waste infrastructure in Northern Affairs Communities to ensure continued compliance with The Environment Act.

Government Modernization Outcomes

•

Government launched the plastic Health Card in January 2025, making updated registration cards available to all Manitobans in collaboration with stakeholders and partners. These cards contain new features such as allowing a person to select their

BUDGET OUTCOMES AND STRATEGIC INFRASTRUCTURE INVESTMENTS        21

preferred language and a scannable QR code to assist in quicker registration.

•

Justice implemented a pilot of a full-time workforce model at the Winnipeg Remand Centre. This initiative supports long-term, system-wide improvements by enhancing workforce stability and enabling scalable implementation across Manitoba’s correctional facilities. The shift to full-time staffing aims to improve operational consistency, address challenges in workforce sustainability and fiscal management, and reinforce the department’s ongoing commitment to public safety.

•

Transportation and Infrastructure implemented an electronic pre-clearance program for heavy commercial trucks, to allow industry carriers with good safety ratings to bypass stations and inspection sites across Manitoba thereby reducing greenhouse emissions and promoting a more efficient transportation sector.

•	Transportation and Infrastructure introduced ‘Track My Plow’, a new Manitoba 511 tracking feature providing locations for active snowplows and improving transparency for the motoring public.

•

Government brought into force amendments to The Education Administration Act to establish a new framework for addressing teacher misconduct that enhances transparency and accountability. Key pillars of this framework were also established, including the creation of a public, online registry of certified teachers and school clinicians that provides information on the certificate status of teachers, and the office of the independent Commissioner of Teacher Professional Conduct.

•

Government expanded the centralized intake and case management system for access to information requests across departments. This modernization improved coordination and applicant experience, with 1,598 files processed. Technology and best practices supported more consistent, efficient, and client-focused service delivery, laying the foundation for continued improvements in access to information.

Manitoba’s U.S. Tariffs Response

•

Government created a U.S. Trade Council with representation from a range of industries and sectors of the province to respond to U.S. tariffs. The U.S. Trade Council builds on our commitment to a Manitoba trade office in Washington, which will provide a permanent presence in the American capital and have a direct line to government.

•

Business, Mining, Trade and Job Creation launched the Support Manitoba. Buy Local. campaign, a province-wide initiative designed to encourage Manitobans to invest in their own economy by choosing locally made products and services to protect and grow Manitoba’s economy amidst the threat of U.S. tariffs.

•

Government launched the Tariff Response Hotline on February 1, 2025, to help local companies navigate the impact of new trade policies and tariff challenges. The hotline provides up-to-date information, guidance, and support for businesses facing increased costs due to tariffs. The Hotline responded to 80 phone calls and 234 email requests from launch until March 31, 2025.

•

Manitoba was the co-chair of the Forum of Labour Market Ministers (FLMM), working closely with Canada and its provincial and territorial counterparts to address labour market issues in Canada resulting from the threat of U.S. tariffs, including reducing labour mobility barriers and advocating for targeted Labour Market Transfer Agreement funding to support workers impacted by tariffs.

•

Business, Mining, Trade and Job Creation provided funding support of $1.5 million to Canadian Manufacturers & Exporters (CME) Manitoba to develop and administer tariff response support and programming for Manitoba companies. This includes a Business/Workforce webinar training, a Made in Manitoba/International Trade Summit, a Business-to- Business Consumer Program and a tariff engineering industry consultation program.

•

In response to U.S. tariffs, the government allowed the deferral of filing retail sales tax returns. This measure, originally for a three-month period, has been extended to six months, relieving financial pressures for hundreds of participating Manitoba businesses.

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STRATEGIC INFRASTRUCTURE INVESTMENTS

Strategic infrastructure reporting contains Manitoba’s capital investments at the summary government level including direct investment by government in its own assets and other operating entities’ assets, grants to municipalities, annual maintenance of infrastructure, capital loans, investments by Crown corporations, and self-funded capital investments by other reporting entities. Manitoba Hydro’s capital investments, along with those of other Crown corporations, are included in the presentation of strategic infrastructure to provide a complete picture of public sector capital investments.

Manitoba’s net tangible capital assets have a net book value of $17.2 billion, excluding Crown corporations that report their capital asset value in their annual reports. The province’s capital program is driven by the cost of maintaining physical assets in a state of good repair to support the delivery of government services, while investing in new infrastructure to support future needs.

In 2024/25, strategic infrastructure investments were over $3.1 billion. Although there was an overall decrease of $37 million in capital spending in 2024/25 compared to 2023/24, there were increased investments in Health, Childcare, Schools, Advanced Education, and Housing as follows:

•	Capital investments in health facilities increased to $720 million, which includes capital grants and self- funded capital.

•	Capital investments in Childcare, K-12 schools and post-secondary institutions totaled $366 million.

•	Capital investments into Housing totaled $87 million which includes $6 million in capital grants.

Budget 2024 included $288.9 million in centrally held Enabling Appropriations for limited-term health system capacity expansion, childcare capital and contingencies.

Notable variances for the 2024/25 fiscal year included:

•	Other Departments and Other Reporting Entities – Variance mainly due to unused funds held in Enabling Appropriations for childcare capital and contingencies.

•	Specialized and Service Vehicles – Variance due to a delay in delivery of ambulances.

•	Water Infrastructure – Variance mainly due to the rehabilitation of the Rivers Dam to increase the dam’s capacity against future major flooding events.

•	Social and Affordable Housing Grants – Variance due to delays in meeting commitments for funding to be disbursed by Manitoba Housing and Renewal Corporation.

•	Efficiency Manitoba – Variance due to lower customer participation.

•	Manitoba Public Insurance Corporation – Majority of the variance due to a pause and subsequent cancellation of Project Nova.

BUDGET OUTCOMES AND STRATEGIC INFRASTRUCTURE INVESTMENTS        23

Strategic Infrastructure Investments

	Budget 2024 Restated[1]	2024/25 Actual	2023/24 Actual Restated[2]

	(Millions of Dollars)

BUILDINGS, EQUIPMENT AND TECHNOLOGY

Health	721	720	624

Childcare, Schools, and Advanced Education	361	366	341

Housing	81	81	69

Other Departments and Other Reporting Entities	169	79	93

Specialized and Service Vehicles[3]	50	44	61

Information Technology	70	69	54

	1,452	1,359	1,242

TRANSPORTATION INFRASTRUCTURE

Highways and Airport Infrastructure	506	480	536

Water Infrastructure	29	52	61

Transportation Equipment and Facilities	5	8	9

Maintenance and Preservation	228	224	223

	768	764	829

CAPITAL GRANTS

Social and Affordable Housing Grants	30	6	-

Municipal Grants	168	168	241

Northern Affairs Communities	4	4	5

	202	178	246

CROWN CORPORATIONS

Efficiency Manitoba	67	57	47

Manitoba Liquor and Lotteries Corporation	36	36	55

Manitoba Public Insurance Corporation	62	25	27

Manitoba Hydro-Electric Board	706	693	703

	871	811	832

TOTAL STRATEGIC INFRASTRUCTURE INVESTMENTS	3,293	3,112	3,149

 Note: For presentation purposes, some category headings and capital groupings have been revised.

1

Budget restated includes allocated Internal Service Adjustments, $55 million for capital grants and self-funded capital for Health projects, $65 million in Cloud-based IT projects and a change in the calculation of maintenance and preservations costs for highways and water infrastructure.

2	2023/24 Actual restated for change in the calculation of maintenance and preservations costs for highways and water infrastructure.

3	2024/25 actuals includes $4.3 million deposit for the purchase of water bombers aircrafts.

24        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

Public Accounts of Manitoba
For the year ended March 31, 2025

PUBLIC ACCOUNTS OF MANITOBA

TABLE OF CONTENTS

Introduction to the Public Accounts of Manitoba	27

Financial Statement Discussion and Analysis	28

Risks and Uncertainties	34

Variance Analysis and Assessment of Significant Trends	36

Revenue Analysis	37

Expense Analysis	39

Financial Assets	45

Liabilities	46

Net Debt and Accumulated Deficit	47

Non-Financial Assets including Tangible Capital Assets	48

INTRODUCTION TO THE PUBLIC

ACCOUNTS OF MANITOBA

Nature of the Public Accounts

The Public Accounts of Manitoba are prepared annually by statutory requirement in accordance with section 65(1) of The Financial Administration Act, which is Chapter F55 of the Continuing Consolidation of the Statutes of Manitoba. The Public Accounts reflect the summary financial position of the government and the operating results for the fiscal year of the government, which ends on March 31.

The information contained in the report originates from two sources:

•	the summarized financial information presented in the accounts of Manitoba, maintained by the Provincial Comptroller; and

•	the detailed records maintained by departments, government organizations, government business enterprises, and government business partnerships.

Each department and public sector organization is responsible for reconciling its accounts to the control accounts of the Provincial Comptroller, and for maintaining detailed records of the transactions in their accounts.

Format of the Public Accounts of Manitoba

The Public Accounts of Manitoba consist of the Financial Statement Discussion and Analysis, the audited Summary Financial Statements of the Government, financial reports on the Rainy Day Fund, and other statutory financial reports.

Financial Statement Discussion and Analysis – This section provides a written commentary on the summary financial statements, plus additional information on the financial and economic performance of the provincial government. The financial information contained in the Financial Statement Discussion and Analysis section is taken from the March 31, 2025 summary financial statements.

Summary Financial Statements – These audited statements, prepared using Chartered Professional Accountants of Canada (CPA) Public Sector Accounting Standards, disclose the financial impact of the government’s activities. Only the government’s summary financial statements provide the key information on the financial activities of the entire government. The summary financial statements include the financial results of the approximately 127 different agencies and accounts the government uses to deliver its goods and services. The Government Reporting Entity (GRE) includes government departments, business enterprises, business partnerships, and organizations, such as regional health authorities, school divisions, universities and colleges. The departments and entities comprising the GRE are disclosed in Schedule 8 of the summary financial statements.

The summary financial statements also provide the following information about government’s financial activities:

•	the government’s financial position as at March 31 each year

•	the results of its operations for the year

•	what revenue it brought in and what it spent (e.g., annual surplus or deficit)

•	how much it borrowed, repaid or refinanced

•	how it obtained and used its funds

Information Provided Under Statutory Requirements – This section includes audited reports on information other than financial statements, including the Rainy Day Fund and other reports specified in the Financial Administration Act, The Fiscal Responsibility and Taxpayer Protection Act, The Health Services insurance Act, and The Northern Affairs Act. The Public Accounts of Manitoba are available online at: www.manitoba.ca/governmentfinances.

PUBLIC ACCOUNTS OF MANITOBA        27

FINANCIAL STATEMENT

DISCUSSION AND ANALYSIS

The Public Sector Accounting Board (PSAB) of the Chartered Professional Accountants of Canada (CPA Canada), through a statement of recommended practices, suggests a number of financial indicators to assist in the assessment of a government’s financial condition. There are no established public sector benchmarks for these indicators. The indicators, expressed as ratios or trends, provide a picture of what has occurred over a period of years to facilitate comparisons and assist in the assessment of the government’s financial health in the context of the current economic and financial environment. The recommended indicators are grouped into three categories:

(1)	Sustainability – measures a government’s ability to maintain its programs without the need to increase its borrowings.

(2)	Flexibility – determines the government’s efficiency to respond to rising financial commitments by either expanding its revenue or increasing its borrowings.

(3)	Vulnerability – how much a government relies on revenue sources beyond its direct control or influence, both domestically and internationally.

The Financial Statement Discussion and Analysis reflects the results of the Province of Manitoba, which have been impacted by several macroeconomic headwinds, including slowing economic growth, high interest rates, and inflation pressures. To get a broader perspective of the current fiscal situation of the Province of Manitoba, readers are encouraged to find additional information in the Quarterly Reports of the province for 2025/26.

Source of Data and its Limitations

The financial indicators in this report use key financial information from the audited summary financial statements. Economic information is obtained from Statistics Canada and the Manitoba Bureau of Statistics. Comparative data presented is not adjusted for inflation.

Comparative results are restated to conform to any changes in accounting policy or presentation adopted in the current fiscal year. The financial indicators in this section present the results in the same format as presented in the Public Accounts of Manitoba.

The Government’s 2024/25 Financial Condition

This section describes the government’s financial health using CPA Canada’s three indicator categories of sustainability, flexibility, and vulnerability. The section also describes each category and the related indicators. For each indicator, it provides financial data for Manitoba and highlights key trends.

Sustainability

As noted, sustainability measures the ability of a government to meet its existing program commitments and creditor requirements without increasing its borrowings or tax burden.

Looking at trends for the following five indicators provide useful insight into the sustainability of a government’s revenue-raising and spending practices:

•	Net Debt as a Percentage of Provincial GDP: the relationship between a government’s net debt and the income in the economy

•	Net Debt-to-Total Annual Revenue: the extent to which future revenues are required to pay for past transactions or events

•

Net Debt per Capita: the relationship between a government’s net debt and its population is widely considered to be the best measure for cross-jurisdictional review of government and financial health; represents the net debt amount that is attributed to each Manitoba resident

•	Annual Operating Surplus (Deficit): the extent to which a government is spending within its means

•	Annual Operating Surplus (Deficit)-to-Provincial GDP: the relationship between a government’s operating surplus (deficit) and the provincial economy

28        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

NET DEBT AS A PERCENTAGE OF PROVINCIAL GDP

The government manages its revenue-raising and spending practices with due regard to the provincial economy. Looking at net debt and provincial GDP provides insights into these practices.

Net debt–The difference between a government’s total liabilities and total financial assets provides a measure of the future revenue required to pay for past transactions and events. Net debt as a percentage of provincial GDP measures the level of future financial obligations placed on the economy by a government’s cumulative spending and revenue-raising practices. It provides a measure of how much debt a government is carrying, relative to the province’s annual economic output.

Investment in capital improvements, replacement of deteriorating tangible capital assets, such as transportation infrastructure, and an operating deficit, remeasurement losses and a loss in other comprehensive income, resulted in increased net debt.

Overall, the net debt of the province increased by $2,945 million in fiscal year 2024/25, primarily reflecting an operating deficit of $1,149 million, $1,024 million in net acquisition of tangible capital assets and $812 million due to remeasurement losses and other comprehensive losses; offset by a $40 million decrease related to the changes in non-financial assets.

Changes in GDP must be taken into account to determine capacity to support debt. GDP is a measure of the value of the goods and services produced in the province during a given year. The GDP indicates the size of the provincial economy. The provincial economy grew steadily from $73.0 billion in 2020/21 to $95.6 billion in 2024/25, representing 31.1 per cent growth over the five-year period. The Manitoba Consumer Price Index (CPI) rose 1.1 per cent in 2024 (2023 – 3.5 per cent).

Graph 1 shows that the net debt to GDP ratio as of March 31, 2025, has increased to 36.9 per cent from the prior year’s 35.2 per cent. This increase reflects higher government operating expenditures as well as increases in capital investments during the year.

Graph 1

Net Debt as a Percentage of Provincial GDP

Net debt for 2024/25 included a loss in other comprehensive income (loss) (OCI) of $46 million, recorded by Government Business Enterprises (GBEs). OCI represents unrealized gains or losses calculated at a point in time and can have a significant impact on the measurement of net debt. OCI is measured as the change in “mark-to-market” valuations, interest rates, and foreign exchange rates at year end, representing a one-day snapshot of the change in value when compared to the same day in the previous year.

Managing net debt while maintaining or increasing necessary investment in capital, including infrastructure, is a challenge faced by all provinces and territories in Canada.

PUBLIC ACCOUNTS OF MANITOBA        29

NET DEBT-TO-TOTAL ANNUAL REVENUE

Net debt is the amount that current and past generations have accumulated through annual deficits and tangible capital investments. These amounts remain an obligation for future generations to fund through annual surplus, or to continue to carry as debt. It results when a government’s total liabilities exceed total financial assets. A trend of increasing net debt-to-total annual revenue would indicate that an increasing amount of time will be needed to eliminate net debt.

Net debt-to-total annual revenue in 2024/25 is 144.8 per cent (2023/24 – 148.3 per cent). The decrease is attributable to the increase in own-source revenue.

Graph 2 shows the five-year historical trend of net debt-to-total annual revenue. In recent years, this measure stabilized and began declining. In 2022/23, the net debt-to-total annual revenue was at its five-year low of 135.6 per cent. This increased to 148.3 in 2023/24 due to the Province’s investment in the Health sector and recent macroeconomic headwinds, which both continued into 2024/25, offset by an increase in the Province’s own-source revenue leading to a net debt-to-total annual revenue ratio of 144.8 per cent in 2024/25.

Graph 2

Net Debt to Total Annual Revenue

NET DEBT PER CAPITA

Net debt per capita is a measurement of the value of a government’s net debt expressed in terms of the amount attributable to each citizen under the government’s jurisdiction. It is commonly calculated using net debt divided by the population of the province.

Net debt per capita provides an indication of how leveraged the government is. Net debt per capita is often used to comment on the effectiveness of a government’s current fiscal policy. However, net debt to GDP ratio provides a more complete picture of a government’s actual fiscal health. Graph 3 shows the historical trend of net debt per capita.

Graph 3

 Net Debt Per Capita

Net debt per capita has ranged from $20,553 in 2020/21 to $23,597 in 2024/25. The net debt per capita has increased since 2023/24, primarily because of increased investment in the Health sector.

ANNUAL OPERATING SURPLUS (DEFICIT)

Annual operating surpluses help the government maintain its services and provides an opportunity to lower its borrowing needs. Annual operating deficits can impact a government’s ability to deliver services and can lead to increased borrowing requirements.

The annual surplus (deficit) shows the extent to which a government generates revenue greater (less) than its operating expenses in one fiscal year.

For the fiscal year ended March 31, 2025, Manitoba had budgeted a deficit of $796 million. Due to one-time year-end adjustments, offset by increases in total revenue, the province recorded a deficit of $1,149 million. This is an increase of $353 million compared to the fiscal year’s budgeted deficit.

30        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

ANNUAL OPERATING SURPLUS

(DEFICIT)-TO-PROVINCIAL GDP

The ratio of operating surplus (deficit)-to-provincial GDP measures the difference between revenue and expenses expressed as a percentage of GDP. It is a measure of a government’s ability to meet its financing needs and to ensure proper management of public finances.

Table 1

Table 1 shows the five-year trend in annual revenue, expenses, operating surplus (deficit) and operating surplus (deficit)-to-provincial GDP.

The annual operating surplus (deficit)-to-provincial GDP improved in 2024/25 due to a reduced deficit compared to the deficit reported in 2023/24.

Annual Operating Surplus (Deficit)

	2020/21 Restated		2021/22 Restated		2022/23 Restated	2023/24 Restated		2024/25 Actual

					($ millions)
Total Revenue	18,602		19,944		22,258	21,792		24,344
Total Expenses	20,726		20,694		21,885	23,763		25,493
Operating Surplus (Deficit)	(2,124)		(750)		373	(1,971)		(1,149)
Annual Operating Surplus (Deficit)-to- Provincial GDP	(2.9%	)	(0.9%	)	0.4%	(2.1%	)	(1.2%	)

Flexibility

Flexibility is the degree to which a government can increase financial resources to respond to rising commitments, either by expanding its revenue or by increasing its net debt.

Public Sector Accounting Board has recommended a number of financial indicators that assess a government’s flexibility. The following indicators are considered applicable to provide insight into the Manitoba government’s flexibility:

•	Public Debt Charges to Total Revenue: the extent to which borrowing decisions constrain a government’s ability to meet financial and service commitments

•	Own-Source Revenue to Provincial GDP: the extent to which a government is taking income out of the economy through taxation and user fees

PUBLIC DEBT CHARGES TO TOTAL REVENUE

The amount of public debt charges as a percentage of total revenue shows the extent to which a government must use revenue to pay for interest costs rather than to pay for services. The ratio shows how much of every dollar of a government’s revenue is needed to pay interest. A lower ratio of interest costs, as a percentage of revenue, means a government uses a smaller proportion of its revenue to pay for interest costs.

Graph 4 shows that in 2023/24, the Government used 9.9 cents of every taxpayer’s dollar to pay interest. In 2024/25, this cost was 9.5 cents per dollar, a decrease from the prior period.

Graph 4

Public Debt Charges to Total

Annual Revenue

PUBLIC ACCOUNTS OF MANITOBA        31

OWN-SOURCE REVENUE TO PROVINCIAL GDP

A government’s own-source revenue, as a percentage of provincial GDP, shows how much revenue a government raises through its provincial economy via taxation and fees. Own-source revenue does not include the net income from GBEs, given the semi-autonomous nature of their operations. Their revenues are not derived from taxation or fees, but from the supply of products or services.

High own-source revenue as a percentage of GDP ratios or increases in the ratios mean a government is placing higher demands on its provincial economy, indicating that its demands are outpacing growth in the economy.

During 2020/21 to 2024/25, the government’s own-source revenue had been steadily increasing, except during 2023/24, when it decreased by $113 million to $14,168 million. In 2024/25, the revenue increased by $1,384 million to $15,552 million. For 2024/25, the main contributors to the net increase in own-source revenue from the prior year are:

•	Income Taxes increased by $189 million, or 3.5 per cent

•	Other Taxes increased by $185 million or 3.9 per cent. Notable items in this category include:

○	Retail Sales Tax increased by $121 million, or 4.5 per cent.

○	Education Property Taxes increased by $135 million, or 19.3 per cent.

○	Corporations Taxes increased by $63 million or 16.5 per cent.

○	The above increases were offset by a decrease in fuel taxes by $146 million or 61.3 per cent reflecting the continuation of the fuel tax holiday in the first nine months of 2024/25.

•

Fees and Other Revenue increased by $938 million or 34.9 per cent. The increase includes $846 million recognized for the tobacco settlement, which is discussed in further detail in Note 20 of the summary financial statements.

Graph 5 shows the five-year historic trend of own-source revenue to provincial GDP. GDP increased 31.1 per cent from $73.0 billion in 2020/21 to $95.6 billion in 2024/25. Own-source revenue increased by $3,450 million or 28.5 per cent within the last five years. The ratio of own-source revenue in relation to the economy (GDP) has increased to 16.3 per cent in 2024/25 (2023/24 –15.4 per cent).

Graph 5

Own-Source Revenue to Provincial GDP

Changes in outside sources of revenue due to capital projects and other one-time or non-operational programs do not indicate a material increase in a government’s revenue vulnerability.

A recommended indicator for providing insight into the government’s vulnerability is the ratio of Federal Transfers to Total Revenue.

32        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

Vulnerability

Vulnerability is the degree to which a government is dependent upon, and therefore, vulnerable to fluctuations in sources of revenue outside of its direct control or influence. A high degree of dependency may indicate a government is reliant on outside sources to deliver programs and services at the current level and quality.

Manitoba received $74 million, or 6.3 per cent more, in federal cost-shared targeted program revenue in 2024/25, compared to 2023/24, primarily due to funding related to higher revenue received from bilateral agreements for Advanced Education and Training, Housing, Addictions and Homelessness, and Agriculture.

Total federal transfers (including Equalization, Canada Health Transfers, Canada Social Transfers and shared cost and other transfers) increased by $945 million or 13.2 per cent from 2023/24.

Graph 6

Federal Transfers to Total Revenue*

FEDERAL TRANSFERS TO TOTAL REVENUE

The ratio of federal transfers to total revenue indicates the vulnerability of provinces to changes in transfer support from the Government of Canada.

Graph 6 shows that the ratio of major federal transfers to total provincial revenue, has increased from historical low of 25.4 per cent in 2018/19 to 33.3 per cent in 2024/25 (2023/24 – 32.9 per cent). Manitoba experienced a decline in federal transfers as a share of total revenue between 2012/13 and 2015/16. However, transfers to Manitoba, including those for targeted program delivery, have steadily increased from 2019/20 and continues to be at or above the 15-year average of 28.3 per cent starting in 2021/22. The ratio in 2024/25 is slightly higher than the previous year.

* Excluding COVID-19 funding provided by federal government during 2020/21 to 2022/23.

PUBLIC ACCOUNTS OF MANITOBA        33

Risks and Uncertainties

After strong economic activity following the pandemic, the growth of the Manitoba economy, in lockstep with the Canadian economy, has slowed since 2022. Recently, several economic developments and trends have occurred that provide new risks and uncertainties to the Manitoba government revenues and expenses.

United States (U.S.) tariffs continue to pose a significant threat to Manitoba’s economic outlook, with their most pronounced impact expected on exports. International exports of goods dropped 4.3 per cent in 2024 and have remained subdued in 2025. By June 2025, Manitoba’s domestic exports to the U.S. had fallen by

8.2 per cent, while exports to non-U.S. markets had risen by 6.3 per cent, reflecting some progress in market diversification.

With the overall decrease in shipments abroad, nominal GDP growth is projected to moderate from 4.2 per cent in 2024 to 3.7 per cent in 2025.1 However, several mitigating factors related to international trade are expected to soften the severity of this slowdown. These include the protective framework offered by the Canada-United States-Mexico Agreement (CUSMA), and ongoing efforts by businesses and policymakers to diversify export markets.

Manitoba Domestic Export Growth at Annual Rate

Extreme weather events continue to pose a risk to the economy. The 2025 wildfire season has been exceptionally severe, representing Manitoba’s worst in three decades. In addition to direct economic impacts on communities, jobs, and local industries, the widespread deterioration in air quality has created further risks to public health.

The dry conditions have also had a negative impact on Manitoba Hydro revenues, particularly for exports of electricity.

With the slowing economy, a similar trend has developed in Manitoba’s labour market as employment started to slow in 2024, and the trend continued in 2025. Full-time job growth slowed from 4.3 per cent in early

2024 to around 2 per cent in mid-2025. This trend may dampen growth in personal income tax revenue.

After slowing in 2024, retail sales recovered in 2025 reaching a year-over-year growth rate of 4.1 per cent as of June. However, several downside risks threaten the sustainability of this recovery. Notably, continued uncertainty within the national economy along with a slowdown in the province’s labour market pose risks to household spending and sales tax revenue.

At the same time, interest rates stabilized in 2025. The easing of monetary conditions provided an improved outlook for investment and competitiveness, as well as debt financing for all sectors in the economy.

1	Source: Manitoba Finance, Survey of Economic Forecasts (August 7, 2025 update)

34        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

Bank of Canada Policy Rate, March 2020 to July 2025

Global and domestic factors continued to feed uncertainty and add further risks to Manitoba’s outlook. Geopolitical tensions, particularly the ongoing conflict between Russia and Ukraine and instability in the Middle East, continue to heighten financial market uncertainty. Domestically, immigration restrictions are expected to slow population growth, easing pressure on housing but also creating risks of labour shortages, particularly in skilled occupations, and may weigh on economic growth in some regions.

Forecast reductions in nominal GDP growth in the coming years may slow the pace of tax revenue growth. While the government typically sets aside revenue contingencies to help mitigate potential shortfalls, fiscal pressures remain elevated, underscoring the importance of cautious financial planning and revenue diversification.

The government’s overall exposure to risks and uncertainties arises from many variables, which it does not directly control. These include:

•	volatility in economic factors such as inflation, interest rates and commodity prices

•	geopolitical tensions and their repercussions to the global economy
•	trade barriers including tariffs on imports and exports

•	extreme weather events

•	tax reforms in other jurisdictions that can materially shift tax planning and tax competitiveness

•	changes in federal transfers

•	unforeseen delays with planned capital investment due to environmental or other obligations

•	the financial performance of Crown corporations, especially Manitoba Hydro

•	outcomes from litigation, arbitration, and negotiations with third parties

•	utilization rates for government services such as health care, child and family services, or employment assistance

•	changes in accounting standards

Key Fiscal Sensitivities
		Annual Fiscal
Variable	Increase of:	Impact ($ millions)

Nominal GDP	1%	~$150

Debt	$500-million	($23)

PUBLIC ACCOUNTS OF MANITOBA        35

Variance Analysis and Assessment of Significant Trends Operating Surplus (Deficit)

						Variance

	2024/25 Budget	2024/25 Actual		2023/24 Restated		2024/25 vs 2023/24 Actual	2024/25 Actual to Budget

			($	millions	)

REVENUE
Income Taxes	5,588	5,558		5,369		189	(30)
Other Taxes	4,736	4,901		4,716		185	165
Fees and Other Revenue	2,650	3,628		2,690		938	978
Recovery From Government Business Enterprises and Other Investment Earnings	1,354	1,465		1,393		72	111
Contingency	(100)	-		-		-	100

Total Own-Source Revenue	14,228	15,552		14,168		1,384	1,324
Government Business Enterprises	818	687		464		223	(131)
Federal Transfers	8,291	8,105		7,160		945	(186)

Total Revenue	23,337	24,344		21,792		2,552	1,007

EXPENSES
Legislative Assembly	61	59		75		(16)	(2)
Executive Council	5	5		6		(1)	-
Advanced Education and Training	1,908	1,901		1,737		164	(7)
Agriculture	601	505		482		23	(96)
Business, Mining, Trade and Job Creation	209	187		223		(36)	(22)
Education and Early Childhood learning	3,896	3,914		3,649		265	18
Environment and Climate Change	199	273		178		95	74
Families	2,102	2,847		2,511		336	745
Finance	115	109		91		18	(6)
Health, Seniors and long-Term Care	8,604	9,049		8,570		479	445
Housing, Addictions and Homelessness	794	775		738		37	(19)
Innovation and New Technology	149	142		128		14	(7)
Justice	903	912		1,018		(106)	9
Labour and Immigration	35	34		32		2	(1)
Municipal and Northern Relations	745	642		624		18	(103)
Natural Resources and Indigenous Futures	140	140		130		10	-
Public Service Commission	34	33		39		(6)	(1)
Public Service Delivery	297	303		325		(22)	6
Sport, Culture, Heritage and Tourism	117	116		156		(40)	(1)
Transportation and Infrastructure	584	585		625		(40)	1
Enabling Appropriations	157	34		33		1	(123)
Emergency Expenditures	50	30		29		1	(20)
Tax Credits	164	157		208		(51)	(7)
Debt Servicing	2,264	2,316		2,156		160	52
Tobacco Settlement	-	425		-		425	425

Total Expenses	24,133	25,493		23,763		1,730	1,360

Operating Surplus (Deficit)	(796)	(1,149)		(1,971)		822	(353)

36        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

The government ended the 2024/25 year with a deficit of $1,149 million, which is $353 million higher than the budgeted deficit of $796 million. Total revenue was $24,344 million and total expenses were $25,493 million. Revenue was higher than budget by $1,007 million. This was offset by higher than budgeted expenses of $1,360 million.

REVENUE ANALYSIS

The most significant factors causing the revenue variances from the 2024/25 budget are:

•

Income taxes were $30 million or 0.5 per cent lower than budget, including $405 million or 8.7 per cent lower than anticipated individual income tax offset by higher corporate income tax of $375 million or 40.8 per cent in comparison to the budgeted amount. Variances reflect year-to-date assessments from the Canada Revenue Agency (CRA) at the year-end in comparison to the information available at the time when the budget was prepared.

•

Other taxes were $165 million, or 3.5 per cent higher than budget, primarily due to higher retail sales tax reflecting strong household spending, higher corporations taxes due to stronger performance within the mining industry, and higher education property taxes.

•

Fees and other revenue were $978 million, or 36.9 per cent higher than the budget, primarily reflecting $846 million recognized for the tobacco settlement and higher service fees and miscellaneous charges such as pharmaceutical rebates and non-insured patient revenue and recoveries in the health sector.

•	Net income from government business enterprises was $131 million or 16.0 per cent less than the budget of $818 million.

○

Manitoba Hydro reported a net loss of $63 million, a decrease of $151 million from budget. The decrease was primarily due to low water conditions that reduced export revenue and lower heating load requirements.

○

Manitoba Liquor and Lotteries Corporation reported net income of $730 million, an increase of $15 million or 2.1 per cent above budget due to higher net income from cannabis and casino operations as well as decreases in operating expenses.

•

Recovery from government business enterprises and other investment earnings was $111 million or 8.2 per cent higher than budget, primarily due to higher than anticipated investment balances and favourable interest rates.

•

Federal transfers were $186 million or 2.2 per cent lower than budget, including $137 million related to the Canada-Manitoba Canada-Wide Early Learning and Child Care Agreement as a result of the re-negotiation of the Canada-Manitoba Action Plan as well as $102 million for the Investing in Canada Infrastructure Program due to delays in project progress reflecting factors such as weather conditions, contractor/labour shortages and supply chain issues.

Revenue trend analysis provides users with information about significant changes in revenue over time and between sources, enabling users to evaluate past performance and assess potential implications for the future. The following section outlines the revenue trends in Manitoba.

PUBLIC ACCOUNTS OF MANITOBA        37

Revenue Trend Analysis by Source

	2020/21 Restated	2021/22 Restated	2022/23 Restated	2023/24 Restated	2024/25 Restated

	($ millions)

Income Taxes	4,199	5,245	5,794	5,369	5,558

Retail Sales Tax	2,208	2,387	2,597	2,703	2,824

Fuel Taxes	299	323	323	238	92

Levy for Health and Education	370	385	415	431	440

Education Property Taxes	895	728	733	698	833

Other Taxes	657	662	717	646	712

Fees and Other Revenue	2,291	2,479	2,512	2,690	3,628

Federal Transfers	5,900	6,263	6,470	7,160	8,105

Net Income from Government Business Enterprises	600	321	1,507	464	687

Recovery From Government Business Enterprises and Other Investment Earnings	1,183	1,151	1,190	1,393	1,465

Total Revenue	18,602	19,944	22,258	21,792	24,344

The following chart illustrates the government’s main revenue sources for 2024/25. The majority of revenue, at 63.9 per cent, was generated by Manitoba’s own sources.

Sources of Revenue for the Year Ended March 31, 2025

Total revenue in 2024/25 was $24,344 million, an increase of $2,552 million or 11.7 per cent from 2023/24.

The most significant factors causing the revenue variances from the previous year are:

•

Income taxes were $5,558 million, an increase of $189 million, or 3.5 per cent from 2023/24. This was primarily attributed to a $393 million increase in corporation income tax due to strong growth in overall business income during the year as well as higher year-to-date assessments from the Canada Revenue Agency (CRA) for corporate returns. This was offset by a $204 million decrease in individual income tax. The decrease in individual income tax is attributed to tax cut measures implemented during the 2024 calendar years, as well as lower year-to-date assessments from the CRA on personal returns.

•

Other taxes were $4,901 million, an increase of $185 million, or 3.9 per cent from 2023/24, due to an increase in corporations taxes mainly due to higher taxable mining profits, increases in household consumption leading to higher retail sales tax, and increased education property taxes.

•	Fees and other revenue were $3,628 million, an increase of $938 million, or 34.9 per cent from

38        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

2023/24, primarily due to the $846 million for tobacco settlement and increased tuition fees from higher enrollment and tuition rates at post-secondary institutions.

•

Federal transfers were $8,105 million, an increase of $945 million, or 13.2 per cent from 2023/24, including an increase of $842 million in Equalization transfers, an increase of $14 million in Canada Health Transfers, an increase of $15 million for Canada Social Transfers and an increase of $74 million in Shared Cost and Other Transfers.

•	Net income from government business enterprises was $223 million higher in comparison to 2023/24. Manitoba Hydro and Manitoba Public Insurance Corporation reported smaller net losses in 2024/25.

○

Manitoba Hydro’s net loss decreased by $109 million compared to 2023/24 due to the full year impact of electric rate increases implemented September 2023 and April 2024 being reflected in the 2024/25 results as well as reduced impact of lower water levels in the 2024/25 fiscal year.

○

Manitoba Public Insurance Corporation net loss decreased by $110 million. The improvement reflected higher income generated from insurance contracts partially offset by the increased costs of write-offs.

•

Recovery from Government Business Enterprises increased by $72 million dollars or 5.2 per cent from 2023/24. The increase is attributed to increased investment portfolio volume offset by lower than forecasted short term interest rates.

EXPENSE ANALYSIS

Analysis of expenses helps users understand the impact of the government’s spending on the economy, the government’s overall allocation and use of resources, and the cost of government programs.

Total expense in 2024/25 was $25,493 million, an increase of $1,360 million, or 5.6 per cent above 2024/25 budget. The most significant factors causing the expense variances from the 2024/25 budget are:

•	Families expenses were $745 million, or 35.4 per cent higher than budget, due to one-time year- end adjustments.
•

Health, Seniors and Long-Term Care expenses were $445 million, or 5.2 per cent above budget, due to increased fee-for-services costs related to the Physician Service Agreement and price and volume increases in Pharmacare. Inflationary pressures have also contributed to the increased cost of supplies.

•

Tobacco settlement expenses of $ 425 million include $396 million established as an allowance for doubtful accounts and $29 million of estimated legal fees. Additional details on the tobacco settlement are disclosed in Note 20 of the summary financial statements.

•	Environment and Climate Change expenses were $74 million or 37.2 per cent higher than budget, primarily due to provisions for one-time year-end adjustments.

•

Municipal and Northern Relations expenses were $103 million or 13.8 per cent below the 2024/25 budget due to project delays in the Investing in Canada Infrastructure Program due to weather conditions, supply chain issues and contractor/labour shortages.

•

Agriculture expenses were $96 million or 16.0 per cent below budget, primarily due to lower Agriinsurance premiums reflecting wet conditions that resulted in a decrease in the number of seeded acres in comparison to budget.

•

Debt Servicing costs increased by $52 million or 2.3 per cent above budget. The increase is attributed to increased volume of borrowings and long-term borrowing rates as well as the timing of borrowings.

PUBLIC ACCOUNTS OF MANITOBA        39

Expense by Function

Expense by function provides a summary of the major areas of government spending, and changes in spending from the previous year.

Expense Trend Analysis by Function

	2023/24 Restated	2024/25 Actual

	($ millions)

Legislative Assembly	75	59

Executive Council	6	5

Advanced Education and Training	1,737	1,901

Agriculture	482	505

Business, Mining, Trade and Job Creation	223	187

Education and Early Childhood Learning	3,649	3,914

Environment and Climate Change	178	273

Families	2,511	2,847

Finance	91	109

Health, Seniors and Long-Term Care	8,570	9,049

Housing, Addictions and Homelessness	738	775

Innovation and New Technology	128	142

Justice	1,018	912

Labour and Immigration	32	34

Municipal and Northern Relations	624	642

Natural Resources and Indigenous Futures	130	140

Public Service Commission	39	33

Public Service Delivery	325	303

Sport, Culture, Heritage and Tourism	156	116

Transportation and Infrastructure	625	585

Enabling Appropriations	33	34

Emergency Expenditures	29	30

Tax Credits	208	157

Debt Servicing	2,156	2,316

Tobacco Settlement	-	425

Total Expenses by Function	23,763	25,493

40        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

Total expenses were $25,493 million in 2024/25, an increase of $1,730 million, or 7.3 per cent, over the 2023/24 actual amounts. The most significant factors that contributed to the variances were:

•

Health, Seniors and Long-Term Care increased by $479 million or 5.6 per cent, primarily attributed to wage increases relating to collective agreements among the Health Authorities, expansion of surgical and diagnostic capacity projects and increased spending within General Practice, Radiology, Internal Medicine and Pediatrics.

•	Tobacco settlement expenses were $425 million in 2024/25 including $396 million established as an allowance for doubtful accounts related to the March 6, 2025 tobacco settlement.

•	Families expenses increased by $336 million, or 13.4 per cent, reflecting price and volume changes in service programs and the differences in year-end adjustments.

•

Education and Early Childhood Learning expenses increased by $265 million or 7.3 per cent, due to wage increases in school divisions as well as increased costs for the school nutrition program and increased funding to independent schools based on enrollment.

•

Advanced Education and Training expenses increased by $164 million, or 9.4 per cent, primarily due to wage increases, medical program expansions, and maintenance for buildings and other capital assets.

•	Debt Servicing costs increased by $160 million, or 7.4 per cent, primarily due to an increase in borrowing and higher interest rates.

•

Housing, Addictions and Homelessness expenses were $37 million or 5.0 per cent higher, reflecting increased spending in homelessness, mental health services and price and volume increases of psychiatry services.

•

Agriculture expenses increased by $23 million or 4.8 per cent, due to increases in actual indemnities for the AgriInsurance program over the prior year, offset by decreases in AgriInsurance crop premiums driven by lower insured crop values and lower premium rates.

•	Justice expenses decreased by $106 million, or 10.4 per cent, reflecting higher expenditures in the 2023/24 fiscal year due to one-time year-end adjustments.

•	Business, Mining, Trade and Job Creation expenses decreased by $36 million or 16.1 per cent, mainly due to lower funding related to the Labour Market Development Agreement.

•	Public Service Delivery expenses decreased by $22 million or 6.8 per cent, reflecting higher inventory write-off and disposal costs in 2023/24.

•

Sport, Culture, Heritage and Tourism expenses decreased by $40 million or 25.6 per cent, primarily attributed to the wind down of the Arts, Culture and Sport in Community Fund grant programs, offset by increased funding to sports event hosting recipients in 2024/25.

•

Transportation and Infrastructure expenses decreased by $40 million or 6.4 per cent, reflecting the grant funding of $67 million to the Arctic Gateway Group Limited in 2023/24, offset by increases in amortization expenses due to increased investment in tangible capital assets during the year.

•

Tax Credits decreased by $51 million or 24.5 per cent, primarily due a reduction in the film and video production tax credit as a result of prior year adjustments, offset by an increase in homeowners’ education property tax credit.

PUBLIC ACCOUNTS OF MANITOBA        41

The following chart illustrates the government’s spending by function.

Expense by Function

Program expenses, which represent total expenses excluding the cost of debt servicing, have increased from 2023/24, primarily due to increased spending in the following appropriations: Advanced Education and Training, Education and Early Childhood Learning, Families, Health, Seniors and Long-Term Care and Housing, Addictions and Homelessness.

In 2024/25, total expenses to GDP amounted to 26.7 per cent (2023/24 – 25.9 per cent), while program expenses amounted to 24.2 per cent (2023/24 – 23.5 per cent) of GDP.

Total expenses as a percentage of total revenue were 104.7 per cent in 2024/25 (2023/24 – 109.0 per cent). An expense ratio of more than 100 per cent means that expenses have exceeded revenue, resulting in a deficit. A ratio of less than 100 per cent indicates that revenue exceeds expenses, resulting in a surplus.

42        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

Expense by Type

Expense trend analysis by type provides a summary of government spending by type and highlights changes in spending over time.

Expense Trend Analysis by Type

	2020/21 Restated	2021/22 Restated	2022/23 Restated	2023/24 Restated	2024/25 Actual

		($ millions)

Personnel Services	8,759	9,041	9,215	9,865	10,581

Grants/Transfer Payments	2,385	1,476	2,701	2,376	2,047

Transportation	158	154	182	214	256

Communications	77	99	102	101	110

Supplies and Services	2,509	2,406	2,500	2,751	2,986

Social Assistance Related	1,631	1,982	1,722	1,868	1,937

Other Operating	2,390	2,805	2,522	3,404	4,221

Debt Servicing	1,827	1,804	1,963	2,157	2,316

Minor Capital	207	108	135	161	134

Amortization	783	819	842	866	905

Total Expenses by Type	20,726	20,694	21,885	23,763	25,493

Overall allocation of spending by type was consistent, compared to 2023/24 results. The following shows the movement in expense types compared to last year:

•	Personnel services, the province’s largest expense, as a percentage of total expenses remained consistent at 41.5 per cent (2023/24 – 41.5 per cent).

•	Grants/transfer payments was 8.0 per cent (2023/24 – 10.0 per cent), Social assistance was 7.6 per cent (2023/24 – 7.9 per cent), other operating was 16.6 per cent (2023/24 – 14.3 per cent).

PUBLIC ACCOUNTS OF MANITOBA        43

Expense by Segment

Expense by segment analysis provides a secondary review on how the province’s expenses are categorized and the area that commands the most support.

Expense Trend Analysis by Segment

	2020/21 Restated	2021/22 Restated	2022/23 Restated	2023/24 Restated	2024/25 Actual

		($ millions)

Health	7,510	7,758	7,972	9,078	9,596

Education and Economic Development	5,051	5,224	5,689	5,764	6,144

Social Services	2,152	2,470	2,692	2,985	3,346

Community and Resource Development	2,140	1,936	1,884	2,098	2,209

Justice and other Expenditures	2,383	2,050	2,289	2,288	2,636

General Government (Note a)	1,917	1,725	2,032	1,953	2,522

Adjustments (Note b)	(427)	(469)	(672)	(403)	(960)

Total Expenses by Segment	20,726	20,694	21,885	23,763	25,493

Note a: The general government category includes revenue from sources that cannot be attributed to a particular sector. It also includes expenses related to emergency services and disaster assistance.

Note b: Consolidation adjustments are necessary to conform sectors to government accounting policies and to eliminate transactions between sectors.

Expenses have increased by $4,767 million, or 23.0 per cent, over the past five years.

Over the past five years, Health averaged 37.2 per cent of the province’s overall expenses, Education and Economic Development averaged 24.8 per cent, Social Services expenses averaged 12.1 per cent, Community and Resource Development expenses averaged 9.2 per cent and Justice and Other Expenditures averaged 10.4 per cent during this same period. The five different sectors have been stable with very small fluctuations in expenses when comparing year-over-year fluctuations.

44        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

FINANCIAL ASSETS

An analysis of financial assets provides users with information regarding the amount of resources a government can convert to cash, if required, to discharge existing liabilities or to finance future operations.

Financial Assets Trend Analysis

	2020/21 Restated	2021/22 Restated	2022/23 Restated	2023/24 Restated	2024/25 Actual

		($ millions)

Cash and cash equivalents	3,018	3,407	2,746	4,287	4,722

Amounts receivable	1,946	2,333	2,541	2,467	2,710

Inventories for resale	25	17	15	14	12

Due from Manitoba Hydro-Electric Board	23,936	24,587	24,421	24,428	24,831

Derivative financial instruments	-	-	2,055	2,304	2,223

Portfolio investments	3,168	3,031	4,114	4,014	4,076

Loans and advances	1,591	1,438	1,549	1,575	1,638

Equity in government business enterprises	3,829	3,870	4,678	4,481	4,392

Equity in government business partnerships	20	20	20	20	24

Total Financial Assets	37,533	38,703	42,139	43,590	44,628

Financial assets increased by $1,038 million, or 2.4 per cent, from 2023/24. This is primarily due to an increase of $435 million or 10.1 per cent in cash and cash equivalents, an increase of $243 million, or 9.9 per cent in amounts receivable, an increase in portfolio investments of $62 million or 1.5 per cent and an increase in amounts due from Manitoba Hydro- Electric Board of $403 million or 1.6 percent. This was offset by an $81 million or 3.5 per cent decrease in derivative financial instruments and an $89 million or 2.0 per cent decrease in equity in government business enterprises.

PUBLIC ACCOUNTS OF MANITOBA        45

LIABILITIES

An analysis of liabilities provides users with information to understand and assess the demands on financial assets. Liabilities consist of debt or obligations owing, to be repaid with cash or other assets.

Total liabilities in 2024/25 increased by $3,983 million, or 5.2 per cent, in comparison to total liabilities in 2023/24. This is primarily due to an increase of $2,141 million or

5.9 per cent in taxpayer-supported debt, an increase of $527 million or 2.2 per cent in borrowings on behalf of the Manitoba Hydro-Electric Board, an $885 million or 10.5 per cent increase in accounts payable, an increase of $146 million or 4.1 per cent in pension liabilities, an increase in asset retirement obligations of $85 million or 10.5 per cent and an increase of $199 million or 8.0 per cent in derivative financial instruments.

Liabilities Trend Analysis

	2020/21 Restated	2021/22 Restated	2022/23 Restated	2023/24 Restated	2024/25 Actual

			($ millions)

Taxpayer-supported debt	31,339	32,398	33,098	36,214	38,355

Borrowings on behalf of Manitoba Hydro–Electric Board	23,936	24,587	24,421	24,398	24,925

Accounts payable, accrued charges, provisions and unearned revenue	6,543	6,603	7,518	8,410	9,295

Derivative financial instruments	-	-	2,874	2,479	2,678

Asset retirement obligations (AROs)	760	884	811	806	891

Pension liability	3,321	3,487	3,597	3,599	3,745

Total liabilities	65,899	67,959	72,319	75,906	79,889

Pension Liability

The government uses a diversified, conservative investment approach to mitigate the risks in the market volatility on pension assets. The value of plan assets is determined using a moving average fair value method. Under this method, fair value is the underlying basis, with any excess (shortfall) of investment returns over (below) the expected long-term rate being amortized over a five-year period. When actual experience varies from actuarial estimates, for both the accrued benefit obligation and plan assets, the difference is amortized over the expected average remaining service life of the related employee group.

This method of accounting for the accrued benefit obligation and pension assets is consistent with Canadian public sector accounting standards and allows the government to smooth gains and losses over several years.

46        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

NET DEBT AND ACCUMULATED DEFICIT

Net debt is the difference between the province’s liabilities and financial assets. It represents the amount of liabilities to be funded from future revenue and taxation. Operating deficits, investments in tangible capital assets, and increases in other non-financial assets all increase net debt. Net debt is decreased by operating surplus or decreases in the value of net tangible capital assets and other non-financial assets.

Net debt increased to $35,261 million in 2024/25 (2023/24 – $32,316 million).

The main reasons for the 2024/25 increase in net debt were:

•	2024/25 operating deficit of $1,149 million

•	Net tangible capital assets acquisition of $1,024 million

•	Remeasurement losses and other comprehensive loss of $812 million

Net debt of $35,261 million as of March 31, 2025 is lower than the budgeted amount of $35,421 by $160 million.

The total accumulated deficit has increased by $1,961 million, or 12.4 per cent, from 2023/24, due to an operating deficit of $1,149 million and a net remeasurement loss of $812 million.

Net Debt and Accumulated Deficit Trend Analysis

	2020/21 Restated	2021/22 Restated	2022/23 Restated	2023/24 Restated	2024/25 Actual

			($ millions)

Financial Assets	37,533	38,703	42,139	43,590	44,628

Less: Liabilities	(65,899)	(67,959)	(72,319)	(75,906)	(79,889)

Total Net Debt	(28,366)	(29,256)	(30,180)	(32,316)	(35,261)

Non-Financial Assets	14,791	15,193	15,546	16,469	17,453

Total Accumulated Deficit	(13,575)	(14,063)	(14,634)	(15,847)	(17,808)

PUBLIC ACCOUNTS OF MANITOBA        47

NON-FINANCIAL ASSETS INCLUDING TANGIBLE CAPITAL ASSETS

An analysis of non-financial assets provides users with information to assess changes in the government’s infrastructure and long-term non-financial assets.

Non-Financial Assets Trend Analysis

	2020/21 Restated	2021/22 Restated	2022/23 Restated	2023/24 Restated	2024/25 Actual

			($ millions)

Tangible capital assets	14,520	14,764	15,167	16,182	17,206

Prepaid expenses	81	87	97	107	121

Inventories held for use	190	342	282	180	126

Total Non-Financial Assets	14,791	15,193	15,546	16,469	17,453

Non-financial assets typically represent resources a government can use in the future to provide services using tangible capital assets. The management of non-financial assets has a direct impact on the level and quality of services a government can provide to its citizens.

As of March 31, 2025, the province’s non-financial assets balance was $984 million, or 6.0 per cent, higher than the 2023/24 balance. The majority of the government’s non-financial assets are tangible capital assets. The net book value of tangible capital assets increased by $1,024 million over the 2023/24 balance.

Total gross tangible capital assets additions for 2024/25 were $1,961 million (2023/24 – $1,939 million). Additions include investments in health and education facilities and other land-based infrastructure such as roads, bridges, water control structures and parks.

An analysis of tangible capital assets helps users understand whether the government has the ability to provide services in future periods.

Tangible Capital Assets Trend Analysis

	2020/21 Restated	2021/22 Restated	2022/23 Restated	2023/24 Restated	2024/25 Actual

			($ millions)

Land	305	319	324	370	377

Buildings and leasehold improvements	6,674	6,790	6,609	6,760	6,924

Vehicles and equipment	739	711	715	740	726

Computer hardware and software	318	322	443	385	390

Assets under construction	766	727	927	1,502	2,383

Infrastructure	5,718	5,895	6,149	6,424	6,406

Total Tangible Capital Assets	14,520	14,764	15,167	16,182	17,206

48        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

Government capitalizes the gross cost of its tangible capital assets. Recoveries from other governments, related to capital projects, are recognized as revenue in the year the capital asset is purchased or constructed. Crown land transferred to the province is not reported in the financial statements as a tangible capital asset.

The total cost of tangible capital assets has increased steadily from $25.6 billion in 2020/21 to $31.8 billion in 2024/25, demonstrating that the province has more assets available to provide services in future periods.

Similarly, the net book value of tangible capital assets, which is the remaining value of the assets on the Statement of Financial Position, has risen from $14.3 billion in 2020/21 to $17.2 billion in 2024/25. The following chart illustrates the total net book value of all tangible capital assets from 2020/21 to 2024/25.

Tangible Capital Assets Net Book Value

Infrastructure assets include roads, bridges, water control structures, and parks.

The following chart illustrates tangible capital assets by class and includes the related accumulated amortization as of March 31, 2025.

Tangible Capital Assets

PUBLIC ACCOUNTS OF MANITOBA        49

Summary Financial Statements For the year ended March 31, 2025

STATEMENT OF RESPONSIBILITY

Office of the Provincial Comptroller

www.manitoba.ca

STATEMENT OF RESPONSIBILITY

The summary financial statements are prepared under the direction of the Minister of Finance in accordance with the stated accounting policies of the Government reporting entity and include summary statements of financial position, revenue and expense, accumulated deficit, remeasurement gains and losses, change in net debt, cash flow, notes and schedules integral to the statements. Together, they present fairly, in all material respects, the financial position of the Government as at March 31, 2025, and the results of its operations, its remeasurement gains and losses, the changes in its net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

The Government is responsible for the integrity and objectivity of the summary financial statements. In the preparation of these statements, estimates are sometimes necessary because a precise determination of certain assets, liabilities, revenues and expenses is dependent on future events. The Government believes such estimates have been based on careful judgements and have been properly reflected in the summary financial statements.

The Government fulfills its accounting and reporting responsibilities, through the Office of the Provincial Comptroller, by maintaining systems of financial management and internal control. The systems are continually enhanced and modified to provide timely and accurate information, to safeguard and control the Government’s assets, and to ensure all transactions are in accordance with The Financial Administration Act.

The Auditor General expresses an independent opinion on these financial statements. His report, stating the scope of his audit and opinion, appears on the following page.

These financial statements are tabled in the Legislature. They are referred to the Standing Committee on Public Accounts, which reports to the Legislature on the results of its examination together with any recommendations it may have with respect to the financial statements and accompanying audit opinion.

On behalf of the Government of the Province of Manitoba approved by:

Original signed by

Brenda Y. Feng, CPA, CGA

Provincial Comptroller

September 25, 2025

SUMMARY FINANCIAL STATEMENTS        53

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

Opinion

We have audited the consolidated financial statements of the Province of Manitoba (the Province), which comprise the consolidated statement of financial position as at March 31, 2025, and the consolidated statement of operations, consolidated statement of accumulated operating deficit, consolidated statement of remeasurement gains and losses, consolidated statement of changes in net debt and consolidated statement of cash flow for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies (the Summary Financial Statements).

In our opinion, the accompanying consolidated Summary Financial Statements present fairly, in all material respects, the consolidated financial position of the Province as at March 31, 2025, and the consolidated statement of operations, consolidated statement of accumulated operating deficit, consolidated remeasurement gains and losses, consolidated changes in net debt, and consolidated cash flow for the year then ended in accordance with Canadian public sector accounting standards (PSAS).

Basis for opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Summary Financial Statements section of our report. We are independent of the Province in accordance with the ethical requirements in Canada that are relevant to our audit of the Summary Financial Statements, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key audit matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the Summary Financial Statements for the current period. These matters were addressed in the context of our audit of the Summary Financial Statements as a whole, and in forming our auditor’s opinion thereon, and we do not provide a separate opinion on these matters.

In addition to the matters described in the Basis for opinion section, we have determined the matters described below to be the key audit matters to be communicated in our auditor’s report.

Office: 204. 945.3790  |  500-330 Portage Avenue  |  Winnipeg, Manitoba R3C 0C4  |  oag.mb.ca

Key audit matters

Corporate and personal income tax revenues

Overview

Corporate and personal income tax are major sources of revenues for the Province, at $ 1.3 billion and $4.3 billion respectively in 2025 fiscal year.

The Province estimates provincial tax revenue generated between January and March 2025 by considering economic forecasts and modelling. For revenue from April to December 2024, the estimate is based on Canada Revenue Agency tax assessment data received to date.

Related financial statement disclosures

Note 1 - Significant Accounting Policies;

Note 1 D. – Measurement Uncertainty

Schedule 1 - Consolidated Statement of Amounts Receivable

Schedule 5 – Consolidated Statement of Accounts Payable, Accrued Charges, Provisions and Unearned Revenue

Why this is a key audit matter.

Corporate and personal income tax revenues are estimates involving significant management judgement and estimation uncertainty.

Income tax revenue in a fiscal year is derived from management’s estimates of tax for two separate calendar years. For the year ended March 31, 2025, the Province recorded nine months of revenue for the 2024 calendar year and three months of revenue for the 2025 calendar year. The Canada Revenue Agency will not finalize its assessments for either of these years until after the financial statements for the year ended March 31, 2025 have been issued. Uncertainty exists due to differences that may arise between final tax assessments and initial economic estimates.

How the matter was addressed during the audit:

●

We obtained an understanding of the systems and controls over the process of recording and estimating these tax revenues.

●

We engaged an independent economist to assist us in our review of the Province’s economic forecast model for its reasonability and completeness, including management’s use of key assumptions.

●

We reviewed the Province’s retrospective analysis comparing previous actual results to managements estimates using the current model.

●

We tested the accuracy of management’s calculations supporting the estimate.

●

We reviewed the Province’s accounting adjustments made to its economic forecasts.

Key audit matters

Contingent legal liabilities	How the matter was addressed during the audit:

Overview

Contingent liabilities represent potential future obligations that may impact the Province’s financial position, depending on the outcome of future events outside the Province’s control. The Province has recognized over $1.4 billion in contingent liabilities as at March 31, 2025 related to its involvement of several legal cases. Contingent liabilities must be recorded in the financial statements when management deems it likely the expected outcome will result in a liability, and the amount of the liability can be reasonably estimated.

Related disclosures are

Note 1 D. – Measurement Uncertainty

Note 8 – Contingencies A. Contingent liabilities

Schedule 5 – Consolidated Statement of Accounts Payable, Accrued Charges, Provisions and Unearned Revenue

(included in “Other Accrued Charges” total)

Why this is a key audit matter.

Recognition of contingent legal liabilities is a key audit matter due to the significant judgment required to assess the likelihood of future confirming events, and the inherent complexity of the estimation methodologies used.

There is uncertainty related to the potential settlement costs used in the estimates and the inherent subjectivity when using a range of costs to determine the best estimate.

Estimates may need to be continuously revised and refined because of ongoing activity in each case, recent and prior settlements, appeals or agreements and decisions made by the court.

●

We reviewed management’s legal claims assessments and the related correspondence from the Province’s legal counsel.

●

We assessed the reasonableness of management’s significant judgements made in evaluating the likelihood of legal claims and estimating the related liabilities.

●

We evaluated management’s calculations and assumptions used in estimating the liabilities.

●

We obtained confirmation from the Province’s legal counsel, to assess the completeness and valuation of legal claims.

Key audit matters

Tobacco settlement revenue	How the matter was addressed during the audit:

Overview

On March 6, 2025, the Ontario Superior Court sanctioned Imperial Tobacco Canada Limited, Rothmans Benson & Hedges Inc., and JTI-Macdonald Corp. Creditors Arrangement Act (CCAA) Plans for the three major tobacco companies represent a landmark restructuring and settlement of tobacco-related claims across Canada

The settlement involves a global settlement amount of $32.5 billion, with $24.7 billion allocated to provinces and territories. Manitoba’s share is approximately 4.53%, equating to $1.1 billion, funded through:

●

Upfront cash contributions of approximately $281 million.

●

Annual payments from future Net After-Tax Income over an estimated 20-year Contribution Period.

The Province has recognized revenues of $846 million and expensed an allowance against the receivable of $396 million and legal fees of $29 million. Net income after allowance and legal fees is $421 million as at March 31, 2025.

Related disclosures are

Note 1 D. – Measurement Uncertainty

Note 20 – Tobacco Settlement

Schedule 1 – Consolidated Statement of Amounts Receivable

Why this is a key audit matter.

Given the materiality, complexity, and judgment involved in recognizing and measuring the tobacco settlement, it constitutes a key audit matter. Audit considerations include assessing management’s accounting assumptions such as the timing of the recognition and uncertainty around the future payments. These payments are based on the tobacco companies’ earnings which will require ongoing monitoring and estimation.

●

We reviewed the Province’s analysis and positions on the timing and valuation of the revenue recognition.

●

We reviewed the settlement agreement and supporting documentation related to the settlement revenue and evaluated the revenue recognition and valuation in accordance with Public Sector Accounting Standards.

●

We assessed the reasonableness of management’s significant judgements made in estimates of the valuation of the receivable.

Other Information

The Province is responsible for the other information. The other information comprises the Province of Manitoba Annual Report and Public Accounts (the Annual Report) but does not include the Summary Financial Statements and our auditor’s report thereon.

Our opinion on the Summary Financial Statements does not cover the other information and we will not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Summary Financial Statements

Management is responsible for the preparation and fair presentation of the Summary Financial Statements in accordance with PSAS, and for such internal control as management determines is necessary to enable the preparation of Summary Financial Statements that are free from material misstatement, whether due to fraud or error.

In preparing the Summary Financial Statements, management is responsible for assessing the Province’s ability to continue as a going concern disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless an intention exists to liquidate the Province or to cease operations, or there is no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Province’s financial reporting process. With respect to the Province, those charged with governance refers to the Minister of Finance.

Auditor’s Responsibilities for the Audit of the Summary Financial Statements

Our objectives are to obtain reasonable assurance about whether the Summary Financial Statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these Summary Financial Statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

●

Identify and assess the risks of material misstatement of the Summary Financial Statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Province’s internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

●

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Province’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the Summary Financial Statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Province to cease to continue as a going concern.

●

Evaluate the overall presentation, structure, and content of the Summary Financial Statements, including the disclosures, and whether the Summary Financial Statements represent the underlying transactions and events in a manner that achieves fair presentation.

●

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Province to express an opinion on the Summary Financial Statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the Summary Financial Statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Winnipeg, Manitoba	Tyson Shtykalo, FCPA, FCA
September 25, 2025	Auditor General

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at March 31, 2025

		($ millions)

SCHEDULE		2025 Actual	2024 Restated

	FINANCIAL ASSETS

	Cash and cash equivalents	4,722	4,287

1	Amounts receivable	2,710	2,467

	Inventories for resale	12	14

2	Due from Manitoba Hydro-Electric Board (Note 14)	24,831	24,428

	Derivative financial instruments (Note 3)	2,223	2,304

	Portfolio investments (Note 4)	4,076	4,014

2	Loans and advances	1,638	1,575

3	Equity in government business enterprises (Note 5)	4,392	4,481

	Equity in government business partnerships (Note 6)	24	20

	Total Financial Assets	44,628	43,590

	LIABILITIES

4	Taxpayer-supported debt	38,355	36,214

4	Borrowings on behalf of Manitoba Hydro-Electric Board	24,925	24,398

5	Accounts payable, accrued charges, provisions and unearned revenue	9,295	8,410

	Derivative financial instruments (Note 3)	2,678	2,479

	Asset retirement obligations (Note 13)	891	806

6	Pension liability (Note 7)	3,745	3,599

	Total Liabilities	79,889	75,906

	NET DEBT	(35,261)	(32,316)

	NON-FINANCIAL ASSETS

	Inventories held for use	126	180

	Prepaid expenses	121	107

7	Tangible capital assets	17,206	16,182

	Total Non-Financial Assets	17,453	16,469

	ACCUMULATED DEFICIT	(17,808)	(15,847)

	Accumulated deficit is comprised of:

	Accumulated deficit - operating	(16,475)	(15,326)

	Accumulated remeasurement losses	(1,333)	(521)

		(17,808)	(15,847)

The accompanying notes and schedules are an integral part of these financial statements.

SUMMARY FINANCIAL STATEMENTS        63

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended March 31, 2025

	($ millions)

	2025 Budget Restated[1]	2025 Actual	2024 Restated

REVENUE
Income taxes:
Corporation income tax	918	1,293	900
Individual income tax	4,670	4,265	4,469
Other taxes:
Corporations taxes	367	444	381
Fuel taxes	159	92	238
Land transfer tax	134	139	127
Levy for health and education	443	440	431
Retail sales tax	2,754	2,824	2,703
Tobacco tax	100	111	123
Other taxes	15	18	15
Education property taxes	764	833	698
Fees and other revenue:
Fines and costs and other legal	49	78	63
Minerals and petroleum	34	21	21
Automobile and motor carrier licences and fees	178	182	256
Parks: Forestry and other conservation	46	51	60
Water power rentals	68	54	51
Service fees and other miscellaneous charges	1,787	1,887	1,774
Tuition fees	488	509	465
Tobacco settlement (Note 20)	-	846	-
Federal transfers:
Equalization	4,352	4,352	3,510
Canada Health Transfers	1,889	1,885	1,871
Canada Social Transfers	613	612	597
Shared cost and other transfers	1,437	1,256	1,182
Net income from government business enterprises (Schedule 3)	818	687	464
Recovery from government business enterprises and other investment earnings	1,354	1,465	1,393
Contingency	(100)	-	-

Total Revenue (Schedule 9)	23,337	24,344	21,792

64        PROVINCE OF MANITOBA  ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF OPERATIONS (cont’d)

For the Year Ended March 31, 2025

	($ millions)

	2025	2025	2024
	Budget	Actual	Restated
	Restated[1]

Total Revenue carried forward	23,337	24,344	21,792

EXPENSES
Legislative Assembly	61	59	75
Executive Council	5	5	6
Advanced Education and Training	1,908	1,901	1,737
Agriculture	601	505	482
Business, Mining, Trade and Job Creation	209	187	223
Education and Early Childhood Learning	3,896	3,914	3,649
Environment and Climate Change	199	273	178
Families	2,102	2,847	2,511
Finance	115	109	91
Health, Seniors and Long-Term Care	8,604	9,049	8,570
Housing, Addictions and Homelessness	794	775	738
Innovation and New Technology	149	142	128
Justice	903	912	1,018
Labour and Immigration	35	34	32
Municipal and Northern Relations	745	642	624
Natural Resources and Indigenous Futures	140	140	130
Public Service Commission	34	33	39
Public Service Delivery	297	303	325
Sport, Culture, Heritage and Tourism	117	116	156
Transportation and Infrastructure	584	585	625
Enabling Appropriations	157	34	33
Emergency Expenditures	50	30	29
Tax Credits	164	157	208
Debt Servicing	2,264	2,316	2,156
Tobacco Settlement (Note 20)	-	425	-

Total Expenses (Schedule 9)	24,133	25,493	23,763

OPERATING SURPLUS (DEFICIT) FOR THE YEAR	(796)	(1,149)	(1,971)

Note 1:

The restated amounts are taken from Budget 2024 as presented to the Legislative Assembly on April 2, 2024 and restated for comparability to the current year results. Please refer to Schedule 10 and Note 21 for further details.

The accompanying notes and schedules are an integral part of these financial statements.

SUMMARY FINANCIAL STATEMENTS        65

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF

ACCUMULATED OPERATING DEFICIT

For the Year Ended March 31, 2025

	($ millions)

	2025	2024
	Actual	Restated

Opening operating accumulated deficit, as previously reported	(15,326)	(13,361)

Operating surplus (deficit) for the year	(1,149)	(1,971)

Transfer from statement of remeasurement gains (losses)	-	6

Ending operating accumulated deficit	(16,475)	(15,326)

The accompanying notes and schedules are an integral part of these financial statements.

66        PROVINCE OF MANITOBA  ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF

REMEASUREMENT GAINS AND LOSSES

For the Year Ended March 31, 2025

	($ millions)

	2025	2024
	Actual	Actual

Accumulated remeasurement gains (losses), beginning of year, before other comprehensive income	(301)	(982)

Unrealized gains (losses) attributable to:
Foreign exchange	(391)	1
Derivatives	(272)	688
Portfolio investments:
Quoted in an active market	(101)	55

Total unrealized gains (losses)	(764)	744

Reclassified to Consolidated Statement of Operations:
Foreign exchange	202	(34)
Derivatives	(202)	37
Portfolio investments:
Quoted in an active market	(2)	(66)

Total reclassified to the statement of operations	(2)	(63)

Accumulated remeasurement gains (losses), end of year, before other comprehensive income	(1,067)	(301)

Accumulated other comprehensive income (loss), beginning of the year	(220)	(291)
Other comprehensive income (loss) (Schedule 3)	(46)	71

Accumulated other comprehensive income (loss)	(266)	(220)

Accumulated remeasurement gains (losses), end of year	(1,333)	(521)

The accompanying notes and schedules are an integral part of these financial statements.

SUMMARY FINANCIAL STATEMENTS        67

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGE IN NET DEBT

For the Year Ended March 31, 2025

		($ millions)

	2025	2025	2024
	Budget	Actual	Actual
	Restated
Operating surplus (deficit) for the year	(796)	(1,149)	(1,971)

Tangible capital assets (Schedule 7)
Acquisition of tangible capital assets	(2,011)	(1,961)	(1,939)
Amortization of tangible capital assets	900	904	866
Disposal of tangible capital assets	-	33	57

Net acquisition of tangible capital assets	(1,111)	(1,024)	(1,016)

Other non-financial assets
Decrease (increase) in inventories	-	54	102
Decrease (increase) in prepaid expenses	-	(14)	(10)

Net acquisition of other non-financial assets	-	40	92

Decrease (increase) in net debt excluding net remeasurement gains (losses)	(1,907)	(2,133)	(2,895)

Net remeasurement gains (losses), other comprehensive income and other adjustments	-	(812)	759

Decrease (increase) in net debt	(1,907)	(2,945)	(2,136)

Net Debt, beginning of year, as previously reported	(33,514)	(32,316)	(30,180)

Net Debt, end of year	(35,421)	(35,261)	(32,316)

The accompanying notes and schedules are an integral part of these financial statements.

68        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOW

For the Year Ended March 31, 2025

	($ millions)

	2025	2024
	Actual	Restated

Cash and cash equivalents provided by (used in)
Operating Activities
Operating surplus (deficit) for the year	(1,149)	(1,971)
Non-cash items:
Amortization of tangible capital assets	904	866
Amortization of debt discounts and debt premiums	(29)	(160)
Loss on disposal of tangible capital assets	33	57
Valuation allowance	325	80
Asset retirement obligation	20	31

	1,253	874

Increase (decreases) to:
Amounts receivable	(568)	56
Inventories	56	102
Prepaids	(14)	(10)
Changes in equity in government business enterprises and government business partnerships	39	268
Accounts payable, accrued charges, provisions and unearned revenue	885	892
Pension liability	146	2

Cash provided by operating activities	648	213

Capital Activities
Acquisition of tangible capital assets	(1,896)	(1,975)

Cash used in capital activities	(1,896)	(1,975)

Investing Activities
Investments purchased	(6,045)	(5,068)
Investments sold or matured	4,862	5,826

Cash provided by (used in) investing activities	(1,183)	758

Financing Activities
Debt issued	6,826	5,913
Debt redeemed	(3,960)	(3,368)

Cash provided by financing activities	2,866	2,545

Increase in cash and cash equivalents	435	1,541
Cash and cash equivalents, beginning of year	4,287	2,746

Cash and cash equivalents, end of year	4,722	4,287

Supplementary information:
Interest received	1,455	1,381

Interest paid	2,359	2,329

The accompanying notes and schedules are an integral part of these financial statements.

SUMMARY FINANCIAL STATEMENTS        69

NOTES TO THE SUMMARY FINANCIAL STATEMENTS

For the Year Ended March 31, 2025

1.	SIGNIFICANT ACCOUNTING POLICIES

A.	GENERAL BASIS OF ACCOUNTING

The summary financial statements have been prepared by the Manitoba government (Government) in accordance with Canadian public sector accounting standards (PSAS) for governments recommended by the Public Sector Accounting Board (PSAB).

B.	THE GOVERNMENT REPORTING ENTITY

These financial statements report the activities of the Consolidated Funds as defined in the Financial Administration Act combined with the organizations that are controlled by the Government.

Various government components, government organizations (GOs), government business enterprises (GBEs), partnerships, and business partnerships (BPs) comprising the Government Reporting Entity (GRE) are listed in Schedule 8 to the summary financial statements.

To be considered a part of the GRE, an organization must be controlled by the Government or under the shared control of the Government. Control, as defined by PSAB, is the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the Government from the other organization’s activities.

The not-for-profit personal care homes are individual corporations operated by their own boards of directors. The personal care homes are included in the GRE. The nature of the relationship between the province and not-for-profit personal care homes is such that control over their assets has been determined to exist for accounting purposes only and not for legal purposes.

C.	BASIS OF CONSOLIDATION

GOs, except for GBEs and BPs, are consolidated after adjusting their accounting policies to a basis consistent with the accounting policies of the GRE, as outlined in note 1E of the significant accounting policies. Inter-entity accounts and transactions are eliminated upon consolidation, except for retail sales tax. Where the fiscal year end dates of the GOs are different from those of the GRE, and their transactions significantly affect the financial statements, their financial results are updated to March 31.

GBEs, whose principal activity is carrying on a business, maintain their accounts in accordance with International Financial Reporting Standards (IFRS), which are considered appropriate to their individual objectives and circumstances. They derive most of their revenue from sources outside the GRE. They are reported in these summary financial statements using the modified equity method of accounting. Under the modified equity method, the original investment of the Government, in GBEs, is initially recorded at cost and adjusted annually to include the net income or losses and other net equity changes of these enterprises, without adjusting their accounting policies to a basis consistent with that of the GRE.

The financial results of GBEs are not updated to March 31, where their fiscal year end is different from that of the GRE, except when transactions, which would significantly affect the summary financial statements, occur during the intervening period. Inter-entity accounts and transactions with GBEs are not eliminated. Significant transactions with GBEs are disclosed in Note 14. Supplementary financial information describing the financial position and results of operations of these enterprises is presented in Schedule 3 to the summary financial statements.

70        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

1.  Significant Accounting Policies (continued)

The characteristics of a BP are like a GBE except the organization is a partnership under shared control, rather than a government organization under the control of the province. BPs are accounted for in the summary financial statements using the modified equity method. The province accrues its share of the BP’s net income or losses, and other net equity changes, without adjusting the BP’s accounting policies to a basis consistent with that of the GRE. The province’s share of the assets, liabilities, and results of operations for its BP are presented in Note 6 to the summary financial statements.

D.	MEASUREMENT UNCERTAINTY

Estimates are used to accrue revenues and expenses in circumstances where the actual accrued revenues and expenses are unknown at the time the financial statements are prepared. Uncertainty in the determination of the amount at which an item is recognized in the financial statements is known as measurement uncertainty. Such uncertainty exists when there is a variance between the recognized amount and another reasonable amount, as there is whenever estimates are used.

Measurement uncertainty in these financial statements exists in the accrual of individual and corporate income taxes, Canada Health Transfer and Canada Social Transfer entitlements, and accrual for federal shared cost programs.

The uncertainty arises from possible differences between the estimates for the economic factors used in calculating the accruals and actual economic results. The amount of income tax attributable to the year can change because of reassessments in subsequent years. In addition, the lag time in receiving economic information and subsequent revisions to the tax data could also lead to notable changes in reporting.

The valuation of derivatives at fair value affects the Consolidated Statement of Financial Position and Consolidated Statement of Remeasurement Gains and Losses. The calculation of fair value is complex and uses mathematical models that are subject to a variety of inputs and assumptions. Therefore, measurement uncertainty exists in the valuation and completeness of both derivatives and embedded derivatives.

Measurement uncertainty also includes accruals for pension obligations and asset retirement obligations, accrual for retroactive wages, accruals for the remediation of contaminated sites, allowances for doubtful accounts, receivables and loans and advances, unearned revenue for outstanding performance obligations under PS 3400 revenue, accruals for liabilities valued through actuarial valuations, such as long-term disability, severance, sick pay obligations, workers compensation claims, and provision for losses on guarantees.

Uncertainty related to accruals for pension obligations arises because actual results may differ significantly from the Government’s best estimates of expected results based on variables such as earnings on pension investments, salary increases and the life expectancy of pensioners. Results for asset retirement obligations may differ due to undiscovered hazardous materials, cost estimations, discount rates and uncertainty as to the dates the remediation will be undertaken.

Uncertainty related to the accrual of retroactive wages arises because actual wage settlements may differ significantly from the final collective agreements. The estimate for the accrual of retroactive wages is based on the Government’s best estimate of the public services salary increases that may be negotiated or determined through arbitration.

Uncertainty related to the accrual of the remediation of contaminated sites exists because the remediation activities, methods and the extent of contamination may differ significantly from the Government’s original assessment of the site and proposed remediation plans.

SUMMARY FINANCIAL STATEMENTS        71

1.  Significant Accounting Policies (continued)

There is also measurement uncertainty related to the allowance for doubtful receivables, and loans and advances because the estimation could be different from the actual collectability due to various factors such as changes in economic conditions.

Legal contingent liability contains significant measurement uncertainty due to the nature of legal cases, which are subject to factors that are not controlled by the government. Depending on legal proceedings and court decisions, results could be materially different from the estimations at the reporting dates.

In March 2025, the Ontario Superior Court of Justice approved a $32.5 billion tobacco settlement, of which $24.7 billion is payable to the provinces and territories. Manitoba’s share is approximately 4.53 per cent, which equals $1.1 billion to be paid in the future estimated 20-year settlement period. There is significant measurement uncertainty in the estimated revenue and receivable. More information is included in Note 20.

E.	BASIS OF SPECIFIC ACCOUNTING POLICIES

(i)	Gross Accounting Concept

Assets and liabilities are presented at their gross amount and are not netted against each other.

Revenues and expenses are recorded as gross amounts with the following exceptions:

(1)	Refunds of revenue are treated as reductions of current year revenue.
(2)	Decreases in valuation allowances are treated as reductions to current year expense.

(ii)	Revenue

(1)	Government transfers

Transfer payments from the Government of Canada include all accruals determined for current year entitlements that have been authorized by March 31, for which any eligibility criteria have been met and that can be reasonably estimated. A liability is recorded to the extent that a transfer gives rise to an obligation that meets the definition of a liability in accordance with the criteria in PS 3200 Liabilities.

(2)	Taxes

Tax revenues are recognized in the period in which they occur and when they are authorized by legislation, or the ability to assess and collect the tax has been provided through legislative convention. Reported tax revenues include estimated revenues for the current period, adjustments between the estimated revenues of previous tax years and actual amounts, and revenues from reassessments relating to prior tax years. Reported amounts do not include estimates of some unreported taxes or the impact of future reassessments.

Revenues from individual and corporation income tax are accrued in the year earned based upon estimates made by Manitoba Finance using statistical models. Personal Income Tax (PIT) and Corporation Income Tax (CIT) revenues for the period are accrued based on an estimate of current year tax assessments, plus late-arriving assessments, and reassessments for the 2024 tax year, prorated from the Federal Department of Finance’s Tax Sharing Statements and an estimate for the 2025 tax year based on Manitoba Finance’s economic forecasts.

PIT and CIT revenues are recorded at estimated amounts after considering adjustments for tax concessions and other adjustments from the income tax system. Transfers made through the tax system are recognized as expenses.

Revenues from other taxes are accrued in the year earned and are recorded net of tax concessions and other adjustments. Transfers made through the tax system are recognized as expenses.

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1.  Significant Accounting Policies (continued)

(3)	Fees and other revenue

Exchange transactions are transactions with performance obligations. A performance obligation is a promise to provide a distinct good or service or series of distinct goods or services to a payor for consideration. The province recognizes revenue when the performance obligations are satisfied, and the payor obtains control of the asset or benefits from the service provided.

Non-exchange transactions are transactions or events where there is no direct transfer of goods or services to a payor. The province receives an increase in economic resources for which the payor does not receive any direct goods or services in return. Revenue from non-exchange transactions are recognized when the province has the authority and identifies a past transaction or event that gives rise to an asset.

Revenue from product sales is recognized when the significant rewards of ownership of the products have been passed to the buyer, usually on the delivery of products.

Revenue from contracts with customers is recognized at an amount equal to the transaction price allocated to the specific distinct performance obligation when the performance obligation is satisfied. Revenue from contracts with customers is evaluated and separated into distinct performance obligations when there is a distinct good or service to be transferred in the future.

The province assesses its revenue arrangements against specific criteria to determine if it is acting as a principal or agent. The Government is the principal if it has primary responsibility for the delivery of the goods and services. As the principal, the Government sets the amounts charged, and bears the inventory and credit risk from the buyer. Consideration from the buyer is recognized as revenue and is measured on a gross basis.

(4)	Externally restricted assets

Externally restricted inflows are recognized as revenue in the period in which expenses are incurred for the purposes specified. Externally restricted inflows received before the expenses are incurred are reported as liabilities.

Premiums paid by the producers and the province to the AgriInsurance program at Manitoba Agricultural Services Corporation (MASC) are considered externally restricted inflows and are recorded as unearned revenue and not brought into revenue until required. Externally restricted premiums can only be used for:

a)	indemnities payable under the contracts of the fund;

b)	premiums and other amounts payable for reinsurance;

c)	interest on funds borrowed for the fund;

d)	annual revenue from the production insurance program to the Production Insurance Trust Fund

e)	additional amounts from the surplus of the fund to the Production Insurance Trust Fund as MASC may contribute under the Production Insurance Trust agreement.

Externally restricted funds also include unspent grants, non-endowed donations, investment income and rental fees.

(iii)	Expenses

(1)	Accrual accounting

All expenses incurred for goods or services received are recorded on an accrual basis.

SUMMARY FINANCIAL STATEMENTS        73

1.  Significant Accounting Policies (continued)

Expenses include provisional amounts recorded in anticipation of costs, which are quantifiable and have been identified as obligations.

(2)  Government transfers

Government transfers are recognized as expenses in the period in which the transfer is authorized, any eligibility criteria are met, and the amounts can be estimated.

(iv) Financial Instruments

The Government classifies its financial instruments as either fair value, cost, or amortized cost.

The Government’s accounting policy for each category is as follows:

Fair value

This category includes derivatives and equity instruments quoted in an active market. The Government has not designated any of its portfolio investments or borrowings at fair value that would otherwise be classified in the amortized cost category.

Financial instruments in the fair value category are initially recognized at cost and subsequently carried at fair value. Unrealized changes in fair value on unrestricted investments are recognized in the Consolidated Statement of Remeasurement Gains and Losses until they are realized. When realized, they are transferred to the Consolidated Statement of Operations.

Where a decline in fair value of the financial asset is determined to be other than temporary, the amount of the loss is recognized in the Consolidated Statement of Operations.

Premiums and discounts on derivatives are amortized to public debt expense on the same basis as the underlying debt instrument. The unamortized portion is included in the derivative assets or liabilities to offset the accumulated remeasurement gains or losses.

Transaction costs related to financial instruments in the fair value category are expensed as incurred.

Cost or amortized cost

This category includes cash and cash equivalents, accounts receivable, portfolio investments, accounts payable and public debt. They are initially recognized at cost and subsequently carried at amortized cost using the effective interest rate method, less any impairment losses on financial assets, except for donated financial assets, which are initially recognized at fair value.

Transaction costs related to financial instruments in the amortized cost category, including syndicate fees related to the issuance of debentures, are added to the carrying value of the instrument.

Write downs on financial assets in the cost or amortized cost category are recognized when the amount of a loss is known with sufficient precision, and there is no realistic prospect of recovery. Financial assets whose decline of which is other than temporary are written down to net recoverable value with the loss being recognized in the Consolidated Statement of Operations.

(v) Foreign Currency Translation

The Government’s foreign currency risk is reflected in its financial statements. Monetary assets and liabilities, denominated in a foreign currency, are translated at the year-end rate of exchange. Revenue and expense arising from a foreign currency transaction are translated into Canadian dollars at exchange rates approximating those in effect at the transaction date.

74        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

1.  Significant Accounting Policies (continued)

At each financial statement date, monetary assets, and liabilities, must be adjusted to reflect the exchange rate in effect at that date. Unrealized foreign exchange gains or losses that arise prior to settlement are recognized in the Consolidated Statement of Remeasurement Gains and Losses.

In the period of settlement, the cumulative amount of foreign exchange gains and losses is removed from the Consolidated Statement of Remeasurement Gains and Losses and is recognized in the Consolidated Statement of Operations.

(vi) Financial Assets

(1)  Accounts receivable

Accounts receivables are recorded at their full expected amount. A valuation allowance is recorded when collection of the receivable is considered doubtful.

(2)  Loans and advances

Loans and advances are recorded at cost and subsequently carried at amortized cost using the effective interest rate method. A valuation allowance is recorded to reduce the value of the assets to their estimated realizable value. Loans with significant concessionary terms would be considered a grant and expensed in the Consolidated Statement of Operations. Valuation allowances are made when collection is considered doubtful. Premiums that may arise from the early repayment of loans or advances are reflected as unearned and are amortized monthly to debt servicing expense over the term of the loan or advance. The Government stops accruing interest on loans and advances when the amount is considered uncollectable.

(3)  Portfolio investments

Portfolio investments are initially recognized at cost and subsequently carried at amortized cost using the effective interest rate method.

Portfolio investments denominated in a foreign currency are translated to the Canadian dollar equivalent at the exchange rate in effect on March 31. Changes in the value of portfolio investments due to foreign currency changes are recorded in the Consolidated Statement of Remeasurement Gains and Losses until the investments are sold.

Investment income on portfolio investments, denominated in a foreign currency, including interest income, and realized gains or losses on the sale of unrestricted investments, are translated to Canadian dollar equivalents at the exchange rate in effect at the date of the transaction.

Investment income earned on externally restricted investments are recorded as unearned revenue and recognized as revenue when the related expenditure is made, or stipulations are met.

(4)  Inventories for resale

Inventories held for resale are recorded at the lower of cost and net realizable value.

Inventory for resale includes land under development. Land under development includes the cost of land and all costs related to land improvements. Land improvements also include development, site preparation, architectural engineering, surveying, fencing, landscaping, and infrastructure for electrical, roads and underground works.

Land held for future development or sale is valued at the lower of cost or appraised value, adjusted for estimated disposal purchase price and related acquisition costs.

SUMMARY FINANCIAL STATEMENTS        75

1.  Significant Accounting Policies (continued)

(vii)  Liabilities

Liabilities are present obligations to outside parties, including GBEs, because of transactions and events occurring prior to the year end. The settlement of the liabilities will result in the future transfer or use of assets or other forms of settlement. Liabilities are recorded at the estimated amount payable.

(1)	Public debt

Public debt represents the direct debt obligations of the Province of Manitoba. Public debt includes borrowings for government operating purposes, the acquisition of tangible capital assets, and lending to public sector entities within the GRE. Public debt is shown at amortized cost, net of the government debt held as provincial investments. Discounts or premiums, and commissions incurred at the time of the issue of debt are amortized monthly to debt servicing expense using the effective interest rate method. Foreign borrowings are translated at the exchange rate in effect on March 31. The unrealized foreign exchange gains and losses are recorded to the Consolidated Statement of Remeasurement Gains and Losses.

Public debt is reported under two categories:

(a)	Tax-payer supported debt includes direct debt used for government operating and capital purposes including the debt of an entity that is fully consolidated in the summary financial statements.
(b)

Borrowings on behalf of Manitoba Hydro-Electric Board (Manitoba Hydro) debt include the debt borrowed by the Government on behalf of Manitoba Hydro. Manitoba Hydro fully funds their operations and debt through the sale of goods and services at commercial rates to buyers that are outside the GRE.

(2)	Pension liability

The Government accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service using the accrued benefit actuarial cost method, except as disclosed in Note 7. The value of plan assets is determined using a moving average fair value method. Under this method, fair value is the underlying basis, with any excess (or shortfall) of investment returns over (or below) the expected long-term rate being amortized over a five-year period. When actual experience varies from actuarial estimates, for both the accrued benefit obligation and plan assets, the difference is amortized over the expected average remaining service life of the related employee group. Past service costs from plan amendments are recognized in full as expenses in the year of the amendment.

(3)	Employee future benefits

The Government recognizes the cost of accumulating benefits in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when the event that obligates the Government to pay benefits occurs. Liabilities for severance, non-vesting sick pay, long-term disability income plan and workers compensation claims are based upon actuarial calculations.

The periodic actuarial valuations of these liabilities may determine that adjustments are needed to the actuarial calculations because actual experience is different from that expected and/or because of changes in the actuarial assumptions used. The resulting actuarial gains or losses for the severance liability are amortized over the expected average remaining service life of the related employee group. Actuarial gains and losses for the Long-Term Disability Income

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1.  Significant Accounting Policies (continued)

Plan and the workers compensation claims are recognized as they arise. The liability is included under employee future benefits.

The Government accrues a liability for vacation pay and accumulating, non-vesting sick pay benefits. The liability for accumulating, non-vesting sick pay benefits is based upon a review of past experience. A liability is extrapolated upon the expected future utilization of current accumulated benefits. The liability is recognized under salaries and benefits.

(4)	Guarantees

Guarantees by the Government are made through specific agreements or legislation to repay promissory notes, bank loans, lines of credit, mortgages, and other securities. The provision for losses on guaranteed loans are determined by a review of individual guarantees. A provision for losses on these guarantees is recorded when it is likely that a loss will occur. The amount of the loss provision represents the Government’s best estimate of probable claims against the guarantees. Where circumstances indicate the likelihood of claims arising, provisions are established for those loan guarantees.

(5)	Liability for contaminated sites

The Government recognizes a liability for remediation of contaminated sites when the following criteria have been met:

•	There is evidence that contamination exceeds an environmental standard.

•	The Government is directly responsible or accepts responsibility for the contamination,

•	It is expected that future economic benefits will be given up and a reasonable estimate of the amount can be made.

In cases where the Government’s responsibility is not determinable, a contingent liability may be disclosed.

The liability reflects the Government’s best estimate of the amount required to remediate the site to the current minimum standard of use prior to contamination, as of the financial statement date. The liability is determined on a site-by-site basis. Third party recoveries related to a contaminated site are recorded as an asset, provided they can be appropriately measured and estimated with economic benefits expected to be obtained. Recoveries are not netted against the liability. Contingent recoveries are only disclosed. Recorded liabilities are adjusted each year for the passage of time, new obligations, changes in management estimates, and actual remediation costs incurred. The Government measures the liability using present value techniques when cash flows are expected to occur over extended future periods.

(6)	Asset retirement obligations

An asset retirement obligation (ARO) is a legal obligation related to the retirement of a tangible capital asset. The retirement of a tangible capital asset is the permanent removal of an asset from service. This encompasses the sale, abandonment, or disposal in some other matter but not its temporary idling.

Upon recognition of a liability for an ARO, the Government recognizes an asset retirement cost by increasing the carrying amount of the related tangible capital asset. The Government allocates the asset retirement cost to expense in a rational or systematic manner over the remaining useful life of the tangible capital asset.

SUMMARY FINANCIAL STATEMENTS        77

1.  Significant Accounting Policies (continued)

An ARO may exist in connection to a fully amortized tangible capital asset. The cost of an ARO is amortized over the revised estimated remaining useful life of the asset. An ARO related to a tangible capital asset no longer in productive use is expensed given there is no period of future benefit from the tangible capital asset. An ARO related to an asset that is not recognized is also expensed as there is no cost basis for the underlying asset to which retirement cost can be attached.

An ARO is initially measured as of the date the legal obligation was incurred. Management’s best estimate is based on the amount required to retire tangible capital assets and subsequently remeasured considering any new information and the appropriateness of assumptions used. A present value technique is used to determine the amount of the obligation at the financial reporting date. The liability is adjusted for the passage of time using the discount rate and is recognized as accretion expense in the Consolidated Statement of Operations.

(viii)	Non-Financial Assets

(1)	Recognition and measurement

In the public sector, recognition and measurement of tangible capital and other non-financial assets are based on their future service potential. Such assets do not generate future net cash inflows. Therefore, these assets will not provide resources to discharge the liabilities of the Government. For non-financial assets, the future economic benefit consists of their capacity to render service to fulfill the Government’s objectives.

(2)	Inventories

Inventories held for resale are classified as non-financial assets if it is anticipated that the sale will not be completed within one year of the reporting date. Inventories held for use are classified as non-financial assets. Inventories for distribution at no charge are recorded at the lower of cost or current replacement cost.

(3)	Prepaid expenses

Prepaid expenses are payments for goods or services that will provide economic benefits in future periods. The prepaid amount is recognized as an expense in the year the goods or services are used or consumed.

(4)	Tangible capital assets

The cost of tangible capital assets purchased includes the purchase price as well as costs such as installation costs, design and engineering fees, survey, site preparation costs, and other costs incurred to put the asset into service. The cost of tangible capital assets constructed by the Government includes all direct construction costs such as materials, labour, design, installation, engineering, architectural fees, survey and site preparation costs. It also includes overhead costs directly attributable to the construction activity such as licenses, inspection fees, indirect labour costs, and amortization expense of any equipment which was used in the construction project. Any carrying cost associated with the development and construction of tangible capital assets is included in the cost of the asset, provided the cost exceeds $20million and development time exceeds one year.

Certain assets, which have historical or cultural value, including works of art, historical documents as well as historical and cultural artifacts are not recognized as tangible capital assets because a reasonable estimate of the future benefits associated with such property cannot be made. Economic resources such as Crown land, mineral rights, timber rights, fish, and wildlife, meet

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1.  Significant Accounting Policies (continued)

the definition of an asset. However, they are not recognized in the summary financial statements because an appropriate basis of measurement and a reasonable estimate of the amount involved cannot be made, or PSAS prohibit its recognition.

Tangible capital assets are amortized on a straight-line basis over their estimated useful lives as follows:

General Tangible Assets:

Land	Indefinite

Buildings and leasehold improvements

Buildings	10 to 60 years

Leasehold improvements	Life of lease

Vehicles and equipment

Vehicles	3 to 10 years

Aircraft and vessels	5 to 24 years

Machinery, equipment and furniture	3 to 20 years

Maintenance and road construction equipment	11 to 15 years

Computer hardware and software licenses	3 to 15 years

Infrastructure Assets:

Land	Indefinite

Land improvements	10 to 30 years

Transportation

Bridges and structures	40 to 75 years

Provincial highways, roads and airstrips	10 to 40 years

Dams and water management structures	40 to 100 years

One half of the annual amortization is charged in the year of acquisition and in the year of disposal. Assets under construction are not amortized until the asset is put into service.

(ix) Classification by Sector

The Government reports operational results under the following segments. Refer to Schedule 9:

• Health

• Education and Economic Development

• Social Services

• Community and Resource Development

• Justice and Other Expenditures

• General Government

The entities and departments included in each segment are identified in Schedule 8 to the summary financial statements.

The Health segment includes provincial health care programs and all health-related entities and services delivered within the health system.

SUMMARY FINANCIAL STATEMENTS        79

1.  Significant Accounting Policies (continued)

The Education and Economic Development segment includes all education – elementary, secondary, and post-secondary services, as well as the pension related expenses associated with public schools and post-secondary institutions. It includes employment and training programs. It also includes other education services such as skills, trades, and workplace based training programs and the advancement of economic development opportunities aligned with labour market needs.

The Social Services segment includes all services related to employment and income support for individuals in need as well as a comprehensive range of social services and financial assistance programs provided to Manitobans throughout the province. The sector also contains the management and administration of housing policies and benefits for low to moderate income renters and homeowners, as well as other social services delivered by community organizations on mental health promotion, harm reduction and addictions treatment and recovery.

The Community and Resource Development segment includes the promotion, development, and conservation of the province’s natural resources. It also includes the operation and maintenance of transportation systems such as highway infrastructure and other government infrastructure. The Justice and Other Expenditures segment includes general administration, finance, executive, legislature, cultural and sport related activities. The sector contains criminal and civil legal services and programs that protect the rights of Manitobans.

The General Government segment is comprised of activities that cannot be allocated to the specific sectors noted above. It also includes federal revenues and expenses related to emergency services and disaster assistance. Inter-segment transfers between sectors are measured at the exchange amount.

(x) Future Changes in Accounting Standards

Effective April 1, 2026, the Government will adopt the new Conceptual Framework for Financial Reporting in the Public Sector (Conceptual Framework) and PS 1202 Financial Statement Presentation. PS 1202 is also known as the new reporting model. The impact on the consolidated financial statements is currently being assessed.

The Conceptual Framework prescribes the nature, function and limits of financial accounting and reporting. It is the foundation on which PSAS are developed and professional judgment is applied. It will replace the conceptual aspects of PS 1000 Financial Statement Concepts and PS 1100 Financial Statement Objectives.

This standard sets out general and specific requirements for the presentation of information in public sector financial statements, based on the concepts within the Conceptual Framework.

2.  ADOPTION OF NEW ACCOUNTING STANDARDS AND CHANGES TO THE ACCUMULATED DEFICIT

A.  ADOPTION OF NEW ACCOUNTING STANDARDS

The Government did not implement any new accounting standards in 2024/25.

B.  RESTATEMENT OF PRIOR PERIOD FIGURES

During the preparation of the 2025 Public Accounts, it was determined that three adjustments were required to the 2024 Public Accounts:

(i)  Elimination Adjustment

An amount of $13 million in other investments related to school generated funds liabilities was eliminated against portfolio investments instead of against cash and cash equivalents.

80        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

2.  Adoption of new Accounting Standards and Changes to the Accumulated Deficit (continued)

(ii) Classification Adjustment

An amount of $12 million in sinking funds was classified as portfolio investments instead of cash and cash equivalents.

(iii) Consolidated Statement of Cash Flow Adjustment

(1)

An amount of $2.9 billion should have been presented in a manner that increased both investments purchased and investments sold or matured by the same amount, with no net impact on the change in cash and cash equivalents.

(2)	An amount of $45 million related to interest paid has been restated in the consolidated statement of cash flow.

These adjustments did not affect summary net debt or the accumulated deficit for the year ended March 31, 2024.

3.  FINANCIAL INSTRUMENTS CLASSIFICATION

The following table provides cost and fair value information of financial instruments by category. The maximum exposure to credit risk would be the carrying value as shown below.

	($ millions)

	Fair Value	Amortized Cost	2025 Total	2024 Total Restated
Cash and cash equivalents	-	4,722	4,722	4,287
Amounts receivable	-	1,017	1,017	438
Due from manitoba Hydro-Electric Board	-	24,831	24,831	24,428
Portfolio investments	158	3,918	4,076	4,014
Loans and advances	-	1,638	1,638	1,575
Derivative financial assets	2,223	-	2,223	2,304
Taxpayer-supported debt	-	(38,355)	(38,355)	(36,214)
Borrowings on behalf of manitoba Hydro-Electric Board	-	(24,925)	(24,925)	(24,398)
Accounts payable	-	(5,774)	(5,774)	(5,575)
Derivative financial liabilities	(2,678)	-	(2,678)	(2,479)

Financial instruments that are measured after initial recognition at fair value are grouped into Levels 1 to 3 based on the degree to which the fair value is observable:

•	Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities using the last bid price.

•

Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices).

•	Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

SUMMARY FINANCIAL STATEMENTS        81

3.  Financial Instruments Classification (continued)

Derivatives and portfolio equity investments quoted in an active market are the only financial instruments that are measured at fair value. All derivatives are measured at Level 2.

($ millions)	Level 1	Level 2	Level 3	2025 Total	2024 Total

Portfolio equity investments	158	-	-	158	149

Derivative financial assets	-	2,223	-	2,223	2,304

Derivative financial liabilities	-	(2,678)	-	(2,678)	(2,479)

4.  PORTFOLIO INVESTMENTS

	($ millions)

	2025 Actual	2024 Restated

Sinking funds – at cost	940	957

Other investments – at cost	2,978	2,908

	3,918	3,865

Other investments – equity – at fair value	158	149

Total	4,076	4,014

Portfolio investments are recorded using the amortized cost method. Under this method, any discount or premium arising on the purchase of a fixed term security is amortized using the effective interest method over the period to maturity. Portfolio equity investments quoted in an active market are recorded at fair value.

Portfolio investments are written down to market value only in those circumstances where the loss in value is other than temporary in nature. As of March 31, 2025, the market value of portfolio investments was $4,095 million (2024 – $3,977 million).

A.	SINKING FUNDS

Section 60 of The Financial Administration Act authorizes the minister of Finance to provide for the creation and management of sinking funds for the orderly retirement of debt. The Government manages its cash flow through investment purchases and sales, and by purchasing its own debt for sinking fund investments.

The Government’s sinking fund currently provides for the repurchase of foreign debt and the pre-funding of maturing debt issues. The sinking fund is invested principally in securities issued or guaranteed by federal and provincial governments. Sinking funds are invested in fixed income securities as follows:

	($ millions)

	2025 Actual		2024 Restated

	Book Value	Fair Value	Book Value	Fair Value

Government of Canada, direct and guaranteed	76	68	83	73

Provincial, direct and guaranteed	660	543	704	603

municipal	155	156	146	140

Corporate	49	50	24	25

Total	940	817	957	841

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4.  Portfolio Investments (continued)

Investment revenue earned on sinking funds during the year was $33 million (2024 – $33 million). The sinking funds are allocated as follows:

	($ millions)

	2025 Actual	2024 Restated

Sinking funds	951	993

Less: Uninvested portion of sinking funds held in cash and cash equivalents	(11)	(36)

Total sinking funds held in portfolio investments	940	957

B.	OTHER INVESTMENTS

	($ millions)

	2025 Actual	2024 Restated

Guaranteed investment certificates	559	481

Bonds – Government of Canada, provincial and municipal	1,859	1,426

Bonds – Corporate	323	704

Equity investments at cost	134	208

Other	103	89

Total other investments	2,978	2,908

As of March 31, 2025, the market value of other investments was $3,278 million (2024 – $3,136 million). Other investments earned $185 million during the year (2024 – $219 million).

5.  EQUITY IN GOVERNMENT BUSINESS ENTERPRISES

The GBEs that are included in the summary financial statements are listed in Schedule 8 and are classified as follows:

Category	Definition
Utility	An enterprise that provides public utility services for a fee; category includes manitoba Hydro- Electric Board.

insurance	An enterprise that provides insurance coverage services to the public for a fee; category includes manitoba Public insurance Corporation and Deposit Guarantee Corporation of Manitoba.

Finance

An enterprise that provides regulatory control and is revenue generating or an enterprise that uses economy of scale to deliver goods and services to the public; category includes manitoba Liquor and Lotteries Corporation.

SUMMARY FINANCIAL STATEMENTS        83

5.  Equity In Government Business Enterprises (continued)

The operating results and financial position of each GBE category are reported in Schedule 3 to the summary financial statements. The year end of each GBE is as follows:

Manitoba Hydro-Electric Board	March 31, 2025

Manitoba Public insurance Corporation	March 31, 2025

Manitoba Liquor and Lotteries Corporation	March 31, 2025

Deposit Guarantee Corporation of manitoba	December 31, 2024

Part of the equity of GBEs is restricted for use by provincial legislation and thereby is not available to discharge Government liabilities or to finance other Government programs. The equity in GBEs is comprised of:

	($ millions)
	2025	2024
	Actual	Actual

Restricted Equity in Government Business Enterprises:

Deposit Guarantee Corporation of manitoba	544	489
manitoba Hydro-Electric Board	3,117	3,224
manitoba Public insurance Corporation	714	750
	4,375	4,463
Unrestricted Equity in Government Business Enterprises:
Manitoba Liquor and Lotteries Corporation	5	5
manitoba Public insurance Corporation	12	13
	17	18
Equity in Government Business Enterprises	4,392	4,481

6.	EQUITY IN BUSINESS PARTNERSHIP

North Portage Development Corporation (NPDC) is a business partnership that is owned equally by the Government of Canada, the Province of Manitoba, and the City of Winnipeg. The mission of NPDC is to act as a catalyst, encouraging activities for people downtown through public and private partnerships and to work to ensure financial self-sufficiency. NPDC is responsible for the continuing renewal and stewardship of two sites in Winnipeg’s downtown: the North Portage area and The Forks. NPDC is involved in certain business and core activities regarding the ownership, development, and management of its two sites that include land investment properties and public amenities.

The province’s share of the equity on March 31, 2025, is $24 million (2024 – $20 million). The province’s share of the operating results for the year ended March 31, 2025, was $4 million (2024 – $ nil) and is included in fees and other revenues.

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6.	Equity In Business Partnership (continued)

The condensed supplementary financial information of NPDC is as follows:

	($ millions)
	2025	2024
	Actual	Actual
Property, plant and equipment and investment in properties and infrastructure enhancements	56	76
Short-term investments and other assets	28	2
	84	78
Deferred contributions from shareholders	8	7
Long-term mortgage	-	6
Current and other liabilities	4	6
	12	19
Net equity	72	59
	84	78
Comprehensive income
Revenue	16	17
Expenses	(14)	(14)
Gain on disposal of infrastructure	14	-
Operating income before amortization	16	3
Amortization	(3)	(3)
Net income for the year	13	-

7.	PENSION PLANS

The Government participates in various pension plans. The two primary plans in which the Government directly participates are the Civil Service Superannuation Plan and the Teachers’ Pension Plan. As per the Acts that administer these plans, the Government is responsible for 50 per cent of pension benefits earned by employees. These plans are joint trusteed plans. The Government’s pension liability reflects its share of the actuarial present values of pension benefits attributed to services rendered by employees and former employees, net of any plan assets which are set aside by the Government in an irrevocable trust. As of March 31, 2025, the pension liability for the Civil Service Superannuation Plan was $1,166 million (2024 – $1,148 million) and the pension liability for the Teachers’ Pension Plan was $2,379 million (2024 – $2,283 million).

Other pension plans in which the Government participates include the members of the Legislative Assembly Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan and the Winnipeg Child and Family Services Employee Benefits Retirement Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

The Government also includes several other pension plans in its pension liability. These other plans include post-secondary education pension plans and public school divisions’ pension plans. Post-secondary education pension plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan, and the Brandon University Retirement Plan. Public school divisions’ pension plans include the Winnipeg School Division Pension Fund for Employees Other than Teachers, Retirement Plan for non-Teaching Employees of the St. James-Assiniboia School Division, Retirement Plan for Employees of Frontier School Division and School

SUMMARY FINANCIAL STATEMENTS        85

7.  Pension Plans (continued)

District of Mystery Lake Pension Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

Employees in the health sector are members of the Healthcare Employees Pension Plan, a multi-employer defined benefit pension plan established between employees and participating boards. Because the Government does not sponsor this plan, the accrued benefit liability of this plan is not recognized in these financial statements. The annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. During the year, the Government expensed contributions to this plan of $241 million (2024 – $231 million). On December 31, 2024, the plan had an excess of net assets available for benefits over pension obligations of $2,423 million (December 31, 2023 – $1,254 million).

As of March 31, 2025, the total pension liability being reflected in the summary financial statements was $3,745 million (2024 – $3,599 million). Details related to the pension liability are provided in Schedule 6 to the summary financial statements. The following provides general information on the contributions and benefit formula of the various pension plans, which are included in this schedule.

A.	CIVIL SERVICE SUPERANNUATION PLAN

The Civil Service Superannuation Act (CSSA) established a defined benefit plan to provide benefits to employees of the Manitoba Public Service and to participating agencies of the Government through the Civil Service Superannuation Fund (CSSF).

The lifetime pension calculation equals 2.0 per cent of a member’s best five-year average yearly pensionable earnings multiplied by pensionable service, minus 0.4 per cent of the average Canada Pension Plan (CPP) earnings multiplied by pensionable service since January 1, 1966.

The CSSA requires employees to contribute 8.0 per cent of pensionable earnings up to the CPP maximum pensionable earnings, and 9.0 per cent of pensionable earnings above the maximum. The Government made an additional contribution of $ nil during 2024/25 (2023/24 – $50 million).

89.8 per cent of employee contributions are used to fund basic benefits and 10.2 per cent of employee contributions are allocated to funding indexing benefits. The Government funds 50 per cent of the monthly pension retirement benefits paid to retirees.

Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in CSSF can finance one-half of the cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the Consumer Price Index (CPI) for Canada.

As a joint trusteed plan, Schedule 6 only reports the Government’s conditional share of the net obligation. The estimated financial position of both the employee and employer components of the Civil Service Superannuation Plan are reported in the December 31, 2024, audited financial statements of CSSF. On December 31, 2024, after accounting for provincial pension assets held in trust and trust assets held in trust for GBEs, CSSF had an estimated accrued net obligation of $1,116 million (December 31, 2023 – $1,924 million).

This valuation is not on the same basis of reporting as the summary financial statements and does not include adjustments for unamortized actuarial gains or losses nor the impact of valuing assets on a market related value basis as opposed to market value. This valuation also includes estimated net obligations related to GBEs, which are included in the summary financial statements on a modified equity basis, and other entities that are not part of the GRE.

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7.	Pension Plans (continued)

B.	TEACHERS’ PENSION PLAN

The Teachers’ Pensions Act (TPA) established a defined benefit plan to provide pension benefits to teachers who have taught in public schools in Manitoba.

The lifetime pension calculation is based upon 2.0 per cent of a member’s average salary of the best five of the final 12 years of service (best seven prior to July 1, 1980) multiplied by pensionable service, minus the years of service multiplied by 0.6 per cent of the annual salary up to the yearly maximum pensionable earnings. The pension amount is subject to a maximum of 70 per cent of the average annual salary used above.

The TPA requires teachers to contribute 8.8 per cent of pensionable earnings up to the CPP maximum pensionable earnings, and 10.4 per cent of pensionable earnings above the maximum of teachers’ contributions. 83.1 per cent of teachers’ contributions are used to fund basic benefits and 16.9 per cent are allocated for funding indexing benefits. The Government made an additional contribution of $ nil during 2024/25 (2023/24 – $50 million).

The Cost of Living Adjustment (COLA) is limited to the lesser of the maximum percentage the PAA can support, and the full increase in CPI. The COLA can never be negative.

The independent plan actuary determined that there was an actuarial surplus in the Pension Adjustment

Account (PAA) of $71.6 million available to support COLA of 2.2 per cent effective July 1, 2024. Since the relevant increase in CPI for 2023 was 3.4 per cent, the COLA was not impacted by the 100 per cent CPI cap.

As a joint trusteed plan, Schedule 6 only reports the government’s conditional share of the net obligation. The estimated financial position of both the employee and employer components of the Teachers’ Pension Plan are reported in the December 31, 2024, audited financial statements of Teachers’ Retirement Allowances Fund (Fund). On December 31, 2024, after accounting for provincial pension assets held in trust, the Fund had an estimated accrued net obligation of $587 million (December 31, 2023 – $1,303 million). This valuation is not on the same basis of reporting as the summary financial statements and does not include adjustments for unamortized actuarial gains or losses nor the impact of valuing assets on a market related value basis as opposed to market value.

C.	OTHER GOVERNMENT PLANS

(i)	Members of the Legislative Assembly Plan

The pension plan for Members of the Legislative Assembly (MLAs) is established and governed by The Legislative Assembly Act (LAA).

For MLAs elected prior to the dissolution of the Assembly of the 35th Legislature, the LAA provides for defined pension benefits based on years of service to April 1995. The calculation for defined pension benefits is equal to 3.0 per cent of the average annual indemnities for the last five years served as a member or all the years served; if less than five, multiplied by the number of years of pensionable service up to April 1995. These entitlements are fully indexed to cost of living increases.

For those MLAs elected after the 35th Legislature in April 1995, the LAA provides for matching contributions. Under the matching contributions provisions, MLAs may contribute up to 7.0 per cent of their remuneration toward a Registered Retirement Savings Plan (RRSP) of their choice. The Government matches the member’s contributions on a current basis. Consequently, there is no liability for past service benefits under this component of the plan. If a member, while an active MLA, withdraws money from the RRSP while an active MLA, the Government’s contribution would be refundable back to the Government.

SUMMARY FINANCIAL STATEMENTS        87

7.	Pension Plans (continued)

(ii)	Legislative Assembly Pension Plan

The Members’ Retirement Benefits Regulation of The Legislative Assembly Act established a defined benefit plan, effective December 7, 2005, that provides pension benefits to eligible MLAs who elect to participate in the plan.

The pension benefits accumulate up to a maximum period of 35 years at 2.0 per cent per year of pensionable service based upon the average of the best five-year annual salaries, reduced by an amount equal to 0.25 per cent times the number of months before the member’s 60th birthday that the first pension payment is made. These entitlements are indexed to two-thirds of cost-of-living increases.

Active members must contribute 9.0 per cent of their earned salary to the plan. The Government makes contributions as necessary to ensure the pension fund has sufficient assets to cover the monthly pension payments to retirees as well as ensuring there are sufficient funds to cover any of the plan’s liabilities. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

(iii)	Judges’ Supplemental Pension Plan

Manitoba Provincial Court Judges and Masters are members of the Civil Service Superannuation Plan. However, they also receive enhanced pension benefits under the Manitoba Provincial Court Judges and Masters’ Supplemental Pension Plan. These supplemental pension benefits for judges are the difference between the total pension benefits for judges, including the amendments introduced by Judicial Compensation Committees, and the formula pension available under The Civil Service Superannuation Act (CSSA) as previously described in Note 7A.

The supplemental pension is based upon an accrual rate of 3.0 per cent for each year of service, as a judge, up to a maximum of 23.33 years, reduced by the pension provided under the CSSA. The combined total of the Judges’ Supplemental Pension and Civil Service Superannuation Pension is subject to a maximum of 70 per cent of earnings. These enhanced benefits are entirely funded by the Government.

(iv)	Winnipeg Child and Family Services Employee Benefits Retirement Plan

Established effective December 29, 2003, the Winnipeg Child and Family Services Employee Benefits Retirement Plan applies to employees of the former Winnipeg Child and Family Services Agency, who transferred to the Department of Families.

The lifetime pension calculation equals 1.4 per cent of the member’s highest average pensionable earnings up to the CPP maximum and 2.0 per cent of any excess earnings multiplied by pensionable service. The lifetime pension is subject to an overall maximum of the member’s number of years of contributory service, multiplied by the lesser of $1,722 or such greater amount permitted under the income tax act; and 2.0 per cent of the member’s highest average indexed compensation in any three overlapping periods of 12 consecutive months. Indexing payments are subject to approval by the Trustees and increases in the Consumer Price Index.

Members are required to contribute 4.5 per cent of pensionable earnings up to the CPP maximum and 6.0 per cent on pensionable earnings over the maximum. The plan has not had any active members since March 31, 2020.

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7.	Pension Plans (continued)

D.	OTHER PENSION PLANS

(a)	Post-Secondary

(i)	University of Manitoba Pension Plan

The University of Manitoba administers The University of Manitoba Pension Plan (1993) and The University of Manitoba GFT Pension Plan (1986). These are trusteed pension plans. The trustees are responsible for the custody of the plans’ assets and issuance of annual financial statements.

The University of Manitoba Pension Plan (1993) is a money purchase plan with a defined benefit minimum. The funding for the plan requires a matching contribution from the university and the employees. The plan is not indexed. Plan members contribute at a rate of 9.0 per cent of salary less an adjustment for the Canada Pension Plan during the year.

The employer contribution made by the university for fiscal 2025 included $5 million (2024 – $8.4 million) in additional contributions as advised by the Manitoba Pension Commission with respect to current service costs in excess of matching contribution of active members and the university, and an annual additional special payment for 15 years until the going concern deficit is eliminated.

Retirement benefits are calculated by using the greater of the two methods: Formula and Plan Annuity. For each year of pensionable service, formula benefit equals 2.0 per cent of the average best five year salary, less 0.7 per cent of the average best five year salary under the yearly maximum pensionable earnings in the year of retirement, to a maximum of 1/9 of the pension plan’s money purchase limit. The benefit is reduced by 0.25 per cent for each month between the actual pension commencement date and the age of 65 years. Plan Annuity benefit is based on contribution account balance, age at retirement, and the annuity factor determined by the plan actuary.

The unamortized net actuarial gains (losses) were determined based on the 2023 actuarial valuation and the extrapolation for accounting purposes are being amortized over a period of ten years (equal to expected average remaining service life) starting in the year following the year of respective annual actuarial gains or losses arise.

The University of Manitoba GFT Pension Plan (1986) is a defined contribution pension plan. Therefore, there is no requirement for an actuarial valuation of this plan.

(ii)	University of Winnipeg Pension Plan

The University of Winnipeg administers the University of Winnipeg Pension Plan (UWPP), which is comprised of a defined benefit segment and a defined contribution segment. The assets of the plan are held in trust by independent custodians. The defined benefit segment of the UWPP was closed to new members effective January 1, 2001. After this date, members join the defined contribution plan.

The UWPP was established as a contributory defined benefit pension plan on September 1, 1972, and covers all eligible employees of the university except those who are members of the United

Church of Canada Pension Plan. The funding for the plan requires a matching contribution from the university and the employees. Annual pension benefits equal 2.0 per cent of the final five year average earnings multiplied by the years of pensionable service, less 0.6 per cent of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,700 per year of pensionable service. At December 2022, the plan

SUMMARY FINANCIAL STATEMENTS        89

7.	Pension Plans (continued)

had a going-concern deficiency of $16 million, which the university is addressing by making annual payments of $2 million until the deficiency is eliminated.

Since December 31, 2000, when the defined contribution segment of the plan was introduced, approximately one-quarter of the eligible members converted to that plan. The obligation for pension benefits under the defined contribution segment of the plan will always be equal to net assets in each member’s account. Therefore, no surplus or deficiency arises from fluctuations in the investment market.

(iii)	Brandon University Retirement Plan

Brandon University administers the Brandon University Retirement Plan, which is a trustee pension plan. The trustees are responsible for the custody of the plan’s assets and issuance of annual financial statements.

The Brandon University Retirement Plan is a final average contributory defined benefit pension plan established on April 1, 1974, for the benefit of the employees of Brandon University. The funding for the plan requires a matching contribution from the university and the employees.

Employees are required to contribute 8 per cent of pensionable earnings less 1.8 per cent of pensionable earnings for which Canada Pension Plan (CPP) contributions are required. Effective January 1, 2025, employees are required to contribute 8.0 per cent of pensionable earnings. Pensionable earnings are subject to an annual limit related to the maximum benefit accrual in a year.

Annual pension equals 2.0 per cent of the final five year average earnings multiplied by the years of pensionable service, less 0.4 per cent of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,722 per year of pensionable service for members retired on or before April 1, 2009, and $1,975 for those retiring after that date.

The plan will continue to be subject to the going concern funding provisions of the Manitoba Pension Benefits Act and Regulations. The university will be required to fund the matching contributions, as well as the actuarial cost of the defined benefits more than the matching costs. The latest going concern valuation was completed as of December 2022.

(b)	Public School Divisions

(i)	The Winnipeg School Division Pension Fund for Employees Other Than Teachers

The Winnipeg School Division Pension Fund for Employees Other Than Teachers is a defined benefit pension plan for employees that meet specified employment conditions. The fund was created by By-law 196 of the Winnipeg School Division (replaced by By-law 1017 on January 1, 1992) and is subject to the applicable regulations.

The pension benefits calculation is based on an amount equal to 1.6 per cent of a member’s average pensionable salary and 2.0 per cent of a member’s average salary over the pensionable salary, multiplied by a member’s years of pensionable service. The average salary is determined by averaging the best five years of employment salary in the last 12 years of service.

Employee contributions equal 8.1 per cent of pensionable salary and 9.5 per cent of the earnings more than pensionable salary up to the yearly maximum pensionable earnings, effective January 1, 2014. The Winnipeg School Division matches employee contributions and pays an additional

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7.	Pension Plans (continued)

12.4 per cent of employee contributions. As a result, employer contributions equal approximately 112.4 per cent of employee contributions.

(ii)	Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division

The St. James-Assiniboia School Division Retirement Plan for Non-Teaching Employees is a defined benefit pension plan, established on January 1, 1978, that is subject to the applicable regulations.

The pension benefits calculation is based on an amount equal to 1.4 per cent of a member’s average employment earnings below CPP earnings and 2.0 per cent of a member’s employment earnings more than the CPP earnings, multiplied by a member’s years of contributory service. The average employment earnings are determined by averaging the best six years of employment earnings in the last 12 years of service. Effective July 1, 2014, employee contributions were equal to 8.2 per cent of CPP earnings and 9.8 per cent of the employment earnings more than CPP earnings. The St. James- Assiniboia School Division matches employee contributions.

(iii)	Retirement Plan for Employees of Frontier School Division

The Frontier School Division Retirement Plan is a defined benefit pension plan for non-teaching employees.

The pension benefit is based on an amount equal to 2.0 per cent of a member’s best average earnings, multiplied by a member’s years of credited service. The average employment earnings are determined by averaging the best five years of employment earnings.

Effective July 1, 2014, employee contributions equal 9.0 per cent of CPP earnings, with the Frontier School Division matching employee contributions. The Frontier School Division is responsible for the balance of the pension cost, of which a portion can be financed by an allocation from pension surplus.

(iv)	School District of Mystery Lake Pension Plan

The School District of Mystery Lake Pension Plan is a defined benefit plan. The school district shall contribute, in accordance with the terms of the collective agreements, such amounts as necessary to provide the future service pension for all members and to amortize any unfunded liability or a solvency deficiency in the plan. If the school district’s contributions are not sufficient, the legislation permits the board of trustees to amend the plan to reduce future accrued pension benefits to meet the required legislated funding requirements.

Effective July 1, 2013, employees contribute 5.0 per cent of gross earnings. Prior to July 1, 2013, employees did not make contributions to the plan. The plan provides that if the defined benefit pension exceeds the plan annuity, the difference is paid from the plan.

The pension benefits are calculated based on a rate per month per year of service. The current rate for maintenance workers is $81.10 per month per year of service. For clerical workers, the pension benefit is $70.6 per month per year of service.

E.	GOVERNMENT BUSINESS ENTERPRISES

Manitoba Hydro-Electric Board, Manitoba Liquor and Lotteries Corporation and Manitoba Public Insurance Corporation are members of the CSSF. Effective April 1, 2014, Manitoba Liquor and Lotteries Corporation became a matching employer. As a result, they no longer recognize a pension liability in their statements. The net pension liabilities for the other GBEs are disclosed in Schedule 3.

SUMMARY FINANCIAL STATEMENTS        91

8.	CONTINGENCIES

A.	CONTINGENT LIABILITIES

i.	Legal Actions

The Government is named in various legal actions and has recognized over $1.4 billion (2024 – $1.2 billion) for potential liabilities as of March 31, 2025. Estimations for significant cases might change from year-to-year during the legal process. No provision has been made on March 31, 2025, in the accounts where the final results are uncertain, or where the results are likely, but the amount of the liability cannot be reasonably estimated.

ii.	Canadian Blood Services

All provincial and territorial governments of Canada, except Quebec, are members of, and provide funding to, Canadian Blood Services (CBS), which operates the Canadian blood system. The March 31, 2024, audited consolidated financial statements of CBS indicate that CBS has two- wholly owned captive insurance companies to provide for the contingent liabilities for risks related to operations of the blood system: CBS Insurance Company Limited (CBSI) and Canadian Blood Services Captive Insurance Company Limited (CBSE). Together, these captive insurance companies provide Canadian Blood Services with comprehensive blood risk insurance covering losses up to $1 billion. The primary policy held by CBSI has provided coverage up to $300 million, with the secondary policy held by CBSE providing coverage up to $700 million.

CBSI provides insurance coverage up to $300 million with respect to risks associated with the operation of the blood system. The related assets of CBSI as of March 31, 2024, total $543 million (2023 – $520 million). Based upon the above, the Government’s share of the provision for future claims as of March 31, 2024, is offset with designated assets, which at that date exceed the provision.

CBS and CBSE have entered into an agreement wherein the members have agreed to provide insurance coverage for all amounts payable by CBSE under the terms of the excess policy up to $700 million more than the $300 million provided by CBSI. No payment shall be made under CBSE until the limit of the liability under the primary policy in CBSI has been exhausted. The members have agreed to contribute their pro-rata share of the required capital of $700 million. The members have each issued an indemnity to CBSE on their pro-rata share of the $700 million, calculated based on their respective populations. Given current populations, Manitoba’s maximum potential liability under its indemnity to CBSE is approximately $32 million. The Government is not aware of any proceedings that could lead to a claim against it under the indemnity given to CBSE.

iii.	Treaty Land Entitlement Obligations

The Government of Manitoba’s obligations under the treaty land entitlement agreements require Manitoba to transfer administration and control of up to 1,144,331 acres of Crown Land (Selections) and up to 282,123 acres of Manitoba interests in Other Land (Acquisitions) to Canada to enable Canada to fulfil its obligations under the treaties between Canada and the First Nations of Manitoba. As of March 31, 2025, Manitoba Entitlement First Nations have collectively selected and acquired approximately 1,054,950 acres of Crown Land and Other Land. As of March 31, 2025, Manitoba has transferred administration and control of 695,562 acres of Crown Land and 19,074 acres of Manitoba interests in Other Land to Canada for reserve creation. The Crown Land and Manitoba interests in Other Land have been transferred in accordance with paragraph 11 of the Natural Resources Transfer Agreement (Schedule to Constitution Act, 1930). The transfers include mines and minerals and other interests impliedly reserved under The Crown Lands Act, as well as all other interests of Manitoba in the lands.

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8.	Contingencies (continued)

iv.	Government Business Enterprise Contingencies

Significant contingencies for government business enterprises include: Manitoba Hydro has a mitigation program in place to address past, present and ongoing adverse impacts arising from all past hydro-electric developments (prior to the Wuskwatim generating station), particularly for Indigenous people residing or engaged in resource harvesting in the project areas. In recognition of future mitigation payments, Manitoba Hydro has recorded a liability of $187 million (2024 – $204 million). Manitoba Hydro has also recognized a provision of $29 million (2024 – $28 million) for certain mitigation related obligations arising from ongoing adverse effects of past hydro-electric development. There are other mitigation issues, the outcomes of which are not determinable at this time.

v.	Other Reporting Entities Contingencies

Significant contingencies for other reporting entities include:

The University of Manitoba has a 7.14 per cent (2024 – 7.14 per cent) interest in TRIUMF Inc. which operates a national laboratory for particle and nuclear physics. The facility is funded by the Federal Government and the University makes no direct financial contributions.

The members of TRIUMF Inc. and the Canadian Nuclear Safety Commission (CNSC) approved a decommissioning plan which requires all members to be severally responsible for their share of the decommissioning costs which were estimated at $85,500 as of March 31, 2025, as well as provide financial covenants to the CNSC for the amount of these costs. While there are no current intentions to decommission the facilities and the facilities are estimated to have an indefinite useful life, the

University’s share of the unfunded decommissioning costs as at March 31, 2025, is estimated at $5.1 million (2024 – $5.1 million). TRIUMF Inc. has put in place a plan for funding the cost of decommissioning which does not require any payments from the members. The member universities have indemnified the University of British Columbia (UBC) against any liabilities incurred by TRIUMF Inc., under the terms of the lease between TRIUMF Inc. and UBC.

B.	LOAN GUARANTEES

The Government has guaranteed the repayment of debt, promissory notes, bank loans, lines of credit, mortgages and securities held by others. Debt guaranteed by the Government is guaranteed, as to principal and interest, until the debt is matured or redeemed. The authorized limits and the outstanding guarantees are summarized as follows:

	$		$		$
	($ millions)
	Authorized Limit		2025 Actual		2024 Actual
Manitoba Agricultural Services Corporation (Note 8B.i)		-		45		52
The Manitoba Housing and Renewal Corporation (Note 8B.ii)		20		1		1
Manitoba Student Aid Program		20		-		-
University of Winnipeg (Note 8B.iii)		45		21		26
Other		12		-		1
Total guarantees outstanding		97		67		80

A provision for future losses on guarantees for $5 million (2024 – $5 million) has been recorded in the accounts.

SUMMARY FINANCIAL STATEMENTS        93

8.	Contingencies (continued)

Note 8B.i) Manitoba Agricultural Services Corporation

The Manitoba Agricultural Services Corporation has guaranteed loans under the following programs:

Program	General Terms and Conditions

Operating Credit Guarantees for Agriculture	Each participating lending institution is guaranteed up to 25 per cent of the maximum amount advanced, up to a maximum loan of $0.7 million for individuals and $1 million for partnerships, corporations, and co-operatives.

Manitoba Livestock Associations Loan Guarantees	Each association’s lending institution is guaranteed 25 per cent of their loaned amount, up to a maximum loan of $12 million per association.

Diversification Loan Guarantees	Guarantees are based on 25 per cent of the original principal amount of each individual loan, with no maximum loan amount.

Rural Entrepreneur Assistance Program	Each participating lender is guaranteed up to 80 per cent of the loan made to small rural non-agricultural business to a maximum guarantee of $0.2 million. This program was discontinued as of April 1, 2019, with outstanding guarantees in run-off status.

Note 8B. ii) The Manitoba Housing and Renewal Corporation

The Manitoba Housing and Renewal Corporation has authority to guarantee the repayment of various mortgages and issue various letters of credit, which guarantee the terms and conditions of land development agreements and construction contracts, up to $20 million. On March 31, 2025, outstanding guarantees under this authority were $1 million (2024 – $1 million).

Note 8B.iii) University of Winnipeg

University of Winnipeg’s controlled entity, University of Winnipeg Community Renewal Corporation (UWCRC) guarantees specific debts of UWCRC 2.0, a related but uncontrolled corporation, and its controlled entity. At March 31, 2025, the UWCRC guaranteed a CMHC insured housing loan for up to $45 million for the construction of the 308 Colony Joint Venture. The amount owing on this facility as at March 31,2025 was $21 million (2024 – $ nil). The guarantee will expire once construction on the project is complete and after the lease-up and stabilization is complete.

C.	GUARANTEES RELATED TO GOVERNMENT BUSINESS ENTERPRISE

As of March 31, 2025, Manitoba Hydro has outstanding Manitoba Hydro-Electric Board bonds amounting to $109 million (2024 – $119 million). These bonds carry fixed coupon rates that range from 4.05 per cent to 7.10 per cent. The Government guarantees $60 million (2024 – $60 million) of these outstanding bonds.

Manitoba Hydro provides guarantees to counterparties for natural gas purchases. On March 31, 2025, there is an outstanding guarantee totaling $40 million (2024 – $40 million) which matures October 31, 2025. Letters of credit for $78 million (2024 – $105 million) have been issued for construction and energy related transactions with maturities until 2049.

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8.	Contingencies (continued)

The Government provided approval to Manitoba Hydro to issue up to $500 million of promissory notes and $250 million of credit facilities for a total of $750 million. As at March 31, 2025, there were $461 million of promissory notes and Hydro issued-bonds outstanding (2024 – $261 million) and $78 million (2024 –$105 million) credit facilities were utilized for a total of $539 million (2024 – $366 million).

The Deposit Guarantee Corporation of Manitoba (Corporation) has guaranteed $40.8 billion in credit union deposits at the end of December 31, 2024 (December 31, 2023 – $38.6 billion). Based upon its ongoing monitoring procedures, the Corporation has concluded that a provision for such contingencies does not need to be established at this time.

9.	CONTRACTUAL OBLIGATIONS

The Government has entered into multi-year contracts and agreements for the delivery of services and the acquisition or construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. The following represents the amounts required to satisfy the contractual obligations, by the year that it is anticipated that the terms of the contract will be met, as of March 31:

	$		$		$		$		$		$		$
($ millions)	2026		2027		2028		2029		2030		2031 and thereafter		Total
Government organizations and components
Service contracts		575		374		135		87		46		175		1,392
Rental of capital assets		95		72		61		54		51		311		644
Acquisition or construction of capital assets		654		189		157		123		103		-		1,226
Other contracts		238		50		18		1		-		-		307
Government business enterprises		147		120		97		26		19		14		423
Total		1,709		805		468		291		219		500		3,992

Other significant obligations not included in the table are:

GOVERNMENT ORGANIZATIONS

Government organizations have entered contractual arrangements related to construction projects totaling $498 million (2024 – $788 million), and details relating to the settlement year cannot be reasonably estimated.

GOVERNMENT BUSINESS ENTERPRISE CONTRACTUAL OBLIGATIONS

Manitoba Hydro has energy purchase commitments of $1,534 million (2024 – $1,635 million) that relate to future purchases of wind, natural gas (including transportation and storage contracts) and electricity.

Commitments are primarily for transmission right access that expire in 2041, wind and solar purchases that expire in 2040 and natural gas purchases that expire in 2041. In addition, other outstanding commitments principally for construction are approximately $2,126 million (2024 – $2,001 million).

Manitoba Liquor and Lotteries Corporation has purchase commitments of $3.9 million (2024 – $1.7 million) related to property and equipment and intangible assets.

10.	DEBT SERVICING

Public debt servicing costs of $2,316 million (2024 – $2,156 million) includes interest expense on Manitoba Hydro-Electric Board debt of $881 million (2024 – $849 million). Public debt servicing cost also includes interest on provincial debt held as investments of $5 million (2024 – $4 million). GBEs public debt servicing costs of $1,092 million (2024 – $1,055 million) are reported in Schedule 3.

SUMMARY FINANCIAL STATEMENTS        95

11.	AMOUNTS HELD IN TRUST

Amounts held in trust are assets over which the Manitoba Legislature has no power of appropriation. These amounts are not included in the summary financial statements because the Government has no control over the amounts and administers them according to trust or other agreed-upon arrangements. As of March 31, 2025 amounts held in trust were as follows:

	$		$		$
			($ millions)
	Valuation Method		2025 Actual		2024 Actual
Various Universities and Colleges		market		1,008		915
Public Guardian and Trustee of Manitoba		various		396		369
Public Service Group Insurance Fund		market		327		305
Manitoba Development Corporation		cost		4		7
Other fiduciary trust		various		91		85
Custodial trust held by departments		various		32		26
Suitor’s money Act		cost		13		13
Total				1,871		1,720

Universities and Colleges hold endowment and trust funds in the form of cash, cash equivalents, bonds, equities, real estate and other securities.

The Public Guardian and Trustee of Manitoba administers the estates and trusts of persons with intellectual disabilities, deceased persons and infants. The estates and trusts under administration are in the form of bonds, equities, real estate, mortgages and other securities.

The Public Service Group Insurance Fund is administered by the Civil Service Superannuation Board. It includes three plans to provide life insurance, accidental death and disablement insurance and dependents insurance for eligible employees and retired employees (and their eligible dependents) of the Government of Manitoba and most of its agencies and boards. These funds are in the form of cash, cash equivalents and equities.

Manitoba Development Corporation administers funds from the Business investor Stream of the Provincial Nominee Program. These funds are invested in the form of cash, cash equivalents, bonds and investments.

Other Fiduciary Trust funds are interest bearing deposits which are pooled with the Government’s investments to earn a market rate of interest. Government departments also hold custodial trust funds in the form of bonds and other securities.

12.	RISK MANAGEMENT AND THE USE OF DERIVATIVE FINANCIAL INSTRUMENTS

During the normal course of business, the Government is exposed to several financial risks including credit, liquidity and market risk. Market risk results from fluctuations in foreign currency and interest rates.

The Government employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost-effective manner. Varieties of strategies are used including the use of derivative financial instruments (derivatives).

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12.	Risk Management and the Use of Derivative Financial Instruments (continued)

Derivatives are financial contracts, the value of which is derived from the underlying instruments. The Government uses derivatives to hedge and mitigate foreign exchange and interest rate risk. The Government does not use derivatives for speculative purposes.

Since derivatives are utilized for risk management purposes, it is not the practice of the Government to terminate derivative contracts before maturity and realize gains or losses on early terminations. On occasion, loans and advances clients prepay loans that have swapped contracts attached to them. The client is required to pay a penalty that offsets the government’s cost to unwind the associated swap.

A.	CREDIT RISK

Credit risk is the likelihood of one party to a financial instrument failing to discharge an obligation and causing financial loss to the counter party. The financial instruments that potentially subject the Government to credit risk consist of cash and cash equivalents, amounts receivable, due from Manitoba Hydro-Electric Board, derivative financial assets, portfolio investments and loans and advances. The Government had $67 million (2024 – $80 million) in loan guarantees outstanding.

The government’s maximum exposure to credit risk is as follows:

	($ millions)
	2025 Actual	2024 Restated
Cash and cash equivalents	4,722	4,287
Amounts receivable	2,710	2,467
Due from Manitoba Hydro-Electric Board	24,831	24,428
Derivative financial assets	2,223	2,304
Portfolio investments	4,076	4,014
Loans and advances	1,638	1,575
Total	40,200	39,075

The Government reviews balance and aging information to determine if a valuation allowance is necessary. The Government’s exposure to credit risk on accounts receivable is disclosed in Schedule 1.

Credit risk is concentrated in agricultural loans and Manitoba student loans. The Board of Directors, Manitoba Agricultural Services Corporation (MASC), is responsible for approving and monitoring tolerance of credit exposures, which it does through review and approval of the guidelines for lending and loan guarantee programs and by setting general limits on credit exposures to individual clients. MASC has comprehensive policy and procedures manuals in place for all lending programs. In general, MASC emphasizes responsible lending, which is comprised of a combination of adequate loan security and a client’s ability to pay. In total MASC has $817 million (2024 – $813 million) in agricultural loans on March 31, 2025.

The Government manages credit risk on investments through its investment policies. The primary objective is the preservation of principal. Funds are managed in a manner that ensures sufficient liquidity to meet all cash payments when due. Within the bounds of these two objectives, the funds are invested to achieve appropriate returns within the approved risk limits. Each fund is structured to diversify investments and reduce the risk of loss due to over-concentration of assets in a particular category or with a single issuer. Each issuer of the securities authorized for purchase must meet the minimum criteria, which is approved by the Risk Committee, for short-term issuers and long-term issuers.

SUMMARY FINANCIAL STATEMENTS        97

12.	Risk Management and the Use of Derivative Financial Instruments (continued)

Counterparty default risk

Notional amounts of derivative contracts represent the contractual amounts to which a rate or price is applied for computing the cash flows to be exchanged. The notional amounts are used to determine the gains (losses) and fair value of the contracts and are a measure of the exposure to the asset class to which the contract relates. Notional values are $37 billion for interest rate swaps and $12 billion for cross currency swaps.

Fair values of the derivatives are the estimated amount that the Government would receive or pay, based on market factors, if the agreements were terminated on March 31, 2025. They are established by discounting the expected cash flows of the swap agreements using year-end market interest and exchange rates. A positive (negative) fair value indicates that the government would receive (make) a payment if the agreements were terminated.

	Notional ($ millions)			Market Value ($ millions)

Year of Maturity (fiscal)	Interest Rate Swaps	Cross- Currency Swaps	Total	Interest Rate Swaps	Cross- Currency Swaps	Total
2026	2,516	630	3,146	(26)	(46)	(72)
2027	1,065	1,394	2,459	(19)	6	(13)
2028	821	299	1,120	4	(37)	(33)
2029-2033	6,555	2,228	8,783	30	33	63
2034-2038	8,380	4,506	12,886	(221)	116	(105)
2039-2043	7,555	2,420	9,975	(296)	(335)	(631)
2044-2048	5,639	351	5,990	513	(120)	393
2049-2053	2,429	557	2,986	78	(179)	(101)
2054-2058	1,099	44	1,143	57	2	59
2059-	1,426	-	1,426	(15)	-	(15)
Total	37,485	12,429	49,914	105	(560)	(455)

The data used for this analysis above and on the tables below reconciles to the March 31, 2025, Derivative

Valuation using the Bloomberg Multi-Asset Risk System. The Bloomberg Multi-Asset Risk System is used by the Treasury Division. Treasury does not include derivative from Shared Health with a notional value of $19 million (2024 – $20 million); St.Amant Inc. notional value $19 million (2024 – $7 million); and Seven Oaks School Division $12 million (2024 – $15 million). The market value of these derivatives are less than one million.

The Government only enters into International Swaps and Derivative Association master agreements (ISDAs) with counterparties that meet strict investment grade credit rating requirements. The counterparties all have signed ISDAs with the Government and continue to meet strict investment grade credit rating requirements. Risk of adverse financial impacts from derivative counterparty exposures is mitigated through the use derivative counterparty exposure limits, which are regularly measured and monitored. The Government does not have equity based or credit risk derivatives.

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12.	Risk Management and the Use of Derivative Financial Instruments (continued)

Credit Support Annexes (CSAs) are negotiated with derivative counterparties. These CSAs mitigate risk by requiring collateralization of counterparty exposure under specified credit events. The Government has no collateral on derivatives. On March 31, 2025, 100 per cent (2024 – 100 per cent) of the notional value of the Government’s derivative financial instrument contracts is held by counterparties with an S&P Global Ratings credit rating of A or better.

 Derivative Exposure (CAD) by Credit Rating

	Notional	Market Value
Credit Rating	($ millions)	($ millions)
Aa1 / AA-	5,399	(303)
Aa2 / A+	35,990	(242)
Aa3 / A+	8,525	90

B.	LIQUIDITY RISK

Liquidity risk is the risk that funds are not available when required to discharge the liabilities of the Government and its agencies as they become due. The Government takes active approaches to address liquidity risk through its borrowing strategy, cash flow forecasting and modelling, cash reserves and credit facilities. The Government has internal control processes and contingency plans for managing liquidity risk. Schedule 4 provides a summary of the contractual maturities for borrowings.

The Government’s exposure to liquidity risk is related to accounts payable and accrued liabilities such as salaries and benefits. The Government manages its cash flow through investment purchases and sales, and by purchasing its own debt for sinking fund investments.

The Government prepares cashflows for periods between one week and 12 months. The Government ensures funding needs are available six months ahead of funding requirements. Additional funds can be accessed through the issuance of Manitoba Treasury Bills, promissory notes, access to uncommitted revolving credit facilities with Canadian banks, and liquidation of securities in the Government of Manitoba Sinking Fund.

C.	MARKET RISK

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. The Government is exposed to three types of market risk: foreign exchange risk, interest rate risk and refinancing risk. The Government continually monitors its exposure to these risks and uses derivative contracts to manage these risks.

(i)	Foreign Exchange Risk

Foreign exchange risk is the risk of loss or higher costs when liabilities or assets are held in a foreign currency. The government’s most significant exposure to foreign currency risk exposure is the issuance of debt in a foreign currency. Foreign currency risk also arises from securities held in pooled investment funds and are denominated in currencies other than Canadian dollars.

SUMMARY FINANCIAL STATEMENTS        99

12.	Risk Management and the Use of Derivative Financial Instruments (continued)

The following table illustrates the derivative exposure by currency:

Currency	Notional ($ millions)	Market Value ($ millions)
Canadian Dollars	37,487	105
U.S. Dollars	5,021	196
Australian Dollars	1,534	(155)
Swiss Franc	1,413	164
European Euros	3,570	(552)
Hong Kong Dollars	185	(1)
Japanese Yen	196	(90)
New Zealand Dollars	283	(22)
Swedish Krona	225	(100)

The carrying value of foreign currency debt in the Consolidated Statement of Financial Position is impacted by fluctuations in foreign exchange rates, and correspondingly the carrying value of foreign currency derivatives. Throughout the life of a debt instrument denominated in a foreign currency and associated derivative, the remeasurements are not perfectly offsetting and create volatility in the Consolidated Statement of Financial Position and in the Consolidated Statement of Remeasurement Gains and Losses. This volatility is never realized in the Consolidated Statement of Operations as hedging derivatives are not terminated prior to maturity. Change in the foreign debt due to foreign currency fluctuation is equal to the change in carrying value of the associated derivative immediately prior to maturity.

The Government does not assume unhedged foreign currency risks on its debt issuance; however, the Government does hold USD debt on behalf of Manitoba Hydro. Manitoba Hydro accepts the risk and cost of servicing any foreign currency issued on its behalf.

Manitoba Hydro has $1,474 million (2024 – $1,839 million) of U.S. debt not hedged by derivatives. Manitoba Hydro has exposure to U.S. dollar foreign exchange fluctuations primarily through the sale and purchase of electricity and fuel in the U.S. This exposure is managed through a long-term natural hedge between U.S. dollar cash inflows from export revenues and U.S. dollar cash outflows for long-term debt coupon and principal payments. Bridging temporary timing differences between inflows and outflows to future years’ U.S. dollar requirements, Manitoba Hydro also utilizes derivative foreign exchange forward contracts as required.

(ii)	Interest Rate Risk

Interest rate risk is the risk of loss or higher costs associated with adverse fluctuations in interest rates. Derivatives are used to provide financial stability by reducing the impact of interest rate volatility and the floating interest rate fixed and floating mix of its debt portfolio.

A rise in interest rates means a drop in the fair value of interest-bearing securities held as portfolio investments or increased debt servicing cost when issuing variable rate debt.

After considering derivatives used to manage interest rate risk, investments and eliminating the debt incurred on behalf of Manitoba Hydro, the structure of the debt as of March 31, 2025, was 90 per cent at fixed rates and 10 per cent at floating rates (2024 – 88 per cent at fixed rates and 12 per cent at floating rates). A 1.0 per cent (100 basis points) movement in interest rates on the

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12.	Risk Management and the Use of Derivative Financial Instruments (continued)

10 per cent floating rate debt for an entire year would increase debt servicing costs by $37 million (2024 – $42 million) when issuing variable rate debt.

(iii)	Refinancing Risk

The orderly retirement of future debt obligations, without incurring undue refinancing risk is important in terms of managing both future interest costs and accessing required funding in future years. To this end, the Government will use its best efforts to smooth out debt maturities from less than one year to greater than 30 years. The Government also identifies bond buy-back opportunities, whereby excess cash can be used to buy back outstanding debt, thus reducing refinancing risk and future liquidity risk.

13.	ASSET RETIREMENT OBLIGATIONS

The asset retirement obligations represent management’s best estimate of the present value of the costs that are expected to be incurred for the remediation of hazardous materials present in some of the province’s buildings, equipment, and landfills. The presence of asbestos is not a current health hazard, and there is no requirement to remove asbestos in these buildings if the asbestos is contained and does not pose a public health risk. There is however a legal obligation to incur remediation costs.

	($ millions)
	2025	2024
	Actual	Actual
Asset retirement obligations, beginning of year	806	811
Change in assumptions	52	(37)
Additions	4	-
Liabilities settled during the period	(5)	(3)
Accretion expense	34	35
Asset retirement obligations, end of year	891	806

The discount rate used to determine the present value of the obligations ranged from 3.2 per cent to 5.13 per cent. The discount rate is based on the Government’s cost of borrowing.

On March 31, 2025, the undiscounted asset retirement obligations were $1,958 million (2024 – $1,910 million). These obligations are expected to be settled between 2026 and 2089.

The asset retirement obligations relate to buildings, equipment and landfills. The government estimated the nature and extent of hazardous materials in its buildings based on the potential square metres, and the average cost per square metre, to remove and dispose of the hazardous materials. The estimates are based on assessments provided by third-party and internal experts. During the year, several government organizations changed the discount rate, and the impact is reflected in the change in assumptions.

Manitoba Hydro recognizes an asset retirement obligation for the removal and disposal of PCB contaminated fluid in equipment. The estimated undiscounted cash flows required to settle the asset retirement obligation are approximately $7 million (2024 – $16 million) which is expected to be incurred by 2027.

No funds are being set aside by Manitoba Hydro to settle the asset retirement obligations. The discount rates used by Manitoba Hydro to determine the fair market value of asset retirement obligations was 2.46 per cent (2024 – 4.18 per cent).

SUMMARY FINANCIAL STATEMENTS        101

14.	SIGNIFICANT TRANSACTIONS WITH GOVERNMENT BUSINESS ENTERPRISES

Transactions with GBEs are not eliminated for purposes of summary reporting because they are reported in these summary financial statements using the modified equity method of accounting. These financial statements include the following transactions between the Government and GBEs, which have not been eliminated:

A.	ACCOUNTS RECEIVABLE AND LOANS AND ADVANCES

Amounts receivable includes receivables from GBEs as reported in Schedule 1 to the summary financial statements. Loans and advances to GBEs are reflected in Schedule 2 to the summary financial statements.

B.	BORROWINGS ON BEHALF OF, AND AMOUNTS DUE FROM, MANITOBA HYDRO-ELECTRIC BOARD

The Government issues debt and subsequently, loans the funds to Manitoba Hydro. The Government records the transfer of funds, in Canadian currency, as a loan receivable from Manitoba Hydro. The Government pays the interest on the debt which is charged to the loan receivable. Payments by Manitoba Hydro on the debt are credited to the loan receivable.

The government enters derivative contracts to mitigate the risk against interest rate and foreign currency fluctuations.

The balance of the loan receivable on March 31, 2025, was $24,831 million (2024 – $24,428 million). For the year ended March 31, 2025, the Government paid $881 million in interest on the Manitoba Hydro debt (2024 – $849 million) and received $881 million (2024 – $849 million) in interest payments from Manitoba Hydro.

C.	INVESTMENTS

MPI holds $397 million (2024 – $425 million) of provincial bonds and debentures with maturity dates ranging from 2025 to 2050 and interest rates ranging from 2.1 per cent to 6.3 per cent.

Manitoba Hydro holds $81 million (2024 – $79 million) of provincial bonds and debentures with maturity dates ranging from 2028 to 2033 and interest rates ranging from 1.5 per cent to 4.3 per cent.

D.	WATER POWER RENTALS

Water power rental fees charged to Manitoba Hydro for $54 million (2024 – $51 million) are included in the Consolidated Statement of Operations under the fees and other revenue category. Water power rental rates are authorized by Regulation 25/88, 197/2001 and 140/2022 under The Water Power Act. Rentals are paid to the Government for the use of water resources in the operation of Manitoba Hydro’s hydro- electric generating stations.

E.	FEES ON GOVERNMENT GUARANTEES

Manitoba Hydro remitted $118 million (2024 – $117 million) to the Government based on the amount of their debt that is guaranteed by the Government. The fees are included in the Consolidated Statement of Operations under the Recovery from government business enterprises and other investment earnings category.

F.	DRIVER LICENSING OPERATIONS

The Government, by agreement, paid $40 million (2024 – $40 million) to MPI for the management and administration of driver licensing. MPI, on behalf of the Government, collected driver licensing fees totaling $30 million (2024 – $29 million) and motor vehicle registration fees totaling $181 million (2024 – $174 million).

The fees received by the Government are included in the Consolidated Statement of Operations under the fees and other revenue category.

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14.	Significant Transactions with Government Business Enterprises (continued)

G.	OTHER REVENUE

Manitoba Liquor and Lotteries Corporation provided $5 million in funding to Shared Health for the year ended March 31, 2025 (2024 – $5 million) for addictions and problem gambling services programs. In addition, the Corporation provided $5 million (2024 – $6 million) in funding to the Liquor, Gaming and Cannabis Authority of Manitoba and the department of Sport, Culture, Heritage and Tourism through the payment of annual license fees and levies.

Manitoba Hydro paid the Government $131 million (2024 – $131 million) for corporation capital tax. MPI paid the Government $49 million (2024 – $48 million) for insurance premium tax. GBEs paid the Government a combined total of $20 million (2024 – $19 million) for Levy for Health and Education.

Manitoba Hydro paid $67 million (2024 – $45 million) to Efficiency Manitoba Inc. for its operation. Efficiency Manitoba Inc., a crown corporation established under the Efficiency Manitoba Act, is economically dependent on Manitoba Hydro for continued operations.

MPI paid Manitoba Health, Seniors and Long-Term Care $26 million (2024 – $25 million) to cover non- insured medical expenses.

These amounts are included in the Consolidated Statement of Operations under the fees and other revenue and other taxes categories.

15.	EMPLOYEE FUTURE BENEFITS

	($ millions)
	2025	2024
	Actual	Restated
Severance	511	497
Long-term disability income plan	45	50
Workers’ compensation claims	90	77
Other	92	90
Total	738	714

The severance liability is valued using discount rates that range from 4.0 per cent to 6.0 per cent and salary increase rates that range from 2.0 per cent to 11.0 per cent. Unamortized actuarial gains and losses are amortized over the estimated average remaining service life (EARSL). Periods range from 6 to 15.34 years. As of March 31, 2025, net unamortized losses were $58 million (2024 – unamortized gains $34 million).

The long-term disability income plan is valued using a discount rate of 4.0 per cent. Actuarial gains and losses are recognized as income as they occur. Workers’ compensation claims are recognized based on an actuarial valuation prepared for the Workers Compensation Board. The December 31, 2024 valuation was prepared using a discount rate of 5.75 per cent (5.75 per cent in prior valuation) and a salary increase rate of 3.0 per cent (4.0 per cent in prior valuation). Actuarial gains and losses are recognized as income as they occur.

16.	EXPENSES IN EXCESS OF LEGISLATIVE AUTHORITY

The budget estimates presented on the Consolidated Statement of Operations exclude $390 million in special warrants related to the departments. The original budget estimate amounts plus the $390 million in special warrants become the revised estimates, against which expenses in excess of legislative authority are determined. Based upon the revised estimates, the following departments or expenditure lines were over-expended at March 31, 2025:

SUMMARY FINANCIAL STATEMENTS        103

16. Expenses in Excess of Legislative Authority (continued)

PART	A – OPERATING EXPENSE:

	($	millions	)
Families		755
Tobacco Settlement		425
Public Service Delivery		87
Environment and Climate Change		85
Employee Pensions and Other Costs		12
Justice		7
Transportation and Infrastructure		3
Natural Resources and Indigenous Futures		1

17.	LIABILITY FOR CONTAMINATED SITES

The Government reports environmental liabilities related to the management and remediation of contaminated sites where the province is obligated to incur such costs. A contaminated sites liability of $363 million (2024 – $351 million) has been recorded based on environmental assessments or estimations for those sites where an assessment has not been conducted.

As of March 31, 2025 the Government has identified 490 sites which require remediation from contamination.

The Government is responsible for the risk management and potential remediation of certain orphaned and abandoned mine sites that exist on Crown land. For most of these mine sites, the companies that caused the contamination no longer exist. The mining operations were primarily comprised of gold and other metals. The risk of contamination at these sites comes mainly from mine tailings and other contaminants that were left on site. The liability also includes sites associated with highway maintenance, airports, marines, landfills, sewage treatment facilities, commercial and industrial operations, parks and other protected areas.

The nature of contamination includes petroleum hydrocarbons, polyromantic hydrocarbons, BTEX, toxic heavy metals, polychlorinated biphenyl and other organic contaminants. The sources of contamination include above ground and underground fuel storage tanks, fuel handling, pipelines, chemical storage, by-product waste, metal-based paint and the leaching of materials deposited in landfills. Sites often have multiple sources of contamination.

Where sites require ongoing remediation, monitoring or maintenance all estimated future costs are discounted using the government’s weighted average cost of capital. Remediation at three sites requires the operation of water treatment systems until 2064. The amount of undiscounted expenditures for the future operation of the water treatment systems, which have been discounted at 4.0 per cent over the next 39 years, is $194 million. The discount rate is based on the government’s cost of borrowing. The assumed rate of inflation is 2.0 per cent.

18.	RELATED PARTY DISCLOSURES

A related party exists when one party could exercise control or shared control over the other. Related parties include key management personnel, their close family members and the entities they control or have shared control over. Related party disclosures do not include inter-entity transactions and balances that are eliminated on consolidation or those with entities accounted for under the modified equity method. Related party disclosures do not include restructuring transactions, disclosure of key management personnel compensation arrangements, expense allowances and other similar payments routinely paid in exchange for services rendered.

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18.	Related Party Disclosures (continued)

Related party transactions are disclosed if they occurred at a value different from that which would have been arrived at if the parties were unrelated and the transaction has a material effect on the summary financial statements.

For the year ended March 31, 2025, there were no material related party transactions or balances to disclose.

19.	CONTRACTUAL RIGHTS

The Government is involved in various contracts and agreements arising in the ordinary course of business. This results in contractual rights to economic resources, leading to both assets and revenue in the future. The total amounts outstanding from these agreements on March 31, 2025 are as follows:

						2031
($ millions)	2026	2027	2028	2029	2030	and thereafter	Total
Federal transfers – capital	20	23	4	3	5	-	55
Federal transfers – operating	807	651	570	501	369	379	3,277
Lease and rental agreements	80	79	77	76	75	172	559
Other	19	19	21	20	20	268	367
Total	926	772	672	600	469	819	4,258

Under section 22(4) of The Manitoba Liquor and Lotteries Corporation Act, the government is entitled to receive the net revenue from the Manitoba Liquor and Lotteries Corporation. The future amounts to be received are unknown, so they have not been included in the table above. These contractual rights could be significant.

The contractual rights for waterpower rentals included in lease and rental agreements have been estimated using the current year’s revenue for the next six years. This contract has no expiration date and amounts beyond 2031 may be significant.

The Government is also entitled to receive investment revenue from various investments held in irrevocable trusts by The Winnipeg Foundation. The amount of revenue, when known, is included for the next six years.

Manitoba Hydro has dependable export sales contracts to U.S. and Canada totaling approximately $6.9 billion expiring in 2052/53. Dependable sales are export contracts sourced from Manitoba Hydro’s hydraulic energy available during lowest water conditions.

20.	TOBACCO SETTLEMENT

In March 2025, the Ontario Superior Court of Justice approved a $32.5 billion settlement agreement in Canada under the Companies’ Creditors Arrangement Act arising from litigation against three major tobacco companies for healthcare-related costs.

Under the terms of the settlement, $24.7 billion is payable to the Provinces and Territories with an upfront payment of $6.5 billion expected to be made in 2025/26. Manitoba’s share of the Provinces and Territories portion is approximately 4.53 per cent, which represents $1.1 billion including an upfront payment of $290 million and the balance to be paid annually over an estimated 20-year settlement period. The upfront payment was received in August 2025.

$846 million was recognized as revenue in 2024/25 (2023/24 – $ nil) based on the present value of estimated future payments. A discount rate reflective of Manitoba’s cost of borrowing was used. Future annual payments are contingent on the profitability of the tobacco companies from the sale of tobacco products and therefore subject to variability and uncertainty. In addition, only five-year estimated cash flow information was provided at the time of the preparation. There is significant uncertainty over the amount and timing of these future

SUMMARY FINANCIAL STATEMENTS        105

20.	Tobacco Settlement (continued)

payments, as a result an allowance for doubtful accounts in the amount of $396 million was established, which represents the net present value of estimated future years payments beyond year six. Net impact on the Government’s 2025 consolidated statement of operations was $421 million:

		2024/25
	($	millions	)
Revenue		846
Expenses
Bad debt expense		396
Legal fees		29
Total Expenses		425
Net Impact		421

There is inherent uncertainty regarding the amount and timing of future payments, particularly beyond the five-year period for which estimated annual payments were available. An annual reassessment will be conducted using updated financial and operational information from the tobacco companies. Adjustments to the recognized revenue, associated expenses, and the allowance for doubtful accounts may be material.

21.	RESTATED BUDGET

The restated budget presented on the Consolidated Statement of Operations is taken from Budget 2024 as presented to the Legislative Assembly on April 2, 2024 and restated for comparability to the current year results. Refer to Schedule 10 for further details. The restated amounts do not include authorizations granted in the special warrants of $390 million.

22.	COMPARATIVE FIGURES

On November 13, 2024, the Government announced organizational changes that resulted in establishment and disestablishment of a few departments and certain functions being transferred between departments. As a result, certain 2024 financial statement balances have also been reclassified to be presented on the same basis as the 2025 results.

106        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

SCHEDULE 1

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF AMOUNTS RECEIVABLE

As at March 31, 2025

	($ millions)

	2025	2024

	Actual	Actual

TAXATION:

Income taxes	149	283

Retail sales tax	316	292

Other taxes	191	176
	656	751

GOVERNMENT OF CANADA AND OTHER GOVERNMENTS:

Government of Canada shared cost programs/agreements	590	721

Other	385	495
	975	1,216

OTHER:

Health and social services	404	421

Government business enterprises and other	62	62

Sundry departmental revenue	252	200

Other	349	326

Tobacco settlement	846	-

	1,913	1,009

	3,544	2,976

Less: Allowances (Note a)	834	509

Total Amounts Receivable	2,710	2,467

Note a: The allowances includes $396 million established for tobacco settlement. See Note 20 for more details.

SUMMARY FINANCIAL STATEMENTS        107

SCHEDULE 2

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF LOANS AND ADVANCES

As at march 31, 2025

	($ millions)
	2025	2024
	Actual	Actual
GOVERNMENT BUSINESS ENTERPRISES:
Manitoba Hydro-Electric Board	24,831	24,428
Government business enterprises	334	347

	25,165	24,775
Less: Debt incurred for and repayable by the Manitoba Hydro-Electric Board	24,831	24,428

	334	347

OTHER:
Loans and mortgages (Note a)	958	949
Stadium loan (Note b)	137	137
Manitoba student loans (Note c)	409	340
Family services agencies (Note d)	24	24
Other	32	30

	1,560	1,480

TOTAL LOANS AND ADVANCES	1,894	1,827
Less: Valuation allowance	256	252

NET LOANS AND ADVANCES	1,638	1,575

The government business enterprises loans and advances portfolio is due in varying annual amounts to the year 2120, bearing interest at either:

i)	Fixed with rates ranging from 1.00% to 11.32%; or

ii)	Floating Canadian - Canadian Overnight Repo Rate Average (CORRA) or Canada Prime Rate setting, established daily, or in response to adjustments in the Bank of Canada overnight rate, with the lowest rate currently set at 3.05% and the highest set at 4.20% as at March 31, 2025.

Note a:

i)	Agricultural direct lending and special assistance program mortgages, due in varying annual amounts to December 1, 2050, bearing interest at rates ranging from 2.375% to 7.875%. Loans receivable are secured by tangbile assets consisting predominantly of land, followed by buildings, livestock and other types of assets. The estimated value of such of tangibles securities as of the most recent valuation date is $1.4 billion (2024 - $1.4 billion)	828	826

ii)	Loans and mortgages receivable bear interest at various rates between 0% and 12.50% (2024 - 0% and 12.50%) with maturities at various dates to 2053.	36	41

iii)	Business development assistance loans, due in varying annual amounts to the year 2040, bearing interest at rates ranging from 0% to 5.875%.	72	63

iv)	Northern business development and fishing industry assistance loans, due in varying annual amounts to the year 2031, bearing interest at rates ranging from 4.50% to 8.7%.	22	19

		958	949

Note b:	Stadium loan to Triple B Stadium Inc., bearing interest at 4.65%; and issued in two phases, with Phase 1 due in varying annual amounts to 2038. Phase 2 is in abeyance indefinitely and no payments are required.

Note c:	Student loans, interest-free and not repayable until 6 months past the completion of studies, due 114 to 174 months after that time.

Note d:	Advances to provide family services agencies with prepayment of fee for service charges, to be repaid when no longer required, bearing no interest.

108         PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

SCHEDULE 3

SUMMARY FINANCIAL STATEMENTS

GOVERNMENT BUSINESS ENTERPRISES

SCHEDULE OF CONSOLIDATED OPERATING RESULTS AND FINANCIAL POSITION

For the Year Ended March 31, 2025

		($ millions)		TOTAL	TOTAL
CHANGES IN EQUITY	UTILITY	INSURANCE	FINANCE	2025	2024
Results from Operations:				Actual	Restated

Revenue from operations	3,427	2,022	1,795	7,244	7,007

Expenses: from operations	2,411	2,002	1,052	5,465	5,473
Debt servicing	1,079	-	13	1,092	1,055

Total expenses	3,490	2,002	1,065	6,557	6,528
Acquisition of non-controlling interest	-	-	-	-	(15)

Net income (loss)	(63)	20	730	687	464
Other comprehensive income (loss)	(44)	(2)	-	(46)	71

Total comprehensive income (loss)	(107)	18	730	641	535
Transfers to the Government	-	-	(730)	(730)	(732)

Net increase (decrease) in equity in government business enterprises	(107)	18	-	(89)	(197)

FINANCIAL POSITION
Assets:
Cash and cash equivalents	1,073	198	45	1,316	1,039
Amounts receivable	598	157	55	810	723
Portfolio investments: Due from Government and government organizations	79	412	-	491	504
Due from others	211	3,718	-	3,929	3,670
Capital assets	26,865	175	357	27,397	27,251
Other assets	3,331	132	139	3,602	3,625

Total assets	32,157	4,792	596	37,545	36,812

Liabilities:
Accounts payable, accrued liabilities and deferred revenue	3,536	173	238	3,947	3,631
Long-term debt: Owing to Government	24,884	-	293	25,177	24,737
Other borrowings, discounts and deferred transaction costs	56	7	60	123	188
Net pension obligations	521	436	-	957	876
Future cost of existing claims	-	2,906	-	2,906	2,853

Total liabilities	28,997	3,522	591	33,110	32,285

Equity:
Non-controlling interests	43	-	-	43	46
Equity in government business enterprises	3,117	1,270	5	4,392	4,481

Total equity	3,160	1,270	5	4,435	4,527

Total liabilities and equity	32,157	4,792	596	37,545	36,812

EQUITY COMPRISED OF:
Retained earnings	3,415	1,240	5	4,660	4,703
Accumulated other comprehensive income (loss)	(298)	30	-	(268)	(222)

Equity in government business enterprises	3,117	1,270	5	4,392	4,481

Note: For government business enterprises whose fiscal year end is prior to March 31, the amounts reflected are as at their fiscal year end.

SUMMARY FINANCIAL STATEMENTS        109

SCHEDULE 4

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF PUBLIC DEBT

As at March 31, 2025		($	millions	)
	Bonds and Debentures				Canada Pension Plan	Loans	Promissory Notes and Treasury Bills	Totals
Fiscal Year of Maturity	CAD		US		CAD	Payable	CAD	2025	2024 Restated
2025	-		-		-	-	-	-	6,198
2026	3,465		546		-	-	2,600	6,611	3,980
2027	2,662		353		-	-	-	3,015	2,994
2028	1,799		-		-	-	-	1,799	1,799
2029	3,564		575		-	-	-	4,139	4,106
2030	2,529		-		-	-	-	2,529	2,529

2025-2030	14,019		1,474		-	-	2,600	18,093	21,606

2031-2035	14,183		-		-	-	-	14,183	10,093
2036-2045	9,765		-		477	-	-	10,242	9,383
2046-2075	20,180		-		-	-	-	20,180	18,680
2076-2124	650		-		-	-	-	650	600

2031-2124	44,778		-		477	-	-	45,255	38,756

2024-2057 Government Organizations	280		-		-	153	-	433	493

Total Borrowings	59,077		1,474		477	153	2,600	63,781	60,855

Reduced by:
Unamortized debt discounts and debt issue costs								(543)	(475)
Unamortized debt discounts and debt issue costs (Manitoba Hydro)								(52)	(44)
Unamortized debt premiums								280	241
Province of Manitoba debt issues held as investments in sinking funds and in cash and cash equivalents								(804)	(194)
Unrealized remeasurement foreign exchange (gains) losses								618	229

								63,280	60,612

Public debt is comprised of:
Taxpayer-supported debt								38,355	36,214
Borrowings on behalf of Manitoba Hydro-Electric Board								24,925	24,398

								63,280	60,612

	March 31, 2025	March 31, 2024
	CAD$ Valuation	CAD$ Valuation
Total borrowings payable in:	(Note a)	(Note a)

Canadian dollars	50,324	47,365
Foreign issues hedged to Canadian dollars	11,482	11,408
U.S. dollars	575	542
Issues hedged to U.S. dollars	899	1,297

Total borrowings	63,280	60,612

Note a:	The hedges are derivative contracts which include swaps and forward foreign exchange contracts.
Note b:	The Canadian dollar valuation on the maturity schedule above is calculated using the foreign currency exchange rates in effect at each March 31 adjusted for any forward foreign exchange contracts entered into for settlement after year-end.
Note c:	Interest rates on these borrowings fall into one of two categories:
i)	Fixed with rates ranging from 1.81% to 10.68%.
ii)	Floating Canadian-Canadian Overnight Repo Rate Average (CORRA) setting, established daily, with the lowest rate currently set at 2.88% and the highest set at 4.91% as at March 31, 2025.

Total public debt servicing includes foreign currency denominated debt that is fully hedged, by converting the foreign currency payments into Canadian dollars. These currency hedges are used to mitigate the impact of future exchange rate fluctuations on the Province’s borrowing costs. These hedging instruments are reported as derivative financial instruments in Note 12 - Risk Management. The currency translation on the hedged debt resulted in an accumulated foreign exchange loss of $618 million as at March 31, 2025.

Total public debt also includes USD denominated debt that has not been hedged to Canadian Dollars. The currency translation on the un-hedged USD debt resulted in an unrealized foreign exchange loss of $164 million as at March 31, 2025. The currency translation on the hedged and unhedged debt resulted in a cumulative unrealized loss of $782 million as at March 31, 2025.

110        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

SCHEDULE 5

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF ACCOUNTS PAYABLE,

ACCRUED CHARGES, PROVISIONS AND UNEARNED REVENUE

As at March 31, 2025

	($ millions)

	2025	2024

	Actual	Restated

ACCOUNTS PAYABLE	2,520	2,629

ACCRUED CHARGES:

Interest	258	265
Disaster financial assistance	88	139
Liability for contaminated sites (Note 17)	363	351
Salaries and benefits	1,236	1,261
Employee future benefits (Note 15)	738	714
Tobacco settlement legal fees	29	-
Other	1,731	1,420

	4,443	4,150

PROVISION FOR FUTURE LOSSES (Note 8)	5	5

UNEARNED REVENUE

University of Manitoba and Other Universities (Note a)	659	625
Manitoba Agricultural Services Corporation (Note b)	814	715
Personal income tax	451	-
Other	403	286

	2,327	1,626

Total Accounts Payable, Accrued Charges, Provisions and Unearned Revenue	9,295	8,410

Note a:

Represents various types of operating and capital revenue, including future session tuition fees, revenue associated with goods that have not yet been provided or services that have not yet been substantially rendered, unspent externally restricted grants, non-endowed donations, investment income, and deferred rental fees associated with the lease of the Southwood lands to UM Properties Inc.

Note b:

Represents restricted assets and revenues for recognition of AgriInsurance premiums. The revenue for the AgriInsurance program will be recognized when the restricted assets are used for the specified purpose under the Canadian Agricultural Partnership agreement and the AgriInsurance Regulation.

SUMMARY FINANCIAL STATEMENTS        111

SCHEDULE 6

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF PENSION LIABILITY

As at March 31, 2025

	Civil		Post-	Public
	Service	Teachers’	Secondary	School		($ millions)
	Superannuation	Pension	Education	Division	Other	Total	Total
	Plan	Plan	Plans	Plans	Plans	2025	2024
			(Note a)	(Note a)	(Note a)
ACCRUED BENEFIT OBLIGATION
Obligation at beginning of year	3,478	4,958	1,763	701	176	11,076	10,848
Current service costs	82	142	80	25	6	335	297
Interest cost on benefit obligation	205	294	95	36	8	638	606
Change in actuarial (gains) losses and reserves	(5)	3	56	(8)	(8)	38	(56)
Plan amendment	-	-	-	4	2	6	11
Benefits paid	(203)	(268)	(113)	(37)	(9)	(630)	(630)

Obligation at end of year	3,557	5,129	1,881	721	175	11,463	11,076

PLAN ASSETS
Plan assets at beginning of year	2,505	3,129	1,765	750	66	8,215	7,654
Employer contributions	110	150	46	12	6	324	295
Employee contributions	-	-	36	13	1	50	48
Transfer of plan assets	-	-	-	-	-	-	1
Plan asset contributions	-	-	-	-	-	-	100
Benefits paid	(203)	(268)	(113)	(37)	(9)	(630)	(630)
Expected return on plan assets	147	172	111	40	(1)	469	446
Experience gains (losses)	209	200	126	35	3	573	301

Market value of plan assets	2,768	3,383	1,971	813	66	9,001	8,215
Deferred investment losses (gains)	(152)	(266)	(77)	(46)	2	(539)	(201)

Market related value of plan assets	2,616	3,117	1,894	767	68	8,462	8,014

PENSION LIABILITY
Plan deficit (surplus)	941	2,012	(13)	(46)	107	3,001	3,062
Unamortized actuarial gains (losses)	225	367	31	24	(4)	643	494
Surplus adjustments (Note b)	-	-	26	75	-	101	43

Pension liability	1,166	2,379	44	53	103	3,745	3,599

PENSION EXPENSE
Defined benefit pension plan expense:
Current service cost	82	142	80	25	6	335	297
Interest cost on benefit obligation	205	294	95	36	8	638	606
Return on plan assets	(147)	(172)	(111)	(40)	1	(469)	(446)
Employee contributions	-	-	(36)	(13)	(1)	(50)	(48)
Amortization of actuarial (gains) losses	(12)	(17)	(17)	2	(2)	(46)	(34)
Plan amendment	-	-	-	4	2	6	11
Change in surplus adjustments	-	-	20	39	-	59	11

Defined benefit pension plan expense	128	247	31	53	14	473	397

Defined contribution pension plan expense	-	-	8	32	241	281	266

112        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

SCHEDULE 6 (cont’d)

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF PENSION LIABILITY

As at March 31, 2025

	Civil		Post-	Public
	Service	Teachers’	Secondary	School		($ millions)
	Superannuation	Pension	Education	Division	Other	Total	Total
	Plan	Plan	Plans	Plans	Plans	2025	2024
			(Note a)	(Note a)	(Note a)

MEMBER DATA
Defined benefit pension plan
Number of active and deferred members	19,900	24,200	5,800	5,300	200	55,400	54,600
Number of pensioners	18,300	17,000	2,900	2,500	300	41,000	40,400

Total number of plan members	38,200	41,200	8,700	7,800	500	96,400	95,000

ACTUARIAL ASSUMPTIONS
Discount rate on accrued benefits	5.50%	6.00%	5.50% - 5.65%	4.50% - 5.50%	4.00% - 5.50%
Expected long-term rate of return	6.00%	6.00%	5.50% - 6.40%	4.50% - 5.50%	4.00% - 5.75%
Inflation	2.00%	2.00%	2.00% - 2.50%	2.00% - 2.00%	2.00% - 2.00%
Real rate of return	4.00%	4.00%	3.00% - 3.65%	2.50% - 3.50%	2.00% - 3.50%
Rate of salary increase	3.75%	3.00%	2.50% - 3.00%	2.50% - 3.00%	0.00% - 3.50%
Latest valuation	(Note c)	(Note c)	(Note c)	(Note c)	(Note c)

Note a:	Post-Secondary Education plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan.

Public School Division plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division, Retirement Plan for Employees of Frontier School Division and The School District of Mystery Lake No. 2355 Pension Plan.

Other plans include the Members of Legislative Assembly Pension Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan, and the Winnipeg Child and Family Services Employee Benefits Retirement Plan.

Note b:

For those plans that the Government is unable to access surplus funds within the plan, adjustments are made to record an allowance against these surplus amounts. These pension surplus allowances represent the excess of the adjusted benefit asset over the employers’ share of the expected future benefit.

Note c:	The latest actuarial valuation report dates and the estimated average remaining service life (EARSL), in years, are as follows:

	Valuation Date	EARSL
- Civil Service Superannuation Plan	Dec-23	9.2
- Teachers’ Retirement Allowance Plan	Jan-24	12.9
- University of Manitoba Pension Plans	Dec-23	10.0
- University of Winnipeg Pension Plan	Dec-22	5.1
- Brandon University Retirement Plan	Dec-22	10.0
- Winnipeg School Division Pension Fund for Employees Other than Teachers	Dec-23	11.3
- Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division	Dec-21	13.0
- Retirement Plan for Employees of Frontier School Division	Dec-21	12.9
- School District of Mystery Lake	Jun-24	15.6
- Members of Legislative Assembly Pension Plan	Mar-24	0.0
- Legislative Assembly Pension Plan	Dec-23	12.0
- Judges’ Supplemental Pension Plan	Mar-24	6.6
- Winnipeg Child and Family Services Employee Benefits Retirement Plan	Dec-23	0.0

SUMMARY FINANCIAL STATEMENTS        113

SCHEDULE 7

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF TANGIBLE CAPITAL ASSETS

For the Year Ended March 31, 2025

					($ millions)

	General Capital Assets					Infrastructure				Total
	Land	Buildings and Leasehold Improvements	Vehicles and Equipment	Computer Hardware and Software	Assets Under Construction Note a	Land and Land Improvements	Transportation	Dams and Water Management Structures	Assets Under construction Note a	2025 Actual	2024 Actual
Cost

Opening cost	370	12,704	3,238	1,423	1,502	825	8,710	824	370	29,966	28,191
Restatements	-	5	1	(3)	308	-	-	-	(308)	3	(5)

Adjusted Opening Balance	370	12,709	3,239	1,420	1,810	825	8,710	824	62	29,969	28,186

Add:
Additions during the year	19	301	161	15	846	10	368	4	237	1,961	1,939
Less:
Disposals and write downs	(1)	(22)	(74)	(9)	(15)	(3)	-	-	-	(124)	(159)
Settlements and reclassifications	(11)	211	(11)	61	(258)	48	95	25	(160)	-	-

Closing cost	377	13,199	3,315	1,487	2,383	880	9,173	853	139	31,806	29,966

Accumulated amortization

Opening accumulated amortization	-	5,944	2,497	1,038	—	201	3,899	205	-	13,784	13,023
Restatements	-	6	3	(3)	—	2	-	-	-	8	(3)

Adjusted Opening Balance	-	5,950	2,500	1,035	—	203	3,899	205	-	13,792	13,020

Add:
Amortization	-	352	167	76	—	12	283	14	-	904	866
Less:
Accumulated amortization on disposals and write downs	-	(17)	(70)	(9)	—	-	-	-	-	(96)	(102)
Reclassifications	-	(10)	(8)	(5)	—	4	8	11	-	-	-

Closing accumulated amortization	-	6,275	2,589	1,097	—	219	4,190	230	-	14,600	13,784

Net Book Value of Tangible Capital Assets (Note b)	377	6,924	726	390	2,383	661	4,983	623	139	17,206	16,182

Note a: During the year the Province capitalized $29 million of interest relating to assets under construction (2024 - $26 million).

Note b: The Net Book Value of Tangible Capital Assets of $17,206 million includes $187 million related to Asset Retirement Obligations.

114        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

SCHEDULE 8

GOVERNMENT ORGANIZATIONS, COMPONENTS

AND BUSINESS ENTERPRISES COMPRISING

THE GOVERNMENT REPORTING ENTITY

HEALTH	EDUCATION AND ECONOMIC DEVELOPMENT

Health, Seniors and Long-Term Care	Advanced Education and Training
CancerCare Manitoba	Assiniboine College
Not-for-Profit Personal Care Homes and Community Health Agencies	Brandon University
3885136 Manitoba Association Inc. (operating as Calvary	Manitoba Institute of Trades and Technology
Place Personal Care Home)	Red River College Polytechnic
Actionmarguerite (Saint-Boniface) (Saint-Vital) and (St. Joseph)	Research Manitoba
Bethania Mennonite Personal Care Home Inc.	Université de Saint-Boniface
Clinique Youville Clinic Inc.	University College of The North
Donwood Manor Personal Care Home Inc.	University of Manitoba
Eden Mental Health Centre	University of Winnipeg
Fred Douglas Personal Care Home
Holy Family Home Inc.	Education and Early Childhood Learning
Hope Centre Health Care Incorporated	Public School Divisions
Klinic Incorporated	Beautiful Plains School Division
LHC Personal Care Home Inc.	Border Land School Division
Luther Home Corporation	Brandon School Division
MFL Occupational Health and Safety Centre Inc.	Division scolaire franco-manitobaine
Main Street Project Inc.	Evergreen School Division
Meadowood Manor	Flin Flon School Division
Menno Home for the Aged Inc. (Personal Care Home	Fort La Bosse School Division
Division)	Frontier School Division
Mount Carmel Clinic	Garden Valley School Division
Nine Circles Community Health Centre Inc.	Hanover School Division
Niverville Heritage PCH Inc.	Interlake School Division
NorWest Co-op Community Health Centre Inc.	Kelsey School Division
Odd Fellows and Rebekahs (Personal Care Homes	Lakeshore School Division
Inc. Golden Links Lodge)	Lord Selkirk School Division
Park Manor Care Inc.	Louis Riel School Division
Pembina Place Mennonite Personal Care Home Inc.	Mountain View School Division
Prairie View Lodge Inc.	Mystery Lake School District
Rest Haven Nursing Home	Park West School Division
Rock Lake Health District	Pembina Trails School Division
Salem Home Inc.	Pine Creek School Division
Sexuality Education Resource Centre Manitoba Inc.	Portage la Prairie School Division
Southeast Personal Care Home Inc.	Prairie Rose School Division
Tabor Home Inc.	Prairie Spirit School Division
The Convalescent Home of Winnipeg	Red River Valley School Division
The Saul and Claribel Simkin Centre Personal Care Home Inc.	River East Transcona School Division
Villa Youville Inc. - Nursing	Rolling River School Division
West Park Manor Personal Care Home Inc.	Seine River School Division
Women’s Health Clinic Inc.	Seven Oaks School Division
Regional Health Authorities (including controlled organizations)	Southwest Horizon School Division
Interlake-Eastern Regional Health Authority	St James-Assiniboia School Division
Northern Regional Health Authority Inc.	Sunrise School Division
Prairie Mountain Health	Swan Valley School Division
Southern Health-Santé Sud	Turtle Mountain School Division
Winnipeg Regional Health Authority	Turtle River School Division
Rehabilitation Centre for Children Inc.	Western School Division
St.Amant Inc.	Whiteshell School District
Shared Health Inc.	Winnipeg School Division

Housing, Addictions and Homelessness (Note a)

SUMMARY FINANCIAL STATEMENTS        115

SCHEDULE 8 (cont’d)

GOVERNMENT ORGANIZATIONS, COMPONENTS

AND BUSINESS ENTERPRISES COMPRISING

THE GOVERNMENT REPORTING ENTITY

EDUCATION AND ECONOMIC DEVELOPMENT (continued)	JUSTICE AND OTHER EXPENDITURES

Business, Mining, Trade and Job Creation (Note b)	Public Service Commission
Abandonment Reserve Fund	Employee Pensions and Other Costs
Economic Development Winnipeg Inc. (Note c)	Executive Council
Manitoba Development Corporation	Legislative Assembly
Mining Rehabilitation Reserve Fund	Tax Credits
Quarry Rehabilitation Reserve Fund
Rural Manitoba Economic Development Corporation	Public Service Delivery
Materials Distribution Agency
Vehicle and Equipment Management Agency
SOCIAL SERVICES	Entrepreneurship Manitoba
The Public Guardian and Trustee of Manitoba

Families	Innovation and New Technology
General Child and Family Services Authority	Manitoba Education, Research and Learning Information Networks (MERLIN)

Housing, Addictions and Homelessness (Note a)
The Manitoba Housing and Renewal Corporation	Finance
Insurance Council of Manitoba
Manitoba Financial Services Agency
COMMUNITY AND RESOURCE DEVELOPMENT	Pension Asset Fund

Justice
Agriculture	Legal Aid Manitoba
Manitoba Agricultural Services Corporation	Liquor, Gaming and Cannabis Authority of Manitoba
Manitoba Law Reform Commission
Environment and Climate Change
Efficiency Manitoba Inc.	Labour and Immigration
Manitoba Hazardous Waste Management Corporation
Sport, Culture, Heritage and Tourism
Transportation and Infrastructure	Centre culturel franco-manitobain
Manitoba Arts Council
Municipal and Northern Relations	Manitoba Centennial Centre Corporation
Manitoba Water Services Board	Manitoba Combative Sports Commission
North Portage Development Corporation (Note d)	Manitoba Film and Sound Recording Development Corporation
Natural Resources and Indigenous Futures	Sport Manitoba Inc.
Communities Economic Development Fund	Travel Manitoba

GENERAL GOVERNMENT Public Debt	SPECIAL ACCOUNTS, not attached to a Sector or Department
Rainy Day Fund (Note e)

Notes:
a. Funding to the health system from the department is included in Health Sector	GOVERNMENT BUSINESS ENTERPRISES: (Schedule 3)

b. Manitoba Opportunities Fund Ltd. was dissolved in 2024/25	Utility:
c. Economic Development Winnipeg is a government partnership	Manitoba Hydro-Electric Board (Note f)

d. North Portage Development Corporation is a government business partnership	Insurance:
e. Fiscal Stabilization Account	Deposit Guarantee Corporation of Manitoba (Note f)
f. Reports to Minister of Finance	Manitoba Public Insurance Corporation (Note g)

g. Reports to Minister of Justice	Finance:
h. Reports to Minister of Municipal and Northern Relations	Manitoba Liquor and Lotteries Corporation (Note h)

116        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

SCHEDULE 9

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR

For the Year Ended March 31, 2025

	($ millions)

							Community

			Education and				and Resource

	Health		Economic Development		Social Services		Development

	2025	2024	2025	2024	2025	2024	2025		2024
	Actual	Restated	Actual	Restated	Actual	Restated	Actual		Restated
	$	$	$	$	$	$	$		$
REVENUE

Income taxes	-	-	-	-	-	-	-		-

Other taxes	-	-	854	719	-	-	-		-

Fees and other revenue	693	658	1,015	966	103	106	611		689

Federal transfers	2,106	2,110	520	502	114	72	303		248

Contributions from entities within the Government Reporting Entity	105	103	693	174	-	-	3		3

Recovery from government business enterprises and other investment earnings	14	16	138	169	8	4	39		35

TOTAL REVENUE	2,918	2,887	3,220	2,530	225	182	956		975

EXPENSE

Personnel services	5,247	4,903	3,996	3,667	187	189	315		301

Grants/Transfer payments	357	148	688	530	390	322	787		834

Transportation	128	94	40	69	2	2	49		17

Communication	27	21	26	27	4	4	11		9

Supplies and services	1,364	1,210	646	645	190	204	237		177

Social assistance related	-	-	118	153	1,520	1,479	292		232

Other operating	2,148	2,374	210	244	951	686	168	*	199

Debt servicing	89	66	126	131	32	33	31		29

Minor capital	17	39	87	98	-	1	5		4

Amortization	219	223	207	200	70	65	314		296

TOTAL EXPENSE	9,596	9,078	6,144	5,764	3,346	2,985	2,209		2,098

OPERATING SURPLUS (DEFICIT)	(6,678)	(6,191)	(2,924)	(3,234)	(3,121)	(2,803)	(1,253)		(1,123)

SUMMARY FINANCIAL STATEMENTS        117

SCHEDULE 9 (cont’d)

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR

For the Year Ended March 31, 2025				($ millions)

	Justice and		General Government		Adjustments

	Other Expenditures		(Note a)		(Note b)		Total

	2025	2024	2025	2024	2025	2024	2025	2024
	Actual	Restated	Actual	Restated	Actual	Restated	Actual	Restated
	$	$	$	$	$	$	$	$

REVENUE

Income taxes	-	-	5,558	5,369	-	-	5,558	5,369

Other taxes	-	-	4,068	4,018	(21)	(21)	4,901	4,716

Fees and other revenue	485	371	847	3	(126)	(102)	3,628	2,691

Federal transfers	65	53	4,999	4,173	(2)	1	8,105	7,159

Contributions from entities within the Government Reporting Entity	10	-	688	464	(811)	(281)	688	463

Recovery from government business enterprises and other investment earnings	9	(2)	1,256	1,172	-	-	1,464	1,394

TOTAL REVENUE	569	422	17,416	15,199	(960)	(403)	24,344	21,792

EXPENSE

Personnel services	768	749	10	7	58	49	10,581	9,865

Grants/Transfer payments	812	575	2	11	(989)	(44)	2,047	2,376

Transportation	21	22	16	10	-	-	256	214

Communication	42	41	-	-	-	(1)	110	101

Supplies and services	582	590	34	7	(67)	(82)	2,986	2,751

Social assistance related	7	4	-	-	-	-	1,937	1,868

Other operating	287	209	419	17	38	(325)	4,221	3,404

Debt servicing	7	6	2,031	1,892	-	-	2,316	2,157

Minor capital	25	19	-	-	-	-	134	161

Amortization	85	73	10	9	-	-	905	866

TOTAL EXPENSE	2,636	2,288	2,522	1,953	(960)	(403)	25,493	23,763

OPERATING SURPLUS (DEFICIT)	(2,067)	(1,866)	14,894	13,246	-	-	(1,149)	(1,971)

Note a: The general government category includes revenue from sources that cannot be attributed to a particular sector. It also includes federal revenues and expenses related to emergency services and disaster assistance.

Note b: Consolidation adjustments are necessary to conform sectors to Government accounting policies and to eliminate transactions between sectors.

118        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

SCHEDULE 10

SUMMARY FINANCIAL STATEMENTS

RESTATED BUDGET

For the Year Ended March 31, 2025

		($ millions)
		Adjustments
	Print	Note a	Note b	Restated

TOTAL REVENUE	23,337	-	-	23,337

EXPENSES

Legislative Assembly	61	-	-	61

Executive Council	3	2	-	5

Advanced Education and Training	1,891	17	-	1,908

Agriculture	597	4	-	601

Business, Mining, Trade and Job Creation	-	15	194	209

Consumer Protection and Government Services	644	-	(644)	-

Economic Development, Investment, Trade and Natural Resources	313	-	(313)	-

Education and Early Childhood Learning	3,896	-	-	3,896

Employee Pensions and Other Costs	-	-	-	-

Environment and Climate Change	183	14	2	199

Families	2,064	38	-	2,102

Finance	86	29	-	115

Health, Seniors and Long-Term Care	8,220	384	-	8,604

Housing, Addictions and Homelessness	794	-	-	794

Indigenous Economic Development	15	-	(15)	-

Innovation and New Technology	-	-	149	149

Justice	832	71	-	903

Labour and Immigration	34	1	-	35

Municipal and Northern Relations	496	10	239	745

Natural Resources and Indigenous Futures	-	7	133	140

Public Service Commission	30	4	-	34

Public Service Delivery	-	-	297	297

Sport, Culture, Heritage and Tourism	105	18	(6)	117

Transportation and Infrastructure	560	24	-	584

Enabling Appropriations	831	(638)	(36)	157

Emergency Expenditures	50	-	-	50

Tax Credits	164	-	-	164

Debt Servicing	2,264	-	-	2,264

TOTAL EXPENSES	24,133	-	-	24,133

OPERATING SURPLUS (DEFICIT) FOR THE YEAR	(796)	-	-	(796)

Note a: In addition to government ministries, separate “service headings” exist to provide expenditure authority for programs that are delivered by a number of ministries, where it is desirable to know the total amount allocated to the program, or where the allocation to various ministries is not known at the time of printing the budget. In some cases funding is allocated, as required, from Enabling Appropriations to ministries by the Minister of Finance under authority granted by section 33 of The Financial Administration Act. These allocations have no impact to the total budgeted revenue, expenses and operating surplus/(deficit).

Note b: On November 13, 2024, the Province announced organizational changes that resulted in transfers of certain functions between departments. This restatement has no impact to the total budgeted revenue, expenses and operating surplus/(deficit).

SUMMARY FINANCIAL STATEMENTS        119

Information Provided Under Statutory Requirement For the year ended March 31, 2025

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENTS

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

Opinion

We have audited the accompanying Fiscal Stabilization Account “Rainy Day Fund” Statement of Transfers and Account Balance of the Province of Manitoba (“the Province”) for the year ended March 31, 2025 (“the statement”).

In our opinion, the financial information in the statement of the Province of Manitoba for the year ended March 31, 2025 is prepared, in all material respects, in accordance with Note 2 to the statement.

Basis for opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Statement section of our report. We are independent of the Province in accordance with the ethical requirements in Canada that are relevant to our audit of the statement, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of matter - basis of accounting

We draw attention to Note 2 to the statement, which describes the basis of accounting. The statement is prepared to assist the Province to meet the requirements of Section 65(1)(b) of The Financial Administration Act. As a result, the statement may not be suitable for another purpose. Our opinion is not modified in respect of this matter.

Other matter – supplementary information

We draw attention to the fact that the supplementary information included in The Schedule of Supplementary Information does not form part of the financial statements. We have not audited or reviewed this supplementary information and, accordingly, we do not express an opinion, a review conclusion or any other form of assurance on this supplementary information.

Office: 204. 945.3790 | 500-330 Portage Avenue | Winnipeg, Manitoba R3C 0C4 | oag.mb.ca

Other Information

The Province is responsible for the other information. The other information comprises the Province of Manitoba Annual Report and Public Accounts (the Annual Report) but does not include the statement and our auditor’s report thereon.

Our opinion on the statement does not cover the other information and we will not express any form of assurance conclusion thereon.

In connection with our audit of the statement, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of management and those charged with governance for the statement

Management is responsible for the preparation and fair presentation of this statement in accordance with Note 2, and for such internal control as management determines is necessary to enable the preparation of the statement that are free from material misstatement, whether due to fraud or error.

Those charged with governance are responsible for overseeing the Province’s financial reporting process. With respect to the Province, those charged with governance refers to the Minister of Finance.

Auditor’s responsibilities for the audit of the statement

Our objectives are to obtain reasonable assurance about whether the statement as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this statement.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

●

Identify and assess the risks of material misstatement of the statement, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Province’s internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

Winnipeg, Manitoba	Tyson Shtykalo, FCPA, FCA

September 25, 2025	Auditor General

RAINY DAY FUND*

STATEMENT OF TRANSFERS AND ACCOUNT BALANCE

For the Year Ended March 31, 2025

	($ thousands)
	2025	2024

Transfer to core Government operations	-	-

Account balance, beginning of year	585,000	585,000

Account balance, end of year	585,000	585,000

Notes:

1.

The Fiscal Stabilization Account is also known and commonly referred to as the Rainy Day Fund. The Fiscal Stabilization Account was established under the authority of subsection 26.1(1) of The Financial Administration Act. The Fiscal Stabilization Fund established under The Fiscal Stabilization Fund Act is continued as the Fiscal Stabilization Account. The legislated purpose of the Account is to assist in stabilizing the fiscal position by supporting core government operations in a fiscal year or to repay debt. Under subsection 26.1(3) the Minister of Finance, with the approval of the Lieutenant Governor in Council, may deposit in the Account any part of the revenue or other financial assets received in the core government in any fiscal year. Under subsection 26.1(4), the Minister of Finance may, with the approval of the Lieutenant Governor in Council, transfer all or part of the Account balance to the core government.

2.

Transactions in the Fiscal Stabilization Account are accounted for on an accrual basis and reflect the transfers made under Section 26.1(3) and 26.1(4) of The Financial Administration Act. Transfers are determined by the Minister of Finance and are authorized with an Order in Council. The report on these transactions is made in accordance with Section 65(1)(b) of The Financial Administration Act.

3.

Subsection 26.1(2) of The Financial Administration Act stipulates that the Minister of Finance shall make every effort to ensure that the balance of the Account at the end of each fiscal year is at least 5% of the core government expenditures for that year.

* Refers to the Fiscal Stabilization Account established under The Fiscal Stabilization Fund Act

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT        127

RAINY DAY FUND*

SCHEDULE OF SUPPLEMENTARY INFORMATION

(UNAUDITED)

For the Year Ended March 31, 2025

	($ thousands)

	2025	2024

Account Balance, beginning of year	585,000	585,000

- Transfer to Core Government	-	-

Account Balance, end of year	585,000	585,000

* Refers to the Fiscal Stabilization Account established under The Fiscal Stabilization Fund Act

128        PROVINCE OF MANITOBA  ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

STATEMENT OF THE TOTAL AMOUNT OF DEBT OR OBLIGATION

DUE HIS MAJESTY WRITTEN OFF IN WHOLE OR IN PART

As Required by Section 24B of The Financial Administration Act

For the Year Ended March 31, 2025

$
ADVANCED EDUCATION AND TRAINING (XLIV)

Accounts receivable	3,754,488

AGRICULTURE (III)

Accounts receivable	4,258

Manitoba Agricultural Services Corporation	470,210

BUSINESS, MINING, TRADE AND JOB CREATION (X)

Accounts receivable	2,174,737

EDUCATION AND EARLY CHILDHOOD LEARNING (XVI)

Accounts receivable	140

ENVIRONMENT AND CLIMATE CHANGE (XII)

Accounts receivable	14,583

FAMILIES (IX)

Accounts receivable	3,112,653

FINANCE (VII)

Accounts receivable	2,926,217

JUSTICE (IV)

Accounts receivable	573,410

PUBLIC SERVICE DELIVERY (VIII)

Accounts receivable	1,642,141

14,672,837

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT        129

STATEMENT OF SPECIAL WARRANTS OF HER HONOUR

THE LIEUTENANT-GOVERNOR OF MANITOBA

As Required by Section 32(1) of The Financial Administration Act

Issued Relative to the Year Ended March 31, 2025

OPERATING EXPENSES - PART A			$

HEALTH, SENIORS AND LONG-TERM CARE (XXI)

February 19, 2025	21.8	Funding to Health Authorities	100,500,000

February 19, 2025	21.9	Provincial Health Services	10,600,000

February 19, 2025	21.10	Medical	188,200,000

February 19, 2025	21.11	Pharmacare	60,200,000

February 19, 2025	21.12	Costs Related to Capital Assets of Other Reporting Entities	30,500,000

		Operating Expenses Total - Part A	390,000,000

LOANS AND GUARANTEES - PART C

ADVANCED EDUCATION AND TRAINING (XLIV)

February 19, 2025	44.4	Manitoba Student Aid	15,000,000

		Loans and Guarantees Total - Part C	15,000,000

		Total Special Warrants	405,000,000

130        PROVINCE OF MANITOBA  ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

EXPLANATORY COMMENTS REGARDING SPECIAL WARRANTS

AS SHOWN ON THE STATEMENT OF SPECIAL WARRANTS

For the Year Ended March 31, 2025

Special Warrants amounting to $405,000,000 were issued during the year ended March 31, 2025.

OPERATING EXPENSES - PART A	$

DEPARTMENT OF HEALTH, SENIORS AND LONG-TERM CARE (XXI)
To provide additional funding for higher than anticipated operating costs for acute care services	100,500,000
To provide additional funding for higher than anticipated operating costs for blood transfusion services	10,600,000
To provide additional funding for higher than anticipated costs for Medical	188,200,000
To provide additional funding for higher than anticipated operating costs for Pharmacare drug programs	60,200,000
To provide additional funding for higher interest costs for capital assets of other reporting entities	30,500,000

Operating Expenses Total - Part A	390,000,000

LOANS AND GUARANTEES - PART C

DEPARTMENT OF ADVANCED EDUCATION AND TRAINING (XLIV)

To provide additional loan authority for Manitoba Student Aid	15,000,000

Loans and Guarantees Total - Part C	15,000,000

Special Warrants Total	405,000,000

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT        131

STATEMENT OF THE CLAIMS SETTLED

As Required by Section 41(7) of The Financial Administration Act

For the Year Ended March 31, 2025

$

Education and Early Childhood Learning (XVI)	13,120

Environment and Climate Change (XII)	27,878

Families (IX)	531,674,529

Justice (IV)	1,544,066

Municipal and Northern Relations (XIII)	475,000

533,734,593

132        PROVINCE OF MANITOBA  ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

STATEMENT OF EXPENDITURES RELATED TO CAPITAL

AND FUTURE CONTRACT COMMITMENTS

As Required by Section 45(3) of The Financial Administration Act

For the Year Ended March 31, 2025

DEPARTMENT	FUTURE COMMITMENT $

ADVANCED EDUCATION AND TRAINING (XLIV)

Service contracts	864,302

864,302

AGRICULTURE (III)

Service contracts	258,782

258,782

BUSINESS, MINING, TRADE AND JOB CREATION (X)

Service contracts	686,211

Acquisition or construction of capital	10,000

Other	43,134,669

43,830,880

EDUCATION AND EARLY CHILDHOOD LEARNING (XVI)

Service contracts	393,875

393,875

ENVIRONMENT AND CLIMATE CHANGE (XII)

Service contracts	9,198,514

Acquisition or construction of capital	318,219

9,516,733

FAMILIES (IX)

Service contracts	470,937,947

470,937,947

FINANCE (VII)

Service contracts	389,801

389,801

INNOVATION AND NEW TECHNOLOGY (XVIII)

Service contracts	26,264,872

26,264,872

HEALTH, SENIORS AND LONG-TERM CARE (XXI)

Service contracts	9,111,981

9,111,981

JUSTICE (IV)

Service contracts	4,097,869

Other	3,975,792

8,073,661

MUNICIPAL AND NORTHERN RELATIONS (XIII)

Service contracts	168,155

Acquisition or construction of capital	22,074

Other	14,140

204,369

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT        133

STATEMENT OF EXPENDITURES RELATED TO CAPITAL

AND FUTURE CONTRACT COMMITMENTS (cont’d)

As Required by Section 45(3) of The Financial Administration Act

For the Year Ended March 31, 2025

DEPARTMENT	FUTURE COMMITMENT $

NATURAL RESOURCES AND INDIGENOUS FUTURES (XXV)

Service contracts	5,245,100

Acquisition or construction of capital	2,822,677

Other	62,950

8,130,727

PUBLIC SERVICE DELIVERY (VIII)

Service contracts	945,785

Rental of capital assets	51,311,367

Acquisition or construction of capital	14,042,288

Other	1,522,526

67,821,966

SPORT, CULTURE, HERITAGE AND TOURISM (XIV)

Acquisition or construction of capital	1,000,000

Other	4,200,400

5,200,400

TRANSPORTATION AND INFRASTRUCTURE (XV)

Acquisition or construction of capital	219,333,399

219,333,399

Totals

Service contracts	528,563,194

Rental of capital assets	51,311,367

Acquisition or construction of capital	237,548,657

Other	52,910,477

TOTAL	870,333,695

NOTE:

The Appropriation Act, 2024 authorizes the Government to commit to expenditures up to an amount not exceeding $1,250,000,000 for the purpose of ensuring completion of projects or fulfilling contracts initiated in the year ended March 31, 2025. Any expenditures so committed must be included in the estimates of the fiscal year in which the expenditure is to be made or incurred.

134        PROVINCE OF MANITOBA   ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

STATEMENT OF REVENUE AND EXPENSE RELATED TO

ROADWAY AND MUNICIPAL INFRASTRUCTURE

As Required by Section 67.1(2) of The Financial Administration Act

For the Year Ended March 31, 2025

	2025	2024

	$	$

REVENUE

Net Gasoline and Motive Fuel Tax - Note 1	92,274,740	237,818,146

	92,274,740	237,818,146

Less: Tax attributed to aircrafts and locomotives	17,388,489	16,685,720

TOTAL REVENUE	74,886,251	221,132,426

EXPENSES

Highways and Transportation Programs	9,754,065	5,309,602

Construction and Maintenance

Maintenance and preservation of provincial trunk highways, provincial roads and related projects	187,866,608	176,835,581

Winter roads	11,938,718	10,549,756

Infrastructure assets - provincial roads and highways	276,154,142	260,515,939

Road construction and maintenance	475,959,468	447,901,276

General assets - road related	3,732,243	3,732,202

Other construction and maintenance	3,732,243	3,732,202

Total Construction and Maintenance	479,691,711	451,633,478

TOTAL EXPENSES	489,445,776	456,943,080

NET RESULT FOR THE YEAR	(414,559,525)	(235,810,654)

Note 1: Amount refers to proceeds of tax paid into the Consolidated Fund, net of authorized refunds.

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT        135

REPORT ON TRANSFER BETWEEN OPERATING EXPENDITURE APPROPRIATIONS WITHIN DEPARTMENT

As Required by Section 34.1(3) of The Financial Administration Act

Issued Relative to the Year Ended March 31, 2025

TRANSFER BETWEEN OPERATING EXPENDITURE APPROPRIATIONS WITHIN DEPARTMENT

The net effect of all transfers, as reported to the Minister of Finance pursuant to Section 34.1(3) of The Financial Administration Act, are as follows:

$

Net effect of all transfers for the year ended March 31, 2025	NIL

136        PROVINCE OF MANITOBA  ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

REPORT ON TRANSFER BETWEEN CAPITAL EXPENDITURES

APPROPRIATIONS BETWEEN DEPARTMENTS

As Required by Sub-Section 8(4) of The Appropriation Act, 2024

Issued Relative to the Year Ended March 31, 2025

TRANSFER BETWEEN CAPITAL EXPENDITURES

The net effect of all transfers, as reported to the Minister of Finance under pursuant to
Section 8 (4) of The Appropriation Act, 2023, are as follows:
$

Part B - Capital Investment		-

Part D - Other Reporting Entities Capital Investment		-

Net effect of all transfers for the year ended March 31, 2025		-

IINFORMATION PROVIDED UNDER STATUTORY REQUIREMENT        137

STATEMENT OF DEBT

As Required by Section 65(1) of the Financial Administration Act

As at the Year Ended March 31, 2025

($ millions)

2024/25
Actual

The debt of the government reporting entity excluding Manitoba Hydro	38,355
The Province of Manitoba Guarantees (excluding Manitoba Hydro)	68
Less: amounts borrowed to refinance existing debt	2,590

subtotal	35,833

Borrowing Authority Limit of the government reporting entity excluding

Manitoba Hydro	44,000
Available authority as at March 31, 2025	8,167

The debt of Manitoba Hydro	24,925
Manitoba Hydro Guarantees	417

subtotal	25,342
Borrowing Authority Limit of Manitoba Hydro	29,300

Available authority as at March 31, 2025	3,958

138        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

STATEMENT OF CALCULATION OF SURPLUS

OR DEFICIT UNDER THE FISCAL RESPONSIBILITY

AND TAXPAYER PROTECTION ACT

(Unaudited)

For the Year Ended March 31, 2025

		($ millions)

	2024/25	2024/25	2023/24
	Budget	Actual	Restated

Revenue	23,337	24,344	21,792
Expenses	24,133	25,493	23,763

Operating surplus (deficit)	(796)	(1,149)	(1,971)

Less adjustments:

1) Manitoba Hydro net result	(88)	63	172

Deficit balance for the purposes of The Fiscal Responsibility and Taxpayer Protection Act	(884)	(1,086)	(1,799)

Baseline Amount*	(1,516)	(1,516)	(1,516)

Baseline amount for 2023/24	(1,516)
Annual reduction from 2023/24	-

*Baseline amount for 2024/25	(1,516)

Annual reduction from 2024/25	253

Baseline amount for 2025/26	(1,263)

NOTE 1:

The Fiscal Responsibility and Taxpayer Protection Act requires the government not to incur a deficit greater than the baseline amount and penalizes ministers by reducing their salaries if the deficit is not at least $252.625 million below the baseline amount. Amendments to the Act received Royal Assent on May 20, 2021; these amendments that reset the baseline amount to be the deficit calculated in accordance with provisions of the Act for the fiscal year 2020/21. In subsequent years, the baseline amount is reduced according to section 4 of the Act. For the 2024/25 fiscal year, the baseline amount was $1,516 million. Based on the 2024/25 deficit balance, the baseline amount for the 2025/26 fiscal year will be $1,263 million.

NOTE 2:

The Act requires the government to withhold 20% of the ministerial salaries. This percentage will increase to 40% if the government has a deficit exceeding the baseline amount for two consecutive years. The withheld amounts will be paid back to the ministers if there is no deficit incurred or if the deficit is below the baseline amount by 1/8 of the 2020/21 fiscal year deficit ($252.625 million) or more. For other deficits less than the baseline amount, the repayment amount will be prorated.

NOTE 3:

For the 2024/25 fiscal year the actual deficit is below the baseline amount by $430 million. The Government is therefore in compliance with the Act. Once this report is tabled in the Assembly, the following amounts will be paid back.

IINFORMATION PROVIDED UNDER STATUTORY REQUIREMENT         139

STATEMENT OF CALCULATION OF SURPLUS

OR DEFICIT UNDER THE FISCAL RESPONSIBILITY

AND TAXPAYER PROTECTION ACT (cont’d)

(Unaudited)

For the Year Ended March 31, 2025

	Amount of Salaries Withheld	Salary Reduction	Amount to be Paid Back

Kinew, Hon. W.	$17,818	-	$17,818

Altomare, Hon.N. (estate of)	$9,530	-	$9,530

Asagwara, Hon. U.	$11,641	-	$11,641

Bushie, Hon. I.	$11,641	-	$11,641

Cable, Hon R.	$11,641	-	$11,641

Fontaine, Hon. N.	$11,641	-	$11,641

Kostyshyn, Hon. R.	$11,641	-	$11,641

Marcelino, Hon. M.	$11,641	-	$11,641

Moses, Hon. J.	$11,641	-	$11,641

Naylor, Hon. L.	$11,641	-	$11,641

Sala, Hon. A.	$11,641	-	$11,641

Schmidt, Hon. T.	$11,641	-	$11,641

Simard, Hon. G.	$11,641	-	$11,641

Smith, Hon. B.	$11,641	-	$11,641

Wiebe, Hon. M.	$11,641	-	$11,641

	$ 178,681	-	$ 178,681

140        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

STATEMENT OF CALCULATION OF SURPLUS

OR DEFICIT UNDER THE FISCAL RESPONSIBILITY

AND TAXPAYER PROTECTION ACT (cont’d)

(Unaudited)

For the Year Ended March 31, 2025

		($ millions)

Fiscal Year	Baseline Amount Restated	Deficit Target	Deficit Reported

2020/21	(2,021)	N/A	(2,021)
2021/22	(2,021)	(1,768)	(456)
2022/23	(1,768)	(1,516)	(368	) *
2023/24	(1,516)	(1,263)	(1,799)
2024/25	(1,516)	(1,263)	(1,086)
2025/26	(1,263)	(1,011)

* Deficit for 2022/23 was restated to $(373) million in the Annual Report and Public Accounts for the year ended March 31, 2024.

NOTE 1:

Amendments to The Fiscal Responsibility and Taxpayer Protection Act received Royal Assent on May 20, 2021. These amendments reset the baseline amount to be the deficit calculated in accordance with provisions of the Act for fiscal year 2020/21. In subsequent years, the baseline amount is reduced according to section 4 of the Act.

NOTE 2:

Pursuant to section 4 of The Fiscal Responsibility and Taxpayer Protection Act, the baseline amount is reduced each year by the lesser of 1/8 of the 2020/21 deficit ($252.625 million) or the amount that the deficit in the preceding year was less than the baseline amount in that preceding year. In fiscal year 2023/24, the actual deficit reported under The Fiscal Responsibility and Taxpayer Protection Act was $1,799 million and was larger than the baseline amount in fiscal year 2023/24 of $1,516 million. Accordingly, the baseline amount for the fiscal year 2024/25 was not reduced from the 2023/24 baseline amount.

NOTE 3:

Section 8 of The Fiscal Responsibility and Taxpayer Protection Act specifies the requirements to avoid salary reduction creating a deficit reduction target of $252.625 million below the baseline amount starting in the 2021/22 fiscal year. This amount is commonly referred to as the deficit target. In the fiscal years 2021/22 and 2022/23 the deficit targets had been reported as the baseline amounts (deficits) in error and are restated above.

IINFORMATION PROVIDED UNDER STATUTORY REQUIREMENT         141

__________________________________________________

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

To the Minister of Manitoba Health, Seniors and Long-Term Care

Opinion

We have audited the Statement of Expenditures for Hospital, Medical, and Other Health Services under the Manitoba Health Services Insurance Plan (“the Plan”) for the year ended March 31, 2025 (“the financial statement”).

In our opinion, the financial information in the financial statement of the Plan for the year ended March 31, 2025 is prepared, in all material respects, in accordance with Section 6(1) of The Health Services Insurance Act.

Basis for opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statement section of our report. We are independent of the Plan in accordance with the ethical requirements in Canada that are relevant to our audit of the financial statement, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of matter: basis of accounting

We draw attention to the financial statement, which describes the basis of accounting. The financial statement is prepared to assist the Plan to meet the requirements of Section 6(1) of The Health Services Insurance Act. As a result, the financial statement may not be suitable for another purpose. Our opinion is not modified in respect of this matter.

Responsibilities of management and those charged with governance for the financial statement

Management is responsible for the preparation of this financial statement in accordance with Section 6(1) of The Health Services Insurance Act, and for such internal control as management determines is necessary to enable the preparation of the financial statement that is free from material misstatement, whether due to fraud or error.

Office: 204. 945.3790 | 500-330 Portage Avenue | Winnipeg, Manitoba R3C 0C4 | oag.mb.ca

Those charged with governance are responsible for overseeing the Plan’s financial reporting process.

Auditor’s responsibilities for the audit of the financial statement

Our objectives are to obtain reasonable assurance about whether the financial statement as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this financial statement.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the financial statement, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

“Original signed by”

Winnipeg, Manitoba	Tyson Shtykalo, FCPA, FCA

September 22, 2025	Auditor General

Office: 204. 945.3790 | 500-330 Portage Avenue | Winnipeg, Manitoba R3C 0C4 | oag.mb.ca

STATEMENT OF EXPENDITURES FOR HOSPITAL,

MEDICAL, AND OTHER HEALTH SERVICES UNDER THE

MANITOBA HEALTH SERVICES INSURANCE PLAN

As required by section 6(1) of the Health Services Insurance Act

For the Year Ended March 31, 2025

	2025	2024
Hospital Services	$4,396,995,339	$4,131,729,102
Medical Services	$2,096,232,615	$1,876,994,322
Other Health Services	$57,408,138	$56,936,946

The table above summarizes all expenses incurred for services received and are recognized at a gross amount on an accrual basis under the Manitoba Health Services Insurance Plan during the fiscal year.

Grants paid to the Health Authorities are recognized as expenses in the period the transfer is authorized, any eligibility criteria are met, and the amount can be reasonably estimated.

Hospital service payments include services that an insured person is entitled to receive under the Plan at any hospital, surgical facility or personal care home without payment, except for any authorized charges they may be liable to pay as:

•	in-patient services and out-patient services in a hospital and out-patient services in a surgical facility;
•	such services in a hospital as may be specified in the regulations as being additional hospital services that an insured person is entitled to receive under the Plan; and
•

subject to any special waiting period in respect of personal care prescribed in the regulations, and subject to meeting the admission requirements for the personal care home personal care provided in premises designated as personal care homes.

Medical service payments include all services rendered by a medical practitioner that are medically required but does not include services excepted by the regulations.

Other health service payments include chiropractic, optometric, or midwifery services, or to services provided in hospitals by certified oral surgeons, or to the provision of prosthetic orthotic devices, or to any or all of those services.

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT    145

REPORT OF INCOME FROM CROWN AGENCIES

As Required by Section 52.27.1(1) of The Legislative Assembly Act

Issued Relative to the Year Ended March 31, 2025

PAYMENTS TO MLAs FROM CROWN AGENCIES

The reported amounts do not include remuneration or expenses received by the MLAs during the fiscal year for duties performed as a board member of a Crown agency. These amounts, as reported to the Minister of Finance pursuant to Section 52.27.1(1) of The Legislative Assembly Act, are as follows:

$

Amounts issued for the year ended March 31, 2025	NIL

146      PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

Municipal and Northern Relations

Executive Financial Officer / Assistant Deputy Minister’s Office

300 – 213 Notre Dame Ave. Winnipeg, Manitoba R3B 1N3

Telephone: 204-805-0748

June 3, 2024

NORTHERN AFFAIRS FUND

MANAGEMENT REPORT

The accompanying financial statements are the responsibility of management and have been prepared in accordance with the Canadian public sector accounting standards as stated in the notes to the financial statements. In management’s opinion, the financial statements have been properly prepared within reasonable limits of materiality, incorporating management’s best judgement regarding all necessary estimates and all other data available.

Management maintains internal controls to provide reasonable assurance that the financial information is reliable and accurate, and that the assets of the Fund are properly safeguarded.

The responsibility of the Auditor General for Manitoba is to express an independent professional opinion as to whether the financial statements are presented fairly in all material respects.

The Executive Financial Officer has reviewed and approved these financial statements.

On Behalf of Management

“Original Signed By”

Mike Sosiak

Assistant Deputy Minister / Executive Financial Officer

Manitoba Municipal and Northern Relations

__________________________________________________

INDEPENDENT AUDITOR’S REPORT

To the Minister of Indigenous Reconciliation and Northern Relations

To the Legislative Assembly of Manitoba

Opinion

We have audited the financial statements of Northern Affairs Fund, which comprise the statement of financial position as at March 31, 2020, and the statement of operations and accumulated surplus/deficit, statement of change in net financial assets/net debt, statement of cash flows for the year then ended, and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Northern Affairs Fund as at March 31, 2020, and the results of its operations, changes in its net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards (PSAS).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of Northern Affairs Fund in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada that are relevant to our audit of the financial statements, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with PSAS, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing Northern Affairs Fund’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless an intention exists to liquidate Northern Affairs Fund or to cease operations, or there is no realistic alternative but to do so.

Those charged with governance are responsible for overseeing Northern Affairs Fund’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Northern Affairs Fund’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on Northern Affairs Fund’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report.

•

Evaluate the overall presentation, structure, and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, Northern Affairs Fund’s scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

“Original signed by”

Office of the Auditor General

Winnipeg, Manitoba

June 3, 2024

NORTHERN AFFAIRS FUND

STATEMENT OF FINANCIAL POSITION

As at March 31, 2020

	2020	2019

Financial Assets

Cash and cash equivalents (Note 3)	$13,861,554	$ 13,497,728

Accounts receivable (Notes 4, 5, 10)	3,028,840	2,162,700

Total Financial Assets	16,890,394	15,660,428

Liabilities

Deferred Revenue (Note 16)	1,624,686	720,779

Accounts payable (Notes 6, 10)	1,456,443	2,487,616

Loans payable (Note 7)	-	25,823,703

Total Liabilities	3,081,129	29,032,098

Net Financial Assets/(Liabilities)	13,809,265	(13,371,670)

Non-Financial Assets

Construction in progress (Note 8)	741,384	627,275

Total Non-Financial Assets	741,384	627,275

Accumulated Surplus/(Deficit)	$14,550,649	$ (12,744,395)

The accompanying notes are an integral part of these financial statements.

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT    151

NORTHERN AFFAIRS FUND

STATEMENT OF OPERATIONS AND

ACCUMULATED SURPLUS/(DEFICIT)

For the Year Ended March 31, 2020

	2020	2019

Revenues (Sch 1, SPF)

Indigenous and Northern Communities	$41,727,122	$14,215,135

Cottage Administration Fees	31,855	31,274

Indigenous and Northern Affairs	595,197	579,861

Municipal Relations	2,917,574	2,892,230

Department of Families	30,400	15,200

Federal Gas Tax	974,758	544,398

Cottage Subdivision Funds	633,141	641,329

Specific Purpose - Various	156,112	170,917

Tax Revenue (Sch 2, NTRA)	2,553,141	2,578,743

Total Revenue	49,619,300	21,669,087

Expenses (Sch 1, SPF)

Indigenous and Northern Communities	14,473,679	15,253,544

Cottage Administration Fees	1,345	10,282

Indigenous and Northern Affairs	609,164	607,278

Municipal Relations	2,859,609	2,820,631

Department of Families	34,509	14,224

Federal Gas Tax	1,159,083	1,752,998

Cottage Subdivision Funds	528,575	411,431

Manitoba Hydro	1,068	48,046

Specific Purpose - Various	161,299	172,364

Tax Administered Expenses (Sch 2, NTRA)	2,495,925	2,269,575
Total Expenses	22,324,256	23,360,373

Annual Surplus/(Deficit)	27,295,044	(1,691,286)

Accumulated Deficit, Beginning of Year	(12,744,395)	(11,053,109)

Accumulated Surplus/(Deficit), End of Year	$14,550,649	$(12,744,395)

The accompanying notes are an integral part of these financial statements.

152        PROVINCE OF MANITOBA  ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

NORTHERN AFFAIRS FUND

STATEMENT OF CHANGE IN NET FINANCIAL ASSETS

For the Year Ended March 31, 2020

	2020	2019

Annual Surplus/(Deficit)	$27,295,044	$(1,691,286)

Non-Financial Assets

New construction costs (Note 8)	690,714	489,525

Closed projects (Note 8)	(576,605)	(3,731,138)

	114,109	(3,241,613)

Decrease in Net Debt	27,180,935	1,550,327

Net Financial Debt, Beginning of Year	(13,371,670)	(14,921,997)

Net Financial Assets/(Debt), End of Year	$13,809,265	$(13,371,670)

The accompanying notes are an integral part of these financial statements

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT        153

NORTHERN AFFAIRS FUND

STATEMENT OF CASH FLOW

For the Year Ended March 31, 2020

	2020	2019

Operating Activities

Annual Surplus/(Deficit)	$27,295,044	$(1,691,286)
Change in:
Accounts receivable	(866,140)	(25,662)
Accounts payable	(1,031,173)	(480,141)
Deferred Revenue (Note 16)	903,907	720,779
Cash provided by /(used in) operating activities	26,301,638	(1,476,310)

Capital Activities

Increase in construction in progress	(114,109)	3,241,613

Cash provided by /(used in) capital activities	(114,109)	3,241,613

Financing Activities

Decrease in loans payable	(25,823,703)	(2,295,536)

Cash used in financial transactions	(25,823,703)	(2,295,536)

Increase/(Decrease) in Cash	363,826	(530,233)

Cash and Cash Equivalents, Beginning of Year	13,497,728	14,027,961

Cash and Cash Equivalents, End of Year (Note 3)	$13,861,554	$13,497,728

Supplemental Cash Flow Information

Interest Received	299,987	297,026
Interest Paid	980,118	1,070,296

The accompanying notes are an integral part of these financial statements.

154        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

SCHEDULE 1

NORTHERN AFFAIRS FUND

SPECIFIC PURPOSE FUNDS AND ACCUMULATED

SURPLUS/(DEFICIT)

For the Year Ended March 31, 2020

	Balance	Transfer from Taxation Fund Account (Note 10)	Revenue	Expense	Balance
	31-Mar-19				31-Mar-20
Indigenous and Northern Communities
Community Council Funds (Note 11)	$(20,347,265)		$39,996,562	$13,559,441	$6,089,856
Community Capital Support	(816,322)		1,730,560	914,238	-
	(21,163,587)		41,727,122	14,473,679	6,089,856

Cottage Administration Fees	93,143		31,855	1,345	123,653

Indigenous and Northern Affairs

Department Revenue/Transfer Payments	-		526,640	526,640	-
RBC Payment Distribution	(106)		1,559	1,452	1
Fire Training	216,075		-	-	216,075
Sturgeon Landing Road	39,902		5,595	5,595	39,902
Community Ergonomics	19,308		-	-	19,308
Northern Ministers Development Forum	68,876		-	5,103	63,773
Workplace Safety and Health Training	1,263		-	-	1,263
Community Clerk Workshop	23,857		-	-	23,857
Water Operator Certification	17,607		-	-	17,607
Water Treatment Plant Assessments	37,564		-	-	37,564
Surveys	10,249		-	-	10,249
Resource Management Boards	67,523		-	-	67,523
Resource Management Boards Wildlife Projects	10,437		-	370	10,067
Hollow Water Waste Disposal Site	86,566		59,031	67,632	77,965
911 Emergency Services	34,810		-	-	34,810
Bluff Road	-		2,372	2,372	-

	633,931		595,197	609,164	619,964

Department of Municipal Relations
General Assistance Grant	532,656		2,777,494	2,735,105	575,045
Municipal Program Grant	-		140,080	124,504	15,576

	532,656	-	2,917,574	2,859,609	590,621
Department of Families

Building Independence Program	5,547		30,400	34,509	1,438

Federal Gas Tax	2,835,890		974,758	1,159,083	2,651,565

Cottage Subdivision Funds

Northern Affairs Levy	1,135,508		633,141	528,575	1,240,074

Manitoba Hydro
MB Hydro-Historic Resources Trust	54,142		-	1,068	53,074
SWAP 2006	7,002		-	-	7,002

	61,144			1,068	60,076
Specific Purpose - Various
Nelson House Claims Account	514		164	-	678
Sturgeon Management Program	13,137		149,179	161,299	1,017
Northern Healthy Foods Initiative	2,583		-	-	2,583
Treaty Land Entitlement	174,863		-	-	174,863
OPCN-CUFMA Agreement	139,468		-	-	139,468
MMF Historical Research/Tripartite	51,348		-	-	51,348
Consultation Unit	23,612		-	-	23,612
Property Tax Enhancement (Note 10)	638,929	89,329	6,769	-	735,027

	1,044,454	89,329	156,112	161,299	1,128,596

Accumulated Surplus/(Deficit)	$(14,821,314)	89,329	47,066,159	19,828,331	$12,505,843

The accompanying notes are an integral part of these financial statements.

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT        155

SCHEDULE 2

NORTHERN AFFAIRS FUND

NET TAX REVENUES ADMINISTERED

AND ACCUMULATED SURPLUS

For the Year Ended March 31, 2020

	2020	2019

Tax Revenues

Taxation levies	$ 1,577,156	$ 1,595,857

Grants in lieu of taxes	697,526	688,747

Tax penalties	210,186	224,163

Rentals - Hay and Grazing	68,173	64,246

Other	100	5,730

Total Tax Revenues	2,553,141	2,578,743

Administered Expenses

Frontier School Division special levy	1,113,242	1,084,042

Public Schools Finance Board – education support levy	479,441	473,506

Municipal levy	627,684	435,873

Hay and Grazing leases	34,785	29,707

Department of Municipal Relations	50,221	52,701

Budgeted allowance for doubtful accounts	182,273	190,774

Other	8,279	2,972

Total Administered Expenses	2,495,925	2,269,575

Net Tax Revenue Administered	57,216	309,168

Accumulated Surplus, Beginning of Year	2,076,919	1,891,979

Transfer to Specific Purpose Funds Account (Note 10)	(89,329)	(124,228)

Accumulated Surplus, End of Year	$ 2,044,806	$ 2,076,919

The accompanying notes are an integral part of these financial statements.

156        PROVINCE OF MANITOBA ANNUAL REPORT AND PUBLIC ACCOUNTS 2025

NORTHERN AFFAIRS FUND

NOTES TO THE FINANCIAL STATEMENTS

For the Year Ended March 31, 2020

1.	Purpose of the Organization

The purpose of the Northern Affairs Fund (the Fund) is to administer trust funds on behalf of the designated communities and administer the property tax system within the jurisdiction of the Department of Municipal and Northern Relations (as of the audit report date they report to the Department of Indigenous Reconciliation and Northern Relations) in compliance with The Northern Affairs Act.

a)	Specific Purpose Funds Account

Used to account for all monies advanced to the Minister of Indigenous and Northern Relations to provide financial services to community councils in northern areas of Manitoba.

b)	Taxation Fund Account

Levies property and business taxes based on real property assessments and remits the tax requirements to school divisions and The Public Schools Finance Board. Taxes collected for local purposes in the communities are remitted to the community councils when collected.

2.	Summary of Significant Accounting Policies

a)	Basis of Accounting

The financial statements of the Fund are prepared by management in accordance with Canadian Public Sector Accounting Standards established by the Public Sector Accounting Board (PSAB) of the Chartered Professional Accountants of Canada.

b)	Revenues and Expenses

I.

Revenue and expenses are recognized in the period in which the transaction or events occurred. Revenue and expenses are recorded on an accrual basis, except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impractical.

II.	Interest revenue earned on short-term deposits is recognized in the period in which the transaction occurred and recorded on an accrual basis.

III.

Tax revenues from property tax assessments, including interest & penalties on overdue payments, are recorded in the year earned and are recorded net of the education property tax credit advance. Transfers made through the tax system are recorded as an expense. Due to the timing differences between the entity’s fiscal year and the tax calendar year, receivables are accrued based on the tax assessments of the subsequent tax year.

c)	Government Transfers

Government transfers are recognized in the Fund’s financial statements as expenses or revenues in the period that the events giving rise to the transfer occurred as long as the transfer is authorized, eligibility criteria, if any, have been met by the recipient, and a reasonable estimate of the amount can be made.

INFORMATION PROVIDED UNDER STATUTORY REQUIREMENT        157

NORTHERN AFFAIRS FUND

NOTES TO THE FINANCIAL STATEMENTS

For the Year Ended March 31, 2020

d)	Construction in Progress

Construction in Progress represents purchased or constructed assets and is recorded at cost. When the asset is ready to be put into use for the community, the asset is authorized as completed and the project is closed. Subsequently the closed project/asset is transferred to the community by clearing through the Community Council Funds specific purpose account.

e)	Cash and Cash Equivalents

Cash and cash equivalents include cash and short-term deposits with maturities of three months or less from the deposit date and are held for meeting short-term commitments rather than for investing.

f)	Financial Instruments

Financial instruments are classified into one of the two measurement categories; (a) fair value; or (b) cost or amortized cost. Financial instruments including cash and cash equivalents, accounts receivable and other receivables – Province of Manitoba, accounts payable and loans payable – Province of Manitoba are recorded at cost.

Gains and losses on financial instruments measured at fair value are recorded in accumulated surplus as re-measurement gains and losses until recognized. Upon disposition of the financial instruments, the cumulative re-measurement gains and losses are reclassified to the Statement of Operations and Accumulated Deficit.

As at March 31, 2020, the Fund does not have any financial instruments measured at fair value. Gains and losses on financial instruments measured at cost or amortized cost are recognized in the Statement of Operations and Accumulated Deficit in the period the gain or loss occurs.

The Fund did not incur any re-measurement gains and losses during the year ended March 31, 2020.

g)	Allowance for Uncollectible Taxes and Grants in Lieu of Taxes

The allowance for uncollectible taxes and grants in lieu of taxes consist of tax cancellations relating to specific tax rolls and an estimate of uncollectible accounts based on the history of tax collections.

h)	Measurement Uncertainty

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and contingent liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from management’s best estimate as additional information becomes available in the future.

i)	Administrative Support

The Department of Indigenous and Northern Relations provides administrative services at no charge to the Fund. The cost of these services for the year ended March 31, 2020, is estimated to be $ $276,110.48 (2019 $254,239.23).

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NOTES TO THE FINANCIAL STATEMENTS

For the Year Ended March 31, 2020

j)	Budget

The statement of operations and accumulated surplus and the statement of change in net financial assets do not present budgeted financial results due to the nature of the Northern Affairs Fund, which administers the funds on behalf of designated communities. The Northern Affairs Fund is not an entity, but a fund account created under The Northern Affairs Act for the benefit of Northern Affairs communities. The fund does not prepare nor approve budget information to compare to the actual funding it received and the disbursement it paid for as this information is a requirement and presented in the individual Northern Affairs community’s audited financial statements.

3.	Cash and Cash Equivalents

	2020	2019

Cash – Specific Purpose Funds	$9,470,455	$8,675,459
Cash – Taxation Fund	100,200	100,200
Investments Payable to Communities	390,928	868,875
Cash Equivalents	3,899,971	3,853,194

	$13,861,554	$13,497,728

Cash equivalents are 90-day callable deposits with an interest rate in range of 1.60%-1.76% and within the Province of Manitoba trust account. Deposits are normally held to maturity, but if early withdrawal is required the interest rates are applicable up to date of withdrawal.

4.	Accounts Receivable

	2020	2019

Accounts receivable - Province of Manitoba (Specific purpose fund)	$1,074,773	$155,161
Accounts receivable - Taxation Fund (Note 5)	1,953,447	1,977,735
Taxation Fund Receivable	620	29,804

	$3,028,840	$2,162,700

5.	Accounts Receivable-Taxation Fund

	2020	2019

Taxes Receivable, End of year	$4,002,996	$3,837,237
Allowance for Doubtful Accounts	(2,091,296)	(1,909,023)
Total Net Taxes Receivable, End of Year	1,911,700	1,928,214
Other Receivables – Province of Manitoba	41,747	49,521

	$1,953,447	$1,977,735

6.	Accounts Payable

	2020	2019

Accounts Payable - Specific Purpose Funds
Accrued Liabilities	$1,056,674	$801,403
Interest Payable	-	816,322
Invested Community /Reserves Payable	390,928	868,875
Accounts Payable-Taxation Fund	$8,841	1,016

	$1,456,443	$2,487,616

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NOTES TO THE FINANCIAL STATEMENTS

For the Year Ended March 31, 2020

7.	Loans Payable

The government of Manitoba approved discontinuing the use of Loan Act borrowings for capital projects in Northern Affairs communities and increased its Capital Grants budget in operating expenditures as the funding source for these projects. The outstanding principal loan of $24.9M was paid off in fiscal year 2019/20.

Loans from the Province of Manitoba include the following:

	2020	2019

Loan Act Balance	-	$25,823,703

8.	Construction in Progress

	2020	2019

Balance, Beginning of Year	$627,275	$3,868,888
New Construction Costs	690,714	489,525
Closed Projects	(576,605)	(3,731,138)

Balance, End of Year	$741,384	$627,275

9.	Northern Affairs Fund – Specific Purpose Funds

The Northern Affairs Fund administers the following Specific Purpose Funds:

Indigenous and Northern Affairs Communities:

Community Council Funds – The Department of Municipal Relations provides funding to support communities in the Indigenous and Northern Affairs jurisdiction for the operation, maintenance, and construction of their municipal infrastructure.

Community Capital Support – The Department of Municipal Relations provides funding to satisfy principal and interest due on loans payable to the Province of Manitoba (community capital funding source). For fiscal year 2019/20 the use of Loan Act borrowings for capital projects in Northern Affairs communities was discontinued and the remaining $24.9M principal loan was paid off by the province.

Cottage Administration Fees:

Cottage Administration Fees – A portion of funds from the cottagers’ levy are set aside within the specific purpose fund to provide administrative support to cottage areas.

Indigenous and Northern Affairs:

Departmental Revenue/Transfer Payments – Revenue received from a variety of sources by the Department of Indigenous Reconciliation and Northern Relations is transferred to the consolidated fund of the Province of Manitoba.

RBC Payment Distribution – The Department of Municipal Relations covers the costs for electronic bank transfer services for payroll cheques for communities and programs where funds are administered in trust.

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NOTES TO THE FINANCIAL STATEMENTS

For the Year Ended March 31, 2020

Fire Training – The Department of Municipal Relations provides funding for community fire training requirements identified as a result of the Fire Program Review.

Sturgeon Landing Road – The Department of Municipal Relations provides funding to maintain the Sturgeon Landing Road and recovers 50% of the costs from the Saskatchewan Provincial Government.

Community Ergonomics – The Department of Municipal Relations funding as per Workplace Safety and Health Regulation 217/2006 to assist community councils with developing a Community Ergonomic Plan (CEP).

Northern Ministers Development Forum – The Department of Municipal Relations and other provincial governments provide funding for a special project on Maximizing the Economic and Social Impacts from Major Projects in the North.

Workplace Safety and Health Training – The Department of Municipal Relations provides funding for community workplace safety and health program training requirements.

Community Clerk Workshop – The Department of Municipal Relations provides funding to support training and development of the Community Administrative Officers and support staff.

Water Operator Certification – The Department of Municipal Relations provides funding for community water/wastewater plant operator certification.

Water Treatment Plant Assessments – The Department of Municipal Relations provides funding of engineering assessments on all water treatment plants within Indigenous and Northern Affairs jurisdiction to meet legislated requirements.

Surveys – The Department of Municipal Relations provides funding to conduct land surveys within the communities.

Resource Management Boards – The Department of Municipal Relations provides funding to resource management boards for land use planning activities.

Resource Management Boards Wildlife Projects – The Department of Municipal Relations provides funding for wildlife projects under the resource management boards for polar bear and caribou activities.

Hollow Water Waste Disposal Site – Communities in the Indigenous and Northern Affairs jurisdiction provide funding for the operations and maintenance for a regional waste disposal site for Hollow Water, Manigotagan, Bissett, Aghaming and Seymourville.

911 Emergency Services – The Department of Municipal Relations provides support to implement the 911 emergency response systems in Indigenous and Northern Affairs Communities.

Bluff Road – The Department of Aboriginal and Northern Affairs provides funding to maintain the Bluff Road.

Municipal Relations:

General Assistance Grant – The Department of Finance provides funding through the distribution of tax revenue on a per capita basis (based on the most recent census) to support municipal services.

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NOTES TO THE FINANCIAL STATEMENTS

For the Year Ended March 31, 2020

Municipal Programs Grant – The Department of Municipal Relations provides unconditional funding to support municipal services.

Department of Families:

Building Independence Program – The Department of Families provides funding to support a program directed at providing work experience for recipients of social assistance living in Indigenous and Northern Affairs communities.

Federal Government:

Federal Gas Tax – Funds provided through the Department of Municipal Relations to support community infrastructure projects within the jurisdiction of Indigenous and Northern Affairs.

Cottage Subdivision Funds:

Northern Affairs Levy – Funds levied to provide municipal services to unassessed cottage properties within the Indigenous and Northern Affairs jurisdiction.

Manitoba Hydro:

MB Hydro Historic Resources Trust – Manitoba Hydro provides funding to the Historic Resources Branch of Manitoba Sport, Culture and Heritage for the three archaeological agreements - Churchill River Diversion Sipiwesk Lake and ‘Systems Wide’ to establish heritage resource impact assessment (HRIA) processes under the Heritage Resources Act.

SWAP 2006 – Manitoba Hydro provides funding to support the system-wide archaeological project.

Specific Purpose – Various:

Nelson House Claims Account – Manitoba Hydro and the Department of Municipal Relations provide funding for the Nelson House Community Settlement Agreement.

Sturgeon Management Program – Manitoba Hydro and the Department of Municipal Relations provide funding for the operation of the Sturgeon Management Board.

Northern Healthy Foods Initiative – The Department of Municipal Relations in partnership in MAFRI and Healthy Living and Healthy Child Manitoba provide funding to assist northern communities with their food self-sufficiency projects.

Treaty Land Entitlement – The Federal Government provides funding for photogrammetric land surveys to support and expedite the Treaty Land Entitlement process.

OPCN/CUFMA – The Department of Municipal Relations had completed a multi-year Capital Upgrading Funding Management Agreement (CUFMA) to support the conversion of South Indian Lake to a federal reserve for the O-Pipon-Na-Piwin Cree Nation (OPCN) in 2013/14 and continued to provide funding to support the implementation of the reserve conversion.

MMF Historical Research/Tripartite – The Department of Municipal Relations has an agreement with the Government of Canada and the Manitoba Metis Federation to provide funding for this historical research

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NOTES TO THE FINANCIAL STATEMENTS

For the Year Ended March 31, 2020

project, an initiative under the Manitoba Metis Policy.

Consultation Unit – The Department of Municipal Relations provides funding to assist with the Crown-Indigenous consultation process.

Property Tax Enhancement – The Taxation Fund Account transfers any cash in excess of $100,100 as at March 31, 2020 as a contribution to remote communities. In addition, other governmental departments and organizations provide funding to enhance community programs.

10.	Inter-fund Transfers

A maximum cash balance of $100,100 is retained in the Taxation Fund Account as at March 31 of each year to cover current needs. Cash in excess of $100,100 is transferred from the Taxation Fund Account to the Specific Purpose Funds Account as a contribution to costs incurred by the fund in providing services in remote areas which do not have a local government to provide these services. The amount of excess at March 31, 2020 was $89,329 (2019 $124,228). The transfer of $89,329 from the Taxation Fund Account to the Specific Purpose Funds Account is excluded from accounts receivable & accounts payable on the Statement of Financial Position and revenue & expenses on the Statement of Operations and Accumulated Deficit.

11.	Community Council Funds Revenue

Community Council Fund Revenue includes the following:

	2020	2019

Province of Manitoba, Department of Municipal Relations	$39,398,523	$12,737,402
Locally generated revenue	1,350	-
Municipal tax collections transferred from Taxation Fund Account	561,904	377,730
Department of Agriculture, Food and Rural Initiatives, hay and grazing rental transferred from taxation Fund Account	34,785	29,707
	$39,996,562	$13,144,839

12.	Public Sector Compensation Disclosure Act

In accordance to the Public Sector Compensation Disclosure Act the Northern Affairs Fund shall disclose to the public an amount of compensation it pays or provides in the fiscal year to any member of council, officer or employee of the communities if the amount paid is $75,000 or more annually. For the year ended March 31, 2020:

a)	There were no members of the council, officers, or employees of the communities receiving compensation of $75,000 or more individually.

b)	The aggregate compensation paid to all Trust communities contact persons was $12,075 in 2020 and $11,615 in 2019 as follow:

Community	2020	2019

Aghaming	1,380	1,265
Baden	1,495	1,610
Granville Lake	-	-
Herb Lake Landing	1,380	690

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NOTES TO THE FINANCIAL STATEMENTS

For the Year Ended March 31, 2020

Loon Straits	1,265	1,265
Powell	1,380	1,380
Princess Harbour	1,380	1,265
Red Deer Lake	1,380	1,495
Red Sucker Lake	1,035	1,265
Salt Point	1,380	1,380
Total	$12,075	$11,615

13.	Related Party Transactions

The Minister of Indigenous Reconciliation and Northern Relations has control of the Northern Affairs Fund. Key management personnel and their close family members are related parties. They are identified as the Minister and Deputy Minister of Indigenous Reconciliation and Northern Relations, and their spouses, and any controlled business.

Related party transactions are recorded at the exchange amount. Material transactions, in aggregate, or balances are disclosed separately. Indigenous Reconciliation and Northern Relations administrative provides services to the Northern Affairs Fund at no charge. The cost of these services includes a portion of the salaries and benefits of departmental staff and other expenses. Management has not estimated the cost of these services and these unallocated costs are not recognized in the financial statements.

14.	Contractual Obligations

As part of operations, Indigenous Reconciliation and Northern Relations entered into agreements with Manitoba Sustainable Development (now Conservation and Climate) on October 25, 2016, to allow Indigenous Reconciliation and Northern Relations to access the Cuprus sewage lagoon for the disposal of wastewater and sewage generated from cottagers located in the Bakers Narrow area within Indigenous Reconciliation and Northern Relations’ jurisdiction. The agreement expires on October 31, 2026. Pursuant to the agreement, Indigenous Reconciliation and Northern Relations must pay a total of $414,373 to Manitoba Conservation and Climate. Payments are made on monthly basis from the Northern Affairs Fund as customers pay their share of the fee. The full balance is due by October 31, 2026.

15.	Financial Risk Management

The Northern Affairs Fund has exposure to the following risks from its use of financial instruments: liquidity risk, interest rate risk, credit risk and currency risk.

Liquidity risk

Liquidity risk arises from the possibility of the Northern Affairs Fund having insufficient financial resources to meet its financial obligations when they come due.

The Northern Affairs Fund mitigates this risk through cash management. The Northern Affairs Fund continuously monitors and reviews both actual and forecasted cash flows through periodic financial reporting. Accounts payable are typically paid.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The interest rate exposure relates to cash and cash equivalents

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NOTES TO THE FINANCIAL STATEMENTS

For the Year Ended March 31, 2020

and loans payable – Province of Manitoba.

The interest rate risk on cash and cash equivalents is considered low due to their short-term nature.

Credit risk

Credit risk is the risk that one party to a financial instrument fails to discharge an obligation and causes financial loss to the counter-party. The financial instruments that potentially subject the Northern Affairs Fund to credit risk consist principally of cash and cash equivalents, accounts receivable – Province of Manitoba, and accounts receivable – Taxation Fund.

The maximum exposure of Northern Affairs Fund to credit risk at March 31st is:

	2020	2019

Cash and Cash equivalent (Note 3)	$13,861,554	$13,497,728
Account Receivable - Province of Manitoba (Specific Purpose Fund) (Note 4)	1,074,773	155,161
Accounts receivable - Taxation Fund (Note 5)	1,953,447	1,977,735
Other Receivables - Province of Manitoba (Note 5)	41,747	49,521
	$16,931,521	$15,680,145

Cash in bank: The Northern Affairs Fund is not exposed to significant risk as the cash in the bank is held with a large Canadian financial institution.

Cash equivalents: The Northern Affairs Fund is not exposed to significant risks as the deposits are held within the Province of Manitoba’s Trust account.

Accounts Receivable and Other Receivables – Province of Manitoba: The Northern Affairs Fund is not exposed to significant risk as the receivable is from the Province of Manitoba.

Currency risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign currency rates. The Northern Affairs Fund is not exposed to significant foreign currency risk as it does not have any financial instruments denominated in foreign currency.

16.	Deferred Revenue

The unused Loan Act fund $1,624,686 due to delay in project progress was set up as deferred revenue (GL 2035) in Trust.

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GLOSSARY OF KEY TERMS

Asset retirement obligations: Asset retirement obligations are legal obligations associated with the retirement of a tangible capital asset. Asset retirement activities include all activities relating to an asset retirement obligation. These may include, but are not limited to:

•	Decommissioning or dismantling a tangible capital asset that was acquired, constructed or developed;

•	Remediation (cleanup) of contamination of a tangible capital asset created by its normal use;

•	Post-retirement activities such as monitoring; and

•	Constructing other tangible capital assets to perform post-retirement activities.

Public Debt: Securities issued in the name of the province to capital markets investors. Securities include debentures, treasury bills, promissory notes, medium-term notes and Manitoba Savings Bonds.

Carrying Value: A measure of value for the assets presented on the Statement of Financial Position. The carrying value represents the asset value in cost, amortized cost, a mix of cost and fair value, net book value or net present value.

Cash equivalents: Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and that are subject to insignificant risk of changes in value. Cash equivalents are held for the purpose of meeting short-term cash commitments rather than for investing or other purposes.

Debt servicing cost: Interest and other expenses associated with provincial borrowings.

Derivative contract: Financial contracts, the value of which is derived from the value of underlying assets, indices, interest rates, or currency rates. They usually give rise to a financial asset of one party and a financial liability or equity instrument of another party, require no initial net investment and are settled at a future date. A derivative contract has the following three characteristics:

•

Its value changes in response to the change in a specified interest rate, financial instrument price, commodity price, foreign exchange rate, index of prices or rates, or credit rating or other variable;

•

It requires no initial net investment or the initial investment is smaller than would be required for other types of contracts that would be expected to have a smaller response to changes in market factors; and

•	It is settled in the future.

Financial assets: Assets of the province such as cash, investments, loans and accounts receivable that could be readily converted to cash in order to pay the province’s liabilities or finance its future operations.

Generally Accepted Accounting Principles (GAAP): Standard accounting practices and reporting guidelines as prescribed by the Chartered Professional Accountants of Canada.

Government Business Enterprises (GBEs): A government organization with the financial and operating authority to carry on a business, which sells goods or services to individuals and organizations outside the GRE and can maintain its business on those revenues.

Government Business Partnership (GBP): A government partnership with the financial and operating authority to carry on a business, which sells goods or services to individuals and organizations outside the GRE and can maintain its business on those revenues; governments include its proportionate share of the partnership only in the consolidated summary financial statements.

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Government component: An integral part of government, such as a department or fund, that is not a separate entity with the power to contract in its own name and that can sue and be sued.

Government organization: Any organization controlled by a government that is a separate entity with the power to contract in its own name and that can sue and be sued (e.g., public sector organizations such as regional health authorities, school divisions, universities and colleges). See also ORE.

Government partnership: A contractual arrangement between the government and other partners to cooperate toward clearly-defined common goals, make a financial investment in the partnership, have shared control of the decision on an ongoing basis, and share, on an equitable basis, the risks and benefits of the partnership.

Government Reporting Entity (GRE): Includes government departments, organizations, business entities and partnerships; and other reporting entities.

Gross Domestic Product (GDP): Represents the total market value of all goods and services produced in the Manitoba economy.

Guarantees: Province’s guarantee to honour the repayment of debt or loans of an organization, primarily GBEs (e.g., Manitoba Hydro Savings Bonds).

Financial instruments: They are any contracts that give rise to financial assets of one entity and financial liabilities or equity instruments of another entity.

Ministry: A grouping of government components, organizations and partnerships within a specific area of public administration that is presided over by a minister, not including GBEs and GBPs.

Net debt to GDP ratio: Ratio of government net debt relative to the total market value of all goods and services produced in the Manitoba economy. Net debt represents the total liabilities of the government minus its financial assets – a factor widely used by credit rating agencies and other analysts to evaluate the financial situation and trends of jurisdictions regarding their relative creditworthiness.

Non-financial assets: Includes physical items such as tangible capital assets (e.g., buildings and roads) and consumable goods (e.g., inventories not normally converted to cash).

Other Comprehensive Income (OCI): An accounting recognition of unrealized gains and losses in fair market value of financial instruments (e.g., investments held as available for sale or trading or debt held in a foreign currency). Currently, OCI accounting standards apply only to GBEs. It is measured as the change in “mark-to-market” valuations, interest rates, or foreign exchange rates at year end (e.g., a one-day snapshot of the change in value when compared to the same day in the previous year).

Other Reporting Entities (OREs): Entities in the GRE (e.g., government organizations, government business entities, and government partnerships), including public sector organizations such as regional health authorities, school divisions, universities and colleges that are directly or indirectly controlled by the government, as prescribed by the Public Sector Accounting Board – excludes government departments; see also Government Organization.

Pension liability: Outstanding actuarially-calculated pension liability of the government and participating government organizations; includes amounts funded through the voted appropriations of government departments, as well as the actuarially-determined increases in the pension liability.

Public Sector Accounting Standards (PSAS): Authoritative standards for financial accounting and reporting developed through an organized standard-setting process, and issued by a recognized standard-setting body, that specify how transactions and other events are to be recognized, measured, presented and disclosed in a public sector entity’s financial statements. These standards are established to meet the needs of users of financial statements by providing the information needed for accountability and decision making. The standards are derived from the CPA Canada Public Sector Accounting (PSA) Handbook, which are accounting standards that apply to all public sector entities (e.g., governments, government organizations and certain government partnerships)

GLOSSARY OF KEY TERMS        167

that issue general purpose financial statements, unless specifically directed or permitted to use alternative standards by the Public Sector Accounting Board.

Remeasurement gains and losses: Revenues and expenses recognized in the Consolidated Statement of Remeasurement Gains and Losses arising when prior to an item’s settlement, an exchange gain or loss is recognized; and when financial instruments in the fair value category are remeasured.

Summary net debt: Represents the total liabilities of the GRE minus its financial assets; reflects the residual amount that will have to be paid or financed by future revenue.

Tangible Capital Assets (TCAs): Assets with a useful life extending beyond one year which are acquired, constructed or developed and held for use, not for resale.

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